UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

 GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

Commission file number: 000-12536

China Recycling Energy Corporation

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

90-0093373

(I.R.S. Employer Identification No.)

12/F, Tower A
Chang An International Building
No. 88 Nan Guan Zheng Jie
Xi An City, Shan Xi Province
China 710068

(Address of principal executive offices)

710068

(Zip Code)

Registrant’s telephone number, including area code: (011) (86-29) 8765-1097

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common stock, par value $0.001 per share	NASDAQ Global Market

Securities registered pursuant to Section 12(g) of the Act:

NONE

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CHINA RECYCLING ENERGY CORPORATION

FORM 10

When we use the terms ”we,” ”us,” ”our” and “the Company,” we mean China Recycling Energy Corporation., a Nevada corporation, and its wholly-owned subsidiary, Sifang Holdings Co., Ltd., and Sifang Holdings Co., Ltd.’s wholly-owned subsidiary, Shanghai TCH Energy Technology Co., Ltd. and Shanghai TCH Energy Technology Co., Ltd’s wholly-owned subsidiary, Xi’an TCH Energy Technology Co., Ltd. Prior to March 8, 2007, China Recycling Energy Corporation’s name was China Digital Wireless, Inc.

ITEM 1. BUSINESS

General

We currently engage in the recycling energy business, providing energy savings and recycling products and services.

Overview

Business History.

We originally began operations as a Colorado corporation known as Boulder Brewing Company, or Boulder Brewing. We were incorporated in Colorado on May 8, 1980 and operated as a microbrewery of various beers. Boulder Brewing was unable to become profitable within any segment of its core business, became illiquid, and was forced to divest itself of all of its assets. Boulder Brewing became dormant without any operations or assets in the second quarter of 1990.

In September 2001, Boulder Brewing changed its state of incorporation from Colorado to Nevada and changed its name to Boulder Acquisitions, Inc., or Boulder Acquisitions. From the date of reincorporation until June 23, 2004, Boulder Acquisitions had no material operations or assets.

On June 23, 2004, we completed a stock exchange transaction with the shareholders of Sifang Holdings Co., Ltd. (“Sifang Holdings”). The exchange was consummated under Nevada and Cayman Islands law pursuant to the terms of a Securities Exchange Agreement dated as of June 23, 2004 by and among Boulder Acquisitions, Sifang Holdings and the shareholders of Sifang Holdings. Pursuant to the Securities Exchange Agreement, we issued 13,782,636 shares of our common stock to the shareholders of Sifang Holdings, representing approximately 89.7% of our post-exchange issued and outstanding common stock, in exchange for 100% of the outstanding capital stock of Sifang Holdings. We presently carry on the business of Sifang Holdings’ wholly-owned subsidiary,  Shanghai TCH Energy Technology Co., Ltd. or Shanghai TCH, a corporation organized under the laws of the People’s Republic of China (“PRC” or “China”).

Effective August 6, 2004, we changed  our name from Boulder Acquisitions, Inc. to China Digital Wireless, Inc.

From August 2004 to December 2006, we primarily engaged in the business of pager and mobile phone distribution and provided value added information services to the customers in the PRC.  We gradually phased out and substantially scaled down most of the business of mobile phone distribution and provision of pager and mobile phone value-added information services, and on May 10, 2007, the Company approved and announced that it completely ceased and discontinued these businesses.

In December 2006, we began to engage in business activities in the energy saving and recycling industry, including purchasing certain equipment, devices, hardware and software for the construction and installation of top gas recovery turbine systems (“TRT”) and other renewable energy products. TRT is an electricity generating system that utilizes the exhaust pressure and heat produced in the blast furnace of steel mills to generate electricity. It has commercial value for the steel mills by using waste heat and steam to produce electricity for the operation of the mills.

On March 8, 2007, we changed our name from China Digital Wireless, Inc. to China Recycling Energy Corporation.

On April 8, 2007, our Board of Directors approved and made effective a TRT Project Joint-Operation Agreement (“Joint-Operation Agreement”) which was conditionally entered on February 1, 2007 between Shanghai TCH and Xi’an Yingfeng Science and Technology Co., Ltd.(“Yingfeng”). Yingfeng is a Chinese company that is located in Xi’an, Shaanxi Province, China, which is engaged in the business of designing, selling, installing, and operating TRT systems and other renewable energy products.

Under the Joint-Operation Agreement, Shanghai TCH and Yingfeng jointly pursued a top gas recovery turbine project (“Project”) to design, construct, install and operate a TRT system in Xingtai Iron and Steel Company, Ltd. (“Xingtai”). This project was originally initiated by a Contract to Design and Construct TRT System (“Project Contract”) entered by Yingfeng and Xingtai on September 26, 2006. Due to Yingfeng’s lack of capital in pursuing this Project alone, Yingfeng sought Shanghai TCH’s cooperation. After intensive and substantial inquiry and assessment, Shanghai TCH agreed to pursue this project with Yingfeng as a joint venture. Under the terms of the Joint-Operation Agreement, Shanghai TCH provided various forms of investments and properties into the Project including cash, hardware, software, equipments, major components and devices. In return, Shanghai TCH obtained all the rights, titles, benefits and interests that Yingfeng originally had under the Project Contract, including but not limited to the cash payment made by Xingtai on regular basis and other property rights and interests.

On October 31, 2007, Shanghai TCH entered an asset-transfer agreement with Yingfeng to transfer from Yingfeng to Shanghai TCH all electricity-generating related assets owned by Yingfeng. As the result, the contractual relationships between Shanghai TCH and Yingfeng under the TRT Project Joint-Operation Agreement entered on April 8, 2007 were terminated.

In November 2007, TCH signed a cooperative agreement with Shengwei Group for a Cement Waste Heat Power Generator Project (“CHPG”). TCH will build two sets of 12MW pure low temperature cement waste heat power generator systems for Shengwai’s two 2,500-tons-per-day cement manufacturing lines in Jin Yang and a 5,000-tons-per-day cement manufacturing line in Tong Chuan.  Total investment will be approximately $12,593,000 (RMB 93,000,000).  At the end of 2008, construction of the CHPG in Tong Chuan was completed at a total cost of approximately $6,191,000 (RMB 43,000,000) and put into operation.  Under the original agreement, the ownership of the power generator system would belong to Tong Chuan from the date the system is put into service.  TCH is responsible for the daily maintenance and repair of the system, and charges Tong Chuan a monthly electricity fee based on the actual power generated by the system at 0.4116 RMB per KWH for an operating period of five years with the assurance from Tong Chuan of a properly functioning 5,000-tons-per-day cement manufacturing line and not less than 7,440 heat hours per year for the electricity generator system.  Shengwei Group collateralized the cement manufacturing line in Tong Chuan to guarantee its obligations to provide the minimum electricity income from the power generator system under the agreement during the operating period. At the end of the five year operating period, TCH will have no further obligations under the cooperative agreement.  On May 20, 2009, TCH entered into a supplementary agreement with Shengwei Group to amend the timing for title transfer until the end of the leasing term.

  On June 29, 2009, construction of the CHPG in Jin Yang was completed at a total cost of approximately $7,318,000 (RMB 50,000,000) and put into operation.  TCH will charge Jin Yang a technical service fee of $336,600 (RMB 2,300,000) monthly for sixty months.  Jin Yang has the right to purchase the ownership of the CHPG systems for $29,000 (RMB 200,000) at the end of lease term. Jin Yang is required to provide assurance of properly functioning 5,000-tons-per-day cement manufacturing lines and not less than 7,440 heat hours per year for the CHPG.  Shengwei Group collateralized the cement manufacturing lines in Jin Yang to guarantee its obligations to provide the minimum electricity income from the power generator system under the agreement during the operating period.  Effective July 1, 2009, TCH outsourced the operation and maintenance of the CHPG systems in Tong Chuan and JinYang to a third party for total of $732,000 (RMB 5,000,000) per year.

On April 14, 2009, the Company incorporated a joint venture (“JV”) with Erdos Metallurgy Co., Ltd.  (“Erdos”) for recycling waste heat from Erdos 's metal refining plants to generate power and steam, which will then be sold back to Erdos.  The name of the JV is Inner Mongolia Erdos TCH Energy Saving Development Co., Ltd (“Erdos TCH”) with a term of 20 years, and the registered capital of the JV is $2,635,000 (RMB 18,000,000).  On September 30, 2009, Xi’an TCH injected additional capital of $4.03 million (RMB 27,500,000). Total investment for the project is estimated at approximately $74 million (RMB 500 million) with an initial investment of $8,773,000 (RMB 60,000,000).   Erdos contributed 10% of the total investment of the project, and Xi'an TCH contributed 90% of the total investment. Xi'an TCH and Erdos will receive 80% and 20% of the profit allocation from the JV, respectively, until Xi'an TCH has received a complete return on its investment.  Xi'an TCH and Erdos will then receive 60% and 40% of the profit allocation from the JV, respectively. When the term of the JV expires, Xi'an TCH will transfer its equity in the JV to Erdos at no additional cost.  By the end of 2009, the first power station unit was completed.

During 2008, the Company also leased two energy recycling power generation equipment systems under one-year, non-cancellable leases with the rents paid in full, which the Company was able to sublease for higher rental income under one-year, non-cancellable leases. The Company did not renew its lease when it expired in April 2009, and as a result, the sublessee was unable to renew its lease with the Company.

  On September 30, 2009, Xi’an TCH delivered to Shenmu County Juijiang Trading Co., Ltd. (“Shenmu”) a set of 18 megawatt capacity Waste Gas Power Generation (“WGPG”) power generating systems pursuant to a Cooperative Contract on Coke-oven Gas Power Generation Project (including its Supplementary Agreement) and a Gas Supply Contract for Coke-oven Gas Power Generation Project.  The contracts are for 10 years and provide that Xi’an TCH will recycle coke furnace gas from the coke-oven plant of Shenmu to generate power, which will then be supplied back to Shenmu.  Shenmu agrees to supply Xi’an TCH the coke-oven gas free of charge.  Under the contracts, Shenmu will pay to the Company “energy-saving service fees” of approximately $473,000 per month for the life of the contracts, as well as such additional amount as may result from the supply of power to Shenmu in excess of 10.80 million kilowatt hours per month at the rate of 0.30 yuan (approximately $0.04) per kilowatt hour.  The Company is responsible for operating the systems and will do so through an unrelated third party at a cost of approximately $438,000 per year. Shenmu guarantees that monthly gas supply will not be lower than 21.6 million standard cubic meters, delivered monthly. If gas supply is lower than that, Shenmu agrees to pay Xi’an TCH an energy-saving service fee, of up to 10.80 million kilowatt-hours a month, the amount of which would result in “energy-saving service fees” of approximately $473,000 per month. Xi’an TCH maintains the ownership of the project throughout the term of the contracts, including the already completed investment, design, equipment, construction and installation as well as the operation and maintenance of the project.  Xi’an TCH agrees to pay to Shenmu 50,000 yuan (about $7,300) a year to use the land for the power station.   At the end of the 10-year term, ownership of the systems transfers to Shenmu at no additional charge.  Shenmu agrees to provide a lien on its production line to guarantee its performance under the contracts.  Three individuals provide an unlimited joint liability guarantee to Xi’an TCH for Shenmu’s performance under the Contracts and the Yulin Huiyuan Group provides a guarantee to Xi’an TCH for Shenmu’s performance under the contracts.

Starting in November 2008, the Chinese government announced a series of economic stimulus plans aimed at bolstering its weakening economy – a sweeping move to help fight the effects of the global slowdown. In the announcements, China estimated it would spend $586 billion over the next two years – roughly seven percent of its gross domestic product each year – to construct new railways, subways and airports and to rebuild communities devastated by an earthquake in the southwest China in May 2008. The economic stimulus package is the largest effort ever undertaken by the Chinese government. The government said that the stimulus would cover ten areas, including low-income housing, electricity, water, rural infrastructure and projects aiming at environmental protection and technological innovation.

Our current business is primarily conducted through our wholly-owned subsidiary, Sifang Holdings and its wholly-owned subsidiaries, Shanghai TCH and Shanghai TCH’s wholly-subsidiaries, Xi’an TCH Energy Technology Company, Ltd (“Xi’an TCH”), Xingtai Huaxin Energy Tech Co., Ltd. (“Huaxin”), Xi’an TCH’s 90% owned subsidiary Erdos TCH, and Sifang Holding’s subsidiary, Huahong New Energy Technology Co., Ltd. (“Huahong”).  Shanghai TCH was established as a foreign investment enterprise in Shanghai under the laws of the PRC on May 25, 2004, with registered capital of $7.2 million.  Xi’an TCH was established as a foreign investment enterprise in Xi’an, Shannxi Province under the laws of the PRC on December 14, 2007. Huaxin was incorporated in Xingtai, PRC in November, 2007.  Erdos TCH was incorporated in April 2009.  Huahong was registered in 2009.

Market

A.	Description of the TRT (Blast Furnace Top-Gas Recovery Turbine Unit) Market

Energy is a major strategic issue affecting the development of the Chinese economy. The Chinese government has committed to adjusting the economic structure and changing the mode of economic growth in order to encourage the use of more advanced and more environment-friendly technologies. Also, the Chinese government has been promoting the development of a recycling economy and the circulated use of resources by encouraging enterprises to engage in the energy-recycling industry. Various government issued documents indicate the government’s plan to promote the use of energy saving and recycling equipment and systems.

The 2007 Report of China’s Iron & Steel Association   predicted that 200 TRT systems or plants will be installed in China from 2008 to 2010. The total amount of investment is expected to reach RMB 5 billion (averaging RMB 2.5 million each year), with an electricity-generation up to 11.2 billion KWH per year.

TRT projects are one of our core businesses and we have an excellent team specialized in development, installation, production and operation of TRT systems and equipment. Also, we have rich marketing experience in this field and have become a leader in TRT market.

We invested and built 3 TRT projects in 2007 (one for Shanxi Changzhi Steel Group, and two for Hebei Xingtai Steel Group). In addition, we have one project currently under construction and scheduled to be built up in 2010 for Zhonggang Binhai.

B.	Description of CHPG (Cement Low Temperature Heat Power Generation) Market

Cement waste heat power generation, or CHPG, is power generation by recovering cement residual heat without additional fuel, to be built on NSP (New Suspension Pre-heater Dry Process) cement clinker production lines.

1.	State of the market:

The cement industry experienced substantial growth in China during past years according to a February 2009 article of China’s Securities News . China’s total investment in the cement industry reached RMB 105 billion ($15 billion) in 2008, a 60% increase from 2007.  Of the RMB 105 billion ($15 billion) investment, 65 percent was spent on building up NSP cement clinker production lines, a 10% increase from 2007. It is estimated that the percentage of NSP production lines of the total will rise to 70% by the end of 2009. There are three main reasons for such strong demand of CHPG systems.

First, during the period of the Chinese government’s 10th Five-Year Plan, the output of NSP production lines reached 40% of the total cement output. The 11th Five-Year plan has continued to promote the NSP production line as a primary goal for the cement industry. This government promotion provides a good foundation for CHPG.

Second, with the development of China’s national economy, demand on electricity and coal has been increasing, and the price for such materials has been rising. This exerts a negative effect on cement enterprises. As the price of power and coal reached the majority of the production cost and substantially exceeded the cost of raw materials, companies are motivated to utilize CHPG in order to reduce production cost.

Third, at the end of the 10th Five-Year Plan and the start of the 11th Five-Year Plan, the Chinese government called for an energy saving campaign and issued a Medium and Long-Term Plan on Special Energy-Saving which indicated that CHPG should be widely used, and specified that 30 CHPG systems be established annually on cement producing lines with an output of 2000 tons daily. The 11th Five-Year Plan provides policy support for development of CHPG.

2.	Market prospects

The rapid development of CHPG creates a good opportunity for the development, marketing and sales of cement residual heat boilers. In 2006, eight Chinese state ministries jointly issued Views on Adjustment of Structure of Cement Industry that pointed out that by the year 2010, the percentage of the NSP production lines equipped with CHPG should reach 40% and the total output of cement will reach between 1.4 billion-1.5 billion tons up from 1.24 billion tons in 2006. According to regulations on Chinese saving-energy industry, in the future, the NSP production will gradually replace shaft kiln cement.  The 2007 Report of China’s Cement Association   estimated that there will be a demand for more than 400 CHPG systems beyond 2010.

We invested and have built two CHPG systems.  One (Tongchuan) was completed at the end of 2008 and the other (Jinyang) was completed at the end of June 2009.

C.	Description of WGPG (Waste Gas Power Generation)

During the process of industrial production, some by-products, such as blast furnace gas, coke furnace gas, oil gas, and others are created with certain high intensive thermal energy. The waste gas can be collected and used as a fuel by gas turbine system to generate power energy.

Gas turbines are a set of hi-tech equipment and devices that is very crucial to the energy development strategy of China. Gas turbine, which uses flammable gas as fuel and combines with recycling power generating technology, has many merits.  These include high efficiency power generation, low investment, short construction periods, small land usage, water savings, environment protection and more.  The market prospect of the gas turbine industry is largely promising.  A Bohai security analysis report in 2008 indicated that “during Tenth Five-year Plan Period, the total volume of Chinese gas power generating was almost 10 million KW and it will reach to 20 million KW by 2010, and 60 million KW by 2020.  The total investment amount will be USD 27 billion.” The natural gas power plants being or to be built, representing about 6% of the total equipment capability of China, most of which are newly constructed projects, provide huge market potential for gas turbine.

Through years of research, development and experimental applications, this gas-to-energy system has started to be applied into some high energy intensive industrial plants, such as in the course of the iron-smelting in metallurgy plants.  Metallurgical enterprises, as the biggest industrial energy user in China, consume 13%-15% of national electricity.  Electricity consumed by the iron-smelting industry accounts for 40% of that consumed by metallurgical enterprises.  If all top furnaces in the iron-smelting industry are equipped with gas recovery systems, electricity consumption may be decreased by 30-45%.  Furthermore, environmental pollution will be efficiently reduced while energy efficiency is improved in those heavy industries.

We invested and built up one WGPG facility for a coking plant (Shenmu) during the third quarter of 2009.  We are currently working with Erdos Metallurgy to build up a cluster of WGPG systems.  At the end of 2009, a first power generation unit was completed and another unit is currently under construction..

D.	Suppliers

1.           Through its business subsidiaries in China, the company believes it maintains good relationships with TRT, CHPG and WGPG equipment suppliers, and these relationships help provide cost-effective equipment purchasing for its intended projects and ensure the timely completion of these projects.

2.           The Company has established business relationships with its suppliers, including Hangzhou Boiler Plant, Beijing Zhongdian Electric Machinery, Chengdu Engine Group, Shanghai Electric Group, China Aviation Gas Turbine Co. Ltd and Xuji Electric.  Therefore, we believe that we now have strong support in equipment supply and installation, and in research and development of technologies.

E.	Main Customers

Our customers are mainly large-size domestic enterprises involving high energy-consuming businesses producing iron and steel, cement, coking, and metallurgy.  As stated below, due to the continued expansion of the Chinese markets and administrative support for energy-recycling by the Chinese government, our market to provide TRT, CHPG and WGPG projects continues to expand.

F.	Demand for Recycled Energy

The following table is the funds invested, or expected to be invested, in environmental protection industry by the Chinese government (in billion RMB).

	Eighth Five- Year Plan (1991-1995)	Ninth Five- Year Plan (1996-2000)	Tenth Five- Year Plan (2001-2005)	Eleventh Five- Year Plan (2006-2010)
Total Investment Amount (in billion RMB)	131	450	750	1,350 (proj.)
Percentage of PRC’s GDP	0.73%	1.3%	1.5%	1.5%

Source: 11th Five-Year Plan of the China National Environmental Protection Plans.

Currently, recycled energy accounts for less than 1% of China’s total energy consumption. As a result, due to environmental protection pressure and improvement of infrastructure in western China, recycled energy, as a special and stable energy resource, can be expected to grow in China.

G.	Intellectual Property Rights

The company has applied for a service mark “TCH” in China, which will be used in all of our business operations.

H.	Research and Development

In 2009, 2008 and 2007, we invested about $198,000, $120,000 and $100,000, respectively, in research and development.

I.	Government and Environmental Management System

We own all licenses that the Chinese governments require for all aspect of our operations.

J.	Competition

The Company faces limited domestic competition. Currently, most TRT, CHPG and WGPG systems are purchased, constructed and operated by the steel, cement, coking and metallurgy companies, themselves, rather than outsourced to a third-party.  Our main competitors as third-party providers are state owned research institutes or their wholly owned construction companies. The reasons for low competition are high entry barriers in technology, experience, investment capital, and credibility, as well customer relationships. We believe that we offer advantages over our competitors in several ways:

1.           Our management team has over 20 years of industry experience and expertise;

2.           We have the capabilities to provide TRT, CHPG and WGPG systems, while our competitors usually concentrate on one type or another;

3.           We have the capabilities and experience in undertaking large scale projects; and

4.           We provide BOT or capital lease services to the customers, while our competitors usually use an EPC (engineering, procurement and construction) or turnkey contract model.

K.	Employees

As of December 31, 2009, we have 214 employees:

Management:	10 Employees

Administration:	9 Employees

Marketing:	25 Employees

Research & Development:	43 Employees

Accounting & Finance:	12 Employees

Project Officer:	115 Employees, including 69 operators

All of our personnel are employed full-time and none of them are represented under collective bargaining agreements. We consider our relations with our employees to be good.

L.	Costs and effects of compliance with environmental laws

There were many new laws, regulations, rules and notices regarding the environment and energy production adopted, promulgated and put into force during past years.  The Chinese government is putting more stringent requirements and urgency on reducing pollution and emissions and improving energy efficiency nationwide. Our products are designed and constructed to comply with the environmental laws and regulations of China.  As our systems allow our customers to use waste heat and gases to create energy, we help reduce the overall environmental impact of our customers.  Since our business focuses on recycling energy, the effect of the strengthening of environmental laws in China may be to increase demand for the products and services we offer and others like them.

ITEM 1A. RISK FACTORS

Risks Related to our Common Stock

The market price for our common stock may be volatile.

The market price for our common stock is highly volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results,
•	announcements of new services by us or our competitors,
•	changes in financial estimates by securities analysts,
•	conditions in the energy recycling and saving services market,
•	changes in the economic performance or market valuations of other companies involved in the same industry,
•	announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments,
•	additions or departures of key personnel,
•	potential litigation, or
•	conditions in the market.

In addition, the securities markets from time to time experience significant price and volume fluctuations that are not related to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our common stock.

Shareholders could experience substantial dilution.

We may issue additional shares of our capital stock to raise additional cash for working capital. If we issue additional shares of our capital stock, our shareholders will experience dilution in their respective percentage ownership in the company.

We have no present intention to pay dividends.

We have not paid dividends or made other cash distributions on our common stock during any of the past three years, and we do not expect to declare or pay any dividends in the foreseeable future. We intend to retain any future earnings for working capital and to finance current operations and expansion of our business.

A large portion of our common stock is controlled by a small number of shareholders.

A large portion of our common stock is held by a small number of shareholders. As a result, these shareholders are able to influence the outcome of shareholder votes on various matters, including the election of directors and extraordinary  corporate transactions including business combinations.  In addition, the occurrence of sales of a large number of shares of our common stock, or the perception that these sales could occur, may affect our stock price and could impair our ability to obtain capital through an offering of equity securities. Furthermore, the current ratios of ownership of our common stock reduce the public float and liquidity of our common stock which can in turn affect the market price of our common stock.

We may be subject to “penny stock” regulations.

The Securities and Exchange Commission, or SEC, has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and our sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. These additional sales practice and disclosure requirements could impede the sale of our securities. Whenever any of our securities become subject to the penny stock rules, holders of those securities may have difficulty in selling those securities.

Risks Related to Our Business Operations

We depend on the waste energy of our customers to generate electricity.

We acquire waste pressure, heat and gases from steelworks, cement, coking or metallurgy plants and use these to generate power. Therefore, our power generating capacity depends on the availability of an adequate supply of our “raw materials” from our customers. If we do not have enough supply, power generated for those customers will be impeded. Since our contracts are often structured so that we receive compensation based on the amount of energy we supply, a reduction in production may cause problems for our revenues and results of operations.

The global financial crisis intensified in 2009 and will adversely affect our revenues.

Although the Chinese government has indicated it will focus on keeping its economy on track, it is difficult to insulate any economy from the global financial crisis and economic downturn that intensified worldwide during 2009. After five years of growth in excess of 10 percent, the Chinese economy is beginning to weaken. Growth in exports and investment is slowing, consumer confidence is waning and stock and property markets are severely depressed. At a time when major infrastructure projects are being put off around the world, there are obvious slowdowns in China’s major industries, like iron and steel, construction and energy.  Our customers in such industries may face more challenges and hardships than before and tend to take more conservative positions in their business and investment, including the purchase of TRT, CHPG or WGPG systems.

Our insurance may not cover all liabilities and damages.

Our industry can be dangerous and hazardous. The insurance we carry might not be enough to cover all the liabilities and damages that may be caused by potential accidents.

A downturn in the Chinese economy may slow down our growth and profitability.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business. Our profitability, will decrease if less energy is consumed due to a downturn in the Chinese economy.

Our heavy reliance on the experience and expertise of our management may cause adverse impacts on us if management member departs.

We depend on key personnel for the success of our business. Our business may be severely disrupted if we lose the services of our key executives and employees or fail to add new senior and middle managers to our management.

Our future success is heavily dependent upon the continued service of our key executives. We also rely on a number of key technology staff for the operation of our company. Our future success is also dependent upon our ability to attract and retain qualified senior and middle managers to our management team. If one or more of our current or future key executives or employees are unable or unwilling to continue in their present positions, we may not be able to easily replace them, and our business may be severely disrupted. In addition, if any of these key executives or employees joins a competitor or forms a competing company, we could lose customers and suppliers and incur additional expenses to recruit and train personnel. We do not maintain key-man life insurance for any of our key executives.

We may need more capital for the operation and failure to raise the capital we need may delay the development plan and reduce the profits.

If we don’t have adequate income or our capital can’t meet the requirement for expansion of operations, we will need to seek financing to continue our business development. If we fail to acquire adequate financial resources at acceptable terms, we might have to postpone our proposed business development plans and reduce projections of our future incomes.

Risks Related to the People’s Republic of China

China’s economic policy may affect our business.

All of our assets are in China, and all of our revenue comes from business in China. Therefore, our business and prospects are tied to China’s economic, political and legal development.

China’s economy has quickly developed over the past 20 years. The Chinese government has taken many measures to balance the economic development and the allocation of resources. Some measures may have adverse effect on our industry. For example, government’s excessive investment control and changes in tax law may have adverse impacts on us.

China’s economy had been changed from planned economy into market economy. In recent years, the government has taken many measures to strengthen market forces to reduce state-owned assets and set up joint ventures. However, a great portion of Chinese assets, still remains controlled by the government. In addition, the government plays a great role in industrial development. The great level of interference of government in the business and industrial development might have an adverse impact on us because we are not part of the state-owned business, and our relationship with the governmental authorities might not be as strong as those state-owned enterprises.

China’s regulation of foreign currency exchange and cash out-flow may prevent us from remitting profits and dividends to the United States.

China has adopted complicated rules that govern foreign currency exchange and cash out-flow. Although we believe we meet the requirements of those rules, we may not be able to remit all of our profits to the United States and distribute dividends to our shareholders if those rules are substantially changed to restrict the cash out-flow.  Foreign currency exchange rate changes might also have negative impact on our financial performance.

We may face the hindrance of China’s bureaucratic system.

Foreign companies face the political, economic and legal risks when developing business in China. China’s bureaucratic system might hinder investment from foreign countries.

The legal system in China has some uncertainties, which may affect the implementation of laws.

The legal system in China is a system of civil laws, based on provisions and written codes, therefore precedents and cases are not binding on the future decisions of the courts. Only after 1979 did the Chinese government begin to promulgate a comprehensive system of laws that regulate economic affairs in general and encourage foreign investment in China.  Although the influence of the law has been increasing, in certain rural areas the legal system and its enforcement are not well implemented.  In addition, there have been constant changes and amendments of laws and regulations over the past 30 years in order to keep up with the rapidly changing society and economy in China. Because government agencies and courts provide interpretations of laws and regulations and decide contractual disputes and issues, their inexperience on new business and new polices or regulations in certain less developed areas causes uncertainty and may affect our business.   In some provincial areas, the government agencies and the courts are protectionist and may not fully enforce contractual rights against local parties.  In certain areas, the intellectual property and trade secret protections are not as effective as those in the other areas in China or in the U.S. in general.  Consequently, we cannot clearly foresee the future direction of Chinese legislative activities on foreign invested business and effectiveness on enforcement of laws and regulations in the less developed areas in China. The uncertainties, including new laws and regulations and changes of existing laws, as well judicial interpretation by inexperienced officials in the agencies and courts in certain areas, may cause possible problems to foreign investors.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

ITEM 2.  FINANCIAL INFORMATION.

Note Regarding Forward-Looking Statements

This registration statement on Form 10 and other reports filed by the Company from time to time with the SEC (collectively the “Filings”) contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, Company’s management as well as estimates and assumptions made by Company’s management. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. When used in the filings, the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan”, or the negative of these terms and similar expressions as they relate to Company or Company’s management identify forward-looking statements. Such statements reflect the current view of Company with respect to future events and are subject to risks, uncertainties, assumptions, and other factors (including the risks contained in Item 1A. “Risk Factors” and the section “results of operations” below),  and any businesses that Company may acquire. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned.

Although the Company believes that the expectations reflected in the forward-looking statements are based on reasonable assumptions, the Company cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the  Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this registration statement, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations, and prospects.

Our financial statements are prepared in US Dollars and in accordance with accounting principles generally accepted in the United States. See “Foreign Currency Translation and Comprehensive Income (Loss)” below for information concerning the exchange rates at which Renminbi (“RMB”) were translated into US Dollars (“USD”) at various pertinent dates and for pertinent periods.

OVERVIEW OF BUSINESS BACKGROUND

China Recycling Energy Corporation (the “Company” or “CREG”) (formerly China Digital Wireless, Inc.) was incorporated on May 8, 1980, under the laws of the State of Colorado. On September 6, 2001, the Company re-domiciled its state of incorporation from Colorado to Nevada. The Company, through its subsidiary Shanghai TCH Energy Technology Co., Ltd. (“TCH”), is in the business of selling and leasing energy saving equipment. The businesses of mobile phone distribution and provision of pager and mobile phone value-added information services were discontinued in 2007. On March 8, 2007, the Company changed its name to “China Recycling Energy Corporation”.

On June 23, 2004, the Company entered into a stock exchange agreement with Sifang Holdings Co. Ltd. (“Sifang Holdings”) and certain shareholders. Pursuant to the stock exchange agreement, the Company issued 13,782,636 shares of its common stock in exchange for a 100% equity interest in Sifang Holdings, making Sifang Holdings a wholly owned subsidiary of the Company. Sifang Holdings was established under the laws of the Cayman Islands on February 9, 2004 for the purpose of holding a 100% equity interest in TCH.  TCH was established as a foreign investment enterprise in Shanghai under the laws of the PRC on May 25, 2004. Beginning January 2007, the Company gradually phased out and substantially scaled down most of its business of mobile phone distribution and provision of pager and mobile phone value-added information services. In the first and second quarters of 2007, the Company did not engage in any substantial transactions or activity in connection with these businesses. On May 10, 2007, the Company discontinued the businesses related to mobile phones and pagers. These businesses are reflected in continuing operations for all periods presented based on the criteria for discontinued operations prescribed by Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.

On February 1, 2007, the Company’s subsidiary, TCH entered into two TRT Project joint-operation agreements with Xi’an Yingfeng Science and Technology Co., Ltd. (“Yingfeng”). Yingfeng is a joint stock company registered in Xi’an, Shaanxi Province, the PRC, and engages in the business of designing, installing, and operating TRT systems and sales of other renewable energy products. TRT is an electricity generating system that utilizes the exhaust pressure and heat produced in the blast furnace of a steel mill to generate electricity. In October 2007, the Company terminated both joint-operation agreements with Yingfeng and became fully entitled to the rights, titles, benefits and interests in the TRT Projects.

On September 21, 2007, the Company’s subsidiary, TCH changed its name from Shanghai TCH Data Technology Co., Ltd to “Shanghai TCH Energy Technology Co., Ltd.”

In November 2007, TCH signed a cooperative agreement with Shengwei Group for a Cement Waste Heat Power Generator Project (“CHPG”). TCH will build two sets of 12MW pure low temperature cement waste heat power generator systems for Shengwai’s two 2,500-tons-per-day cement manufacturing lines in Jin Yang and a 5,000-tons-per-day cement manufacturing line in Tong Chuan.  Total investment will be approximately $12,593,000 (RMB 93,000,000).  At the end of 2008, construction of the CHPG in Tong Chuan was completed at a total cost of approximately $6,191,000 (RMB 43,000,000) and put into operation.  Under the original agreement, the ownership of the power generator system would belong to Tong Chuan from the date the system is put into service.  TCH is responsible for the daily maintenance and repair of the system, and charges Tong Chuan a monthly electricity fee based on the actual power generated by the system at 0.4116 RMB per KWH for an operating period of five years with the assurance from Tong Chuan of a properly functioning 5,000-tons-per-day cement manufacturing line and not less than 7,440 heat hours per year for the electricity generator system.  Shengwei Group collateralized the cement manufacturing line in Tong Chuan to guarantee its obligations to provide the minimum electricity income from the power generator system under the agreement during the operating period. At the end of the five year operating period, TCH will have no further obligations under the cooperative agreement.  On May 20, 2009, TCH entered into a supplementary agreement with Shengwei Group to amend the timing for title transfer until the end of the leasing term.

  On June 29, 2009, construction of the CHPG in Jin Yang was completed at a total cost of approximately $7,318,000 (RMB 50,000,000) and put into operation.  TCH will charge Jin Yang a technical service fee of $336,600 (RMB 2,300,000) monthly for sixty months.  Jin Yang has the right to purchase the ownership of the CHPG systems for $29,000 (RMB 200,000) at the end of lease term. Jin Yang is required to provide assurance of properly functioning 5,000-tons-per-day cement manufacturing lines and not less than 7,440 heat hours per year for the CHPG.  Shengwei Group collateralized the cement manufacturing lines in Jin Yang to guarantee its obligations to provide the minimum electricity income from the power generator system under the agreement during the operating period.  Effective July 1, 2009, TCH outsourced the operation and maintenance of the CHPG systems in Tong Chuan and JinYang to a third party for total of $732,000 (RMB 5,000,000) per year.

On April 14, 2009, the Company incorporated a joint venture (“JV”) with Erdos Metallurgy Co., Ltd.  (“Erdos”) for recycling waste heat from Erdos 's metal refining plants to generate power and steam, which will then be sold back to Erdos.  The name of the JV is Inner Mongolia Erdos TCH Energy Saving Development Co., Ltd (“Erdos TCH”) with a term of 20 years, and the registered capital of the JV is $2,635,000 (RMB 18,000,000).  On September 30, 2009, Xi’an TCH injected additional capital of $4.03 million (RMB 27,500,000). Total investment for the project is estimated at approximately $74 million (RMB 500 million) with an initial investment of $8,773,000 (RMB 60,000,000).   Erdos contributed 10% of the total investment of the project, and Xi'an TCH contributed 90% of the total investment. Xi'an TCH and Erdos will receive 80% and 20% of the profit allocation from the JV, respectively, until Xi'an TCH has received a complete return on its investment.  Xi'an TCH and Erdos will then receive 60% and 40% of the profit allocation from the JV, respectively. When the term of the JV expires, Xi'an TCH will transfer its equity in the JV to Erdos at no additional cost.  By the end of 2009, the first power station unit was completed.

During 2008, the Company also leased two energy recycling power generation equipment systems under one-year, non-cancellable leases with the rents paid in full, which the Company was able to sublease for higher rental income under one-year, non-cancellable leases. The Company did not renew its lease when it expired in April 2009, and as a result, the sublessee was unable to renew its lease with the Company.

  On September 30, 2009, Xi’an TCH delivered to Shenmu County Juijiang Trading Co., Ltd. (“Shenmu”) a set of 18 megawatt capacity Waste Gas Power Generation (“WGPG”) power generating systems pursuant to a Cooperative Contract on Coke-oven Gas Power Generation Project (including its Supplementary Agreement) and a Gas Supply Contract for Coke-oven Gas Power Generation Project.  The contracts are for 10 years and provide that Xi’an TCH will recycle coke furnace gas from the coke-oven plant of Shenmu to generate power, which will then be supplied back to Shenmu.  Shenmu agrees to supply Xi’an TCH the coke-oven gas free of charge.  Under the contracts, Shenmu will pay to the Company “energy-saving service fees” of approximately $473,000 per month for the life of the contracts, as well as such additional amount as may result from the supply of power to Shenmu in excess of 10.80 million kilowatt hours per month at the rate of 0.30 yuan (approximately $0.04) per kilowatt hour.  The Company is responsible for operating the systems and will do so through an unrelated third party at a cost of approximately $438,000 per year. Shenmu guarantees that monthly gas supply will not be lower than 21.6 million standard cubic meters, delivered monthly. If gas supply is lower than that, Shenmu agrees to pay Xi’an TCH an energy-saving service fee, of up to 10.80 million kilowatt-hours a month, the amount of which would result in “energy-saving service fees” of approximately $473,000 per month. Xi’an TCH maintains the ownership of the project throughout the term of the contracts, including the already completed investment, design, equipment, construction and installation as well as the operation and maintenance of the project.  Xi’an TCH agrees to pay to Shenmu 50,000 yuan (about $7,300) a year to use the land for the power station.   At the end of the 10-year term, ownership of the systems transfers to Shenmu at no additional charge.  Shenmu agrees to provide a lien on its production line to guarantee its performance under the contracts.  Three individuals provide an unlimited joint liability guarantee to Xi’an TCH for Shenmu’s performance under the Contracts and the Yulin Huiyuan Group provides a guarantee to Xi’an TCH for Shenmu’s performance under the contracts.

Starting in November 2008, the Chinese government announced a series of economic stimulus plans aimed at bolstering its weakening economy – a sweeping move to help fight the effects of the global slowdown. In the announcements, China estimated it would spend $586 billion over the next two years – roughly seven percent of its gross domestic product each year – to construct new railways, subways and airports and to rebuild communities devastated by an earthquake in the southwest China in May 2008. The economic stimulus package is the largest effort ever undertaken by the Chinese government. The government said that the stimulus would cover ten areas, including low-income housing, electricity, water, rural infrastructure and projects aiming at environmental protection and technological innovation.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis.

Basis of presentation

These accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC for annual financial statements.

Basis of consolidation

The consolidated financial statements include the accounts of CREG and, its subsidiaries, Sifang Holdings, TCH, and TCH’s subsidiaries Xi’an TCH Energy Tech Co., Ltd. (“Xi’an TCH”) and Xingtai Huaxin Energy Tech Co., Ltd. (“Huaxin”), and Xi’an TCH’s 90% owned subsidiary Erdos TCH , and Sifang Holding’s subsidiary, Huahong New Energy Technology Co., Ltd. (“Huahong”). Xi’an TCH, Huaxin, Erdos TCH and Huahong engage in the same business as TCH. Substantially all of the Company’s revenues are derived from the operations of TCH and its subsidiaries, which represent substantially all of the Company’s consolidated assets and liabilities as of September 30, 2009 and December 31, 2008, respectively. All significant inter-company accounts and transactions were eliminated in consolidation.

Use of estimates

In preparing these consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the year reported. Actual results may differ from these estimates.

Accounts receivable and concentration of credit risk

Accounts receivable are recorded at the invoiced amounts and do not bear interest. The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and determined based on managements’ assessment of known requirements, aging of receivables, payment history, the customer’s current credit worthiness and the economic environment.

Financial instruments that potentially subject the Company to credit risk primarily are accounts receivable, receivables on sales-type leases and other receivables. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of its clients’ financial condition and customer payment practices to minimize collection risk on accounts receivable.

The operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy.

Inventory

Inventory is valued at the lower of cost or market. Cost of work in progress and finished goods comprises direct material cost, direct production cost and an allocated portion of production overheads.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are expensed as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method over the estimated lives ranging from 5 to 20 years as follows:

Building	20 years
Vehicle	2 - 5 years
Office and Other Equipment	2 - 5 years
Software	2 - 3 years

Sales-type leasing and related revenue recognition

The Company leases TRT, CHPG and WGPG systems to its customers. The Company usually transfers all benefits, risks and ownership of the TRT, CHPG or WGPG system to its customers at the end of each lease term.  The Company’s investment in these projects is recorded as investment in sales-type leases in accordance with SFAS No. 13, “Accounting for Leases” (codified in FASB ASC Topic 840) and its various amendments and interpretations. The Company manufactures and constructs the TRT , CHPG and WGPG systems and power generating system, and finances its customers for the price of the systems.  The sales and cost of goods sold are recognized at the point of sale or inception of the lease. The investment in sales-type leases consists of the sum of the total minimum lease payments receivable less unearned interest income and estimated executory cost. Unearned interest income is amortized to income over the lease term in order to produce a constant periodic rate of return on the net investment in the lease.

Foreign Currency Translation and Comprehensive Income (Loss)

The Company’s functional currency is the Renminbi (“RMB”).  For financial reporting purposes, RMB has been translated into United States dollars (“USD”) as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income”. Gains and losses resulting from foreign currency transactions are included in income. There has been no significant fluctuation in exchange rate for the conversion of RMB to USD after the balance sheet date.

The Company uses SFAS 130 “Reporting Comprehensive Income” (codified in FASB ASC Topic 220). Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders.

NEW ACCOUNTING PRONOUNCEMENTS

On July 1, 2009, the Company adopted Accounting Standards Update (“ASU”) No. 2009-01, “Topic 105 - Generally Accepted Accounting Principles - amendments based on Statement of Financial Accounting Standards No. 168 , “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles” (“ASU No. 2009-01”).  ASU No. 2009-01 re-defines authoritative GAAP for nongovernmental entities to be only comprised of the FASB Accounting Standards Codification™ (“Codification”) and, for SEC registrants, guidance issued by the SEC.  The Codification is a reorganization and compilation of all then-existing authoritative GAAP for nongovernmental entities, except for guidance issued by the SEC.  The Codification is amended to effect non-SEC changes to authoritative GAAP.  Adoption of ASU No. 2009-01 only changed the referencing convention of GAAP in Notes to the Consolidated Financial Statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”), codified as FASB ASC Topic 810-10, which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. SFAS 167 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. SFAS 167 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. SFAS 167 also requires additional disclosures about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. SFAS 167 is effective for fiscal years beginning after November 15, 2009. The Company does not believe the adoption of SFAS 167 will have an impact on its financial condition, results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140” (“SFAS 166”), codified as FASB Topic ASC 860, which requires entities to provide more information regarding sales of securitized financial assets and similar transactions, particularly if the entity has continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets and requires additional disclosures. SFAS 166 is effective for fiscal years beginning after November 15, 2009. The Company does not believe the adoption of SFAS 166 will have an impact on its financial condition, results of operations or cash flows.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”) codified in FASB ASC Topic 855-10-05, which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. SFAS 165 is effective for interim and annual periods ending after June 15, 2009, and accordingly, the Company adopted this pronouncement during the second quarter of 2009. SFAS 165 requires that public entities evaluate subsequent events through the date that the financial statements are issued. The Company has evaluated subsequent events through November 9, 2009.

In April 2009, the FASB issued FSP No. SFAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” which is codified in FASB ASC Topic 825-10-50. This FSP essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the FSP requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. These additional disclosures are required beginning with the quarter ending June 30, 2009.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” which is codified in FASB ASC Topic 320-10. This FSP modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The FSP also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the FSP, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The FSP further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security’s fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. FSP 115-2 requires entities to initially apply the provisions of the standard to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulate other comprehensive income. The Company adopted FSP No. SFAS 115-2 and SFAS 124-2 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the Financial Accounting Standards Board (“FASB”) issued FSP No. SFAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP No. SFAS 157-4”). FSP No. SFAS 157-4, which is codified in FASB ASC Topics 820-10-35-51 and 820-10-50-2, provides additional guidance for estimating fair value and emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. The Company adopted FSP No. SFAS 157-4 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

RESULTS OF OPERATIONS

Comparison of Nine Months Ended September 30, 2009 and September 30, 2008

The following table sets forth the results of our operations for the periods indicated as a percentage of net sales:

	2009		2008 (Restated)
Nine Months Ended September 30	$	% of Sales	$	% of Sales

Sales	$33,885,889	100%	$6,876,223	100%
Sales of Products	27,938,697	82%	—	—
Rental income	5,946,892	18%	6,876,223	100%
Cost of sales	(25,645,744)	76%	(4,810,011)	70%
Cost of products	(21,497,172)	77%	—	—
Rental expense	(4,148,572)	70%	(4,810,011)	70%
Gross profit	8,239,845	24%	2,066,212	30%
Interest income on sales-type lease	4,117,305	12%	1,716,544	25%
Total operating income	12,357,150	36%	3,782,756	55%
Total Operating expenses	(2,730,971)	8%	(2,543,563)	37%
Income from operation	9,626,179	28%	1,239,193	18%
Total non-operating expenses	(362,405)	(1)%	(4,789,154)	(70)%
Income (loss) before income tax	9,263,774	27%	(3,549,961)	(51.6)%
Income tax expense	1,166,684	(4)%	796,458	(11.6)%
Net income (loss) attributable to noncontrolling interest	(10,898)	(0.03)%	83	-
Net income (loss)	$8,107,987	24%	$(4,346,502)	(63)%

SALES. Net sales for the nine months ended September 30, 2009 were approximately $33.89 million while our net sales for the nine months ended September 30, 2008 were $6.88 million, an increase in revenues of approximately $27.01 million. The increase was due to selling of one energy saving system (Jin Yang CHPG system) through sales-type leases at the end of June of 2009, and one Shenmu WGPG system through sales-type lease at the end of September of 2009, in addition to two TRT systems that were sold under sales-type leases in 2007 and one energy saving system (CHPG system) sold under sales-type leases at the end of 2008. During the nine months ended September 30, 2009, we recorded $9.51 million revenue from sales of the Jin Yang CHPG system, $18.43 million revenue from sales of the shenmu WGPG system, and rental income of approximately $5.95 million from leasing our two power generating systems through an operating lease. The operating lease term ended in April of 2009.  There were no sales other than operating leasing activities of $6.88 million in the same period of 2008. Sales and cost of sales are recorded at the time of leases; the interest income from the sales-type leases is our other major revenue source in addition to sales revenue.

COST OF SALES. Cost of sales for the nine months ended September 30, 2009 was approximately $25.65 million while our cost of sales for the same period in 2008 was $4.81 million, an increase of approximately $20.84 million. The increase was mainly due to the cost of sale for sales-type leases of the Jin Yang CHPG system and Shenmu WGPG system.

GROSS PROFIT. Gross profit was approximately $8.24 million for the nine months ended September 30, 2009 as compared to $2.07 million for the same period in 2008, representing a gross margin of approximately 24% and 30% for the nine months ended September 30, 2009 and 2008, respectively. The increase in gross profit was mainly from the profit from the sales-type lease of the Jin Yang CHPG system and Shenmu WGPG system both with gross profit margin of about 23%, our operating lease business in connection with leasing out two energy recycling power generation equipment systems since April of 2008 with a profit margin of about 30%, which ended in April 2009.

OPERATING INCOME. Operating income was approximately $12.36 million for the nine months ended September 30, 2009 while our operating income for the same period in 2008 was approximately $3.78 million, an increase of approximately $8.57 million. The growth in operating income was mainly due to (i) the increase in interest income from selling and leasing our energy saving systems through sales-type leases, and (ii) commencing our operating lease business since the second quarter of 2008. Interest income on sales-type leases for the nine months ended September 30, 2009  was approximately $4.11 million, an approximately $2.4 million increase from approximately $1.72 million for the same period in 2008, this increase was mainly due to increased interest income on CHPG systems.

OPERATING EXPENSES. Operating expenses consisted of selling, general and administrative expenses totaling approximately $2.73 million for the nine months ended September 30, 2009 as compared to approximately $2.54 million for the same period in 2008, a increase of approximately $187,408 or 7.37%. This slight increase was mainly due to increased expenses in connection with our sales of two energy recycling systems through sales-type lease in 2009 .

NET INCOME. Our net income for the nine months ended September 30, 2009 was approximately $8.11 million as compared to an approximately $4.35 million net loss for the same period in 2008, an increase of approximately $12.44 million. This increase in net income was mainly due to the rental income commenced since the second quarter of 2008 and additional interest income from sales-type leases of the CHPG system, as well as the sales of two energy recycling systems through sales-type leases in 2009.  While in the same period of 2008, we have recorded a $4.68 million one-time expense for the unamortized portion of the beneficial conversion feature of our first $5 million convertible note.

Comparison of Three Months Ended September 30, 2009 and September 30, 2008

The following table sets forth the results of our operations for the periods indicated as a percentage of net sales:

	2009		2008 (Restated)
Three Months Ended September 30	$	% of Sales	$	% of Sales

Sales	$18,425,620	100%	$4,259,807	100%
Sales of Products	18,425,620	100%	—	—
Rental income	—	0%	4,259,807	100%
Cost of sales	(14,179,421)	77%	(2,977,402)	70%
Cost of products	(14,179,421)	77%	—	—
Rental expense	—	0%	(2,977,402)	70%
Gross profit	4,246,199	23%	1,282,405	30%
Interest income on sales-type lease	1,783,833	10%	576,817	14%
Total operating income	6,030,032	33%	1,859,222	44%
Total Operating expenses	(1,375,230)	7%	(1,039,784)	24%
Income from operation	4,654,802	26%	819,438	20%
Total non-operating income (expenses)	76,516	0.4%	(59,774)	(1.4)%
Income before income tax	4,731,318	26%	759,664	18%
Income tax expense	941,962	(5)%	427,960	(10)%
Net income (loss) attributable to noncontrolling interest	(7,740)	(0.04)%	27	0%
Net income	$3,797,095	21%	$331,677	8%

SALES. Net sales for the third quarter of 2009 were approximately $18.43 million while our net sales for the third quarter of 2008 were $4.26 million, an increase in revenues of approximately $14.17 million. We sold one power generating system (Shenmu) through a sales-type lease at the end of September. The increase in sales in the third quarter of 2009 is attributed to the sales recognized for the Shenmu power generating system compared to the same period of 2008 in which only leasing activities occurred. The leasing of two energy recycling power generation equipment systems under one-year, non-cancellable leases with the rents paid by the Company in full to generate a rental income commenced since the second quarter of 2008 and ended in April of 2009. We recorded sales of the Shenmu WGPG system of $18.43 million; compared to the same period in 2008 was 4.26 million for rental income only. Sales and cost of sales are recorded at the time of leases; the interest income from the sales-type leases is our other major revenue source in addition to sales revenue.

COST OF SALES. Cost of sales for the third quarter of 2009 was approximately $14.18 million while our cost of sales for the same period in 2008 was $2.98 million, an increase of approximately 11.2 million. During the third quarter of 2009, the  Shenmu WGPG system transaction occurred and has been accounted for as a sales-type lease with a cost of $14.18 million.

GROSS PROFIT. Gross profit was approximately $4.25 million for the third quarter of 2009 as compared to $1.28 million for the same period in 2008, representing a gross margin of approximately 23% and 30% for the third quarter of 2009 and 2008, respectively. The increase in gross profit was mainly from the profit from the sales-type lease of the Shenmu WGPG system, which had a gross profit margin of about 23%.

OPERATING INCOME. Operating income was approximately $6.03 million for the third quarter of 2009 while our operating income for the same period in 2008 was approximately $1.86 million, an increase of approximately $4.17 million. The growth in operating income was mainly due to the sale of the Shenmu WGPG system and an increase in interest income from selling and leasing our energy saving systems through sales-type leases. Interest income on sales-type leases for the third quarter of 2009 was approximately $1.78 million, an approximately $1.21 million increase from approximately $0.58 million for the same period in 2008; this increase was mainly due to increased interest income on CHPG systems.

OPERATING EXPENSES. Operating expenses consisted of selling, general and administrative expenses totaling approximately $1.38 million for the third quarter of 2009 as compared to approximately $1.04 million for the same period in 2008, an increase of approximately $335,446 or 32%. This increase was mainly due to the increased cost associated with servicing higher sales.

NET INCOME. Our net income for the third quarter of 2009 was approximately $3.80 million as compared to an approximately $0.33 million for the same period in 2008, an increase of approximately $3.47 million. This increase in net income was mainly due to the sale of Shenmu WGPG system in the third quarter of 2009 and increased interest income from sales-type leases of the CHPG systems.

Comparison of Years Ended December 31, 2008 and December 31, 2007

The following table sets forth the results of our operations for the periods indicated as a percentage of net sales:

	2008 (Restated)		2007
Years Ended December 31	$	% of Sales	$	% of Sales
Sales	$19,217,663	100%	$9,302,347	100%
Sales of products	8,048,956	42%	9,302,347	100%
Rental income	11,168,707	58%	-	-
Cost of sales	(14,001,736)	73%	(7,033,400)	76%
Cost of products	(6,191,505)	32%	(7,033,400)	76%
Rental expense	(7,810,231)	41%	-	-
Gross profit	5,215,927	27%	2,268,947	24%
Interest income on sales-type lease	2,285,582	12%	1,015,712	11%
Total operating income	7,501,509	39%	3,284,659	35%
Total operating expenses	(3,354,028)	17%	(542,434)	6%
Income from operation	4,147,481	22%	2,742,225	29.5%
Total non-operating expenses	(4,734,308)	(25)%	(425,964)	(4.6)%
Income (loss) before income tax	(586,827)	(3)%	2,316,261	25%
Income tax expense	(1,632,754)	9%	(466,647)	5%
Minority interest	(83)	-	-
Income from operations of discontinued component	-		28,699	0.3%
Net income (loss)	$(2,219,664)	(12)%	$1,878,313	20%

SALES. Net sales for 2008 were approximately $19.22 million while our net sales for 2007 were approximately $9.30 million, an increase in revenues of approximately $9.92 million. The increase was due to the change in our business during 2007. We discontinued our mobile phone business and commenced selling, manufacturing and constructing energy saving systems during 2007. We sell our energy saving systems through sales-type leases. Sales and cost of sales are recorded at the time of leases; the interest income from the sales-type leases are our major revenue source in addition to sales revenue. We sold two TRT systems through sales-type leasing during 2007 with sales recorded for approximately $9.30 million and interest income of approximately $1.02 million, while in 2008, we sold one CHPG system through sales-type leasing with sales of approximately $8.05 million in addition to total interest income of approximately $2.29 million from sales-type leases.  We also recorded rental income of approximately $11.17 million from leasing our two power generating systems in 2008.

COST OF SALES. Cost of sales for 2008 was approximately $14 million while our cost of sales for 2007 was approximately $7.03 million, an increase of approximately $6.97 million. The increase in cost of sales is attributed to changing our business type from a mobile phone business to manufacturing, selling, constructing and leasing the energy saving systems in 2007. Our cost of sales consisted of the cost of the energy saving systems for sales-type leases, and cost of the operating lease as we leased two power generating systems under one-year, non-cancellable leases with options to renew at a favorable price during 2008, which we subleased for higher monthly rental income under one-year, non-cancellable lease.

GROSS PROFIT . Gross profit was approximately $5.22 million for 2008 as compared to approximately $2.27 million for 2007, representing gross margins of approximately 27% and 24% for 2008 and 2007, respectively. The increase in our gross profit was mainly due to changes of our business from a mobile phone business to manufacturing, selling, constructing and leasing energy saving systems. We sold two TRT systems through sales-type leasing with gross margin of approximately 24% during 2007, while during 2008, we sold one CHPG system through sales type leasing with gross profit margin of approximately 74%, and commenced operating lease business for leasing out two energy recycling power generation equipment systems at a profit margin of approximately 30%.

OPERATING INCOME . Operating income was approximately $7.50 million for 2008 while our operating income for 2007 was approximately $3.28 million, an increase of approximately $4.22 million. The growth in operating income was mainly due to (i) changing our business type, (ii) selling and leasing our energy saving systems through sales-type leasing and (iii) commencing operating lease business in 2008. A new sales-type lease for power generated system was commenced in 2008 in addition to our two TRT systems which were sold under sales-type leases in 2007. The sales-type lease brings us additional interest income. Interest income on sales-type lease for 2008 was approximately $2.29 million, an approximately $1.27 million increase from approximately $1.02 million for 2007.

OPERATING EXPENSES. Operating expenses consisted of selling, general and administrative expenses totaling approximately $3.35 million for 2008 as compared to approximately $0.54 million for 2007, an increase of approximately $2.81 million or 518%. This increase was mainly due to the compensation expense of approximately $1.44 million related to the fair value of the stock options to employees, and increased payroll, marketing and traveling expense due to the expansion of our business.

NET INCOME. Our net loss for 2008 was approximately $2.22 million as compared to approximately $1.88 million net income for 2007, a decrease of $4.1 million. This decrease in net income was mainly due to interest expense on our amortized beneficial conversion feature for the convertible note of approximately $4.68 million and compensation expense of the fair value of stock options of approximately $1.44 million for 2008. The convertible note that was issued on November 16, 2007 was repaid on June 25, 2008.  The vested and non-vested employee stock options that were granted on November 13, 2007, were forfeited and cancelled on June 25, 2008.  We subsequently reissued the same number of stock options on August 4, 2008; this reissuance was accounted for as a modification of the original options.

LIQUIDITY AND CAPITAL RESOURCES

Comparison of Nine Months Ended September 30, 2009 and September 30, 2008

As of September 30, 2009, the Company had cash and cash equivalents of $5,683,300. At September 30, 2009, other current assets were approximately $12.54 million and current liabilities were approximately $21.08 million.  Working capital amounted to negative $2.86 million at September 30, 2009. The ratio of current assets to current liabilities was 0.86:1 at the nine months ended September 30, 2009.

The following is a summary of cash provided by or used in each of the indicated types of activities during nine months ended September 30, 2009 and 2008:

	2009	2008
		(Restated)
Cash provided by (used in):
Operating Activities	$12,387,226	$(4,456,661)
Investing Activities	(22,164,713)	(10,189,521)
Financing Activities	8,190,797	14,387,174

Net cash flow provided by operating activities was approximately $12.39 million during the nine months  ended September 30, 2009, as compared to approximately $4.46 million used in the same period of 2008. The increase in net cash inflow was mainly due to the increase in net income as well as a decrease in our advances to suppliers and prepaid expenses.

Net cash flow used in investing activities was approximately $22.16 million in the nine months ended September 30, 2009, as compared to approximately $10.19 million used in the same period of 2008. The increase of net cash flow used in investing activities was mainly due to our investment of $9.48 million in the systems that are the subject of the sales-type leases of the Jingyang CHPG and the Shenmu WGPG projects and an $8.25 million payment for construction in progress of Erdos and Zhonggang Binhai projects, as well as restricted cash of $4.39 million in the bank as collateral for the same amount of bank acceptance.

Net cash flow provided by financing activities was $8.19 million for the nine months ended September 30, 2009 as compared to net cash provided by financing activities of $14.39 million for the same period in 2008. The $8.19 million cash inflow from financing activities mainly consisted of common stock issued for $2 million, convertible note issued for $3 million, and short term bank loan of $2.92 million, while in the same period of 2008 we received $14 million from the issuance of common stock and convertible notes.

We believe we have sufficient cash resources to continue our current business through June 2010 due to stable interest revenue from our operating activities.  As of September 30, 2009, we have five sale-type leases to generate our cash inflows, two TRT systems, two CHPG systems and one WGPG systems. We believe we have sufficient cash resources to cover our anticipated capital expenditures for the remainder of 2009.

We do not believe that inflation has had a significant negative impact on our results of operations during 2009.

Comparison of Years Ended December 31, 2008 and December 31, 2007

As of December 31, 2008, the Company had cash and cash equivalents of $7,267,344. At December 31, 2008, other current assets were approximately $16.54 million and current liabilities were approximately $11.69 million, working capital amounted to $12.12 million at December 31, 2008. The ratio of current assets to current liabilities was 2.04:1 at the year ended December 31, 2008.

The following is a summary of cash provided by or used in each of the indicated types of activities during 2008 and 2007:

	2008 (Restated)	2007
Cash provided by (used in):
Operating Activities	$1,958,334	$4,997,455
Investing Activities	(10,896,198)	(8,640,969)
Financing Activities	13,957,150	5,068,583

Net cash flow provided in operating activities was approximately $1.96 million during 2008, as compared to approximately $5 million provided in same period of 2007. The decrease in net cash provided in operating activities was mainly due to the prepaid equipment rents of approximately $3.79 million as well as decrease in our accounts payable.

Net cash flow used in investing activities was approximately $10.90 million for 2008, as compared to approximately $8.64 million net cash used in investing activities for 2007. The increase of net cash flow used in investing activities was mainly due to the acquisition of equipment of $115,000 and payment for construction in progress of approximately $3.72 million for constructing a power generating system. We will use the BOT (build, operate, transfer) model to build and operate a system and charge the user of this system monthly electricity fees based on the actual power generated by the systems.

Net cash flow provided by financing activities was approximately $13.96 million for 2008 as compared to net cash provided by financing activities of $5.07 million for 2007. The increase of net cash flow provided by financing activities was mainly due to the issuance of common stock to an accredited investor for $5 million, issuance of a convertible note to the same investor for $5 million, and issuance of common stock to one of our major shareholders for $4,032,258.

We believe we have sufficient cash to continue our current business through December, 2009 due to increased sales, interest revenue and rental income from operating activity as well as more than $11 million in working capital at the end of 2008. As of Dec 31, 2008, we have 3 sale-type leases, 2 TRT and 1 CHPG, and 2 operational leases, currently generating net cash flow. We believe we have sufficient cash resources to cover our capital expenditures we anticipate in 2009.

We do not believe that inflation had a significant negative impact on our results of operations during 2008.

Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Contractual Obligations

Convertible Notes Payable

As mentioned in Item 5, on November 16, 2007, the Company entered into a Stock and Notes Purchase Agreement (“Purchase Agreement”) with Carlyle Asia Growth Partners III, L.P. (“CAGP”) and CAGP III Co. Investment, L.P. (together with CAGP, the “Investors”). Under the terms of the Purchase Agreement, the Company sold to the Investors a 10% Secured Convertible Promissory Note in the principal amount of $5,000,000 (the “First Note”). Additionally, the Purchase Agreement provides for two subsequent transactions to be effected by the Company and the Investors, which include (i) the issuance by the Company and subscription by the Investors of a total of 4,066,706 shares of common stock of Company, at the price of $1.23 per share for an aggregate purchase price of approximately $5,000,000, and (ii) the issuance and sale by the Company to the Investors of a 5% Secured Convertible Promissory Note in the principal amount of $15,000,000 (the foregoing transactions, together with sale and purchase of the First Note, are hereinafter referred to as the “Offering”). The subsequent transactions are contingent upon the satisfaction of certain conditions specified in the Purchase Agreement, including entry into specified energy and recycling project contracts and the purchase of certain energy recycling systems.

The First Note bore interest at 10% per annum and matured on November 16, 2009. The principal face amount of the First Note, together with any interest thereon was convertible at the option of the holders at any time on or prior to maturity, into shares of the Company’s common stock at an initial conversion price of $1.23 per share (subject to anti-dilution adjustments). The First Note was subject to mandatory conversion upon the consummation of the aforementioned issuance and subscription of shares of the Company’s common stock under the Purchase Agreement. As more fully described in the First Note, the obligations of the Company under the First Note ranked senior to all other debt of the Company.

As collateral for the First Note, the President and a major shareholder of the Company pledged 9,653,471 shares of the Company’s common stock held by him to secure the First Note.

The First Note was considered to have an embedded beneficial conversion feature (“BCF”) because the conversion price was less than the quoted market price at the time of the issuance. Accordingly, the BCF of $5,000,000 was recorded separately as unamortized beneficial conversion feature based on the intrinsic value method. The First Note was recorded in the balance sheet at face value less the unamortized BCF. The terms for the First Note were amended on April 29, 2008 and the First Note was repaid in full on June 25, 2008, as described below.

On April 29, 2008, the Company entered into an Amendment to the Purchase Agreement with the Investors (the “Amendment”). Under the terms of the Amendment, (i) the Company issued and the Investors subscribed for 4,066,706 shares of common stock of the Company, at $1.23 per share for an aggregate purchase price of $5,002,048, as originally contemplated under the Agreement; (ii) the Investors converted the principal amount under the First Note (and waived any accrued interest thereon) into 4,065,040 shares of common stock of the Company at the conversion price per share of $1.23, pursuant to the terms and conditions of the First Note issued under the Agreement; (iii) the Company issued and sold to the Investors a new 5% Secured Convertible Promissory Note in the principal amount of $5,000,000 to the Investors (the “Second Note” and collectively with the First Note, the “Notes”); and (iv) the Company granted to the Investors an option to purchase a 5% Secured Convertible Promissory Note in the principal amount of $10,000,000, exercisable by the Investors at any time within nine (9) months following the date of the closing of the transactions contemplated by the Amendment (the “Option Note”).

The Second Note bears interest at 5% per annum and matures on April 29, 2011. The principal face amount of the Second Note, together with any interest thereon, is convertible at the option of the holders at any time on or after March 30, 2010 (or such earlier date if the audited consolidated financial statements of the Company for the fiscal year ending December 31, 2009 are available prior to March 30, 2010) and prior to maturity, into shares of the Company's common stock at an initial conversion price that is tied to the after-tax net profits of the Company for the fiscal year ending December 31, 2009.  The obligation of the Company under this note is ranked senior to all other debt of the Company. The note is secured by a security interest granted to the Investors pursuant to a share pledge agreement. The Second Note is not considered to have an embedded beneficial conversion feature because the conversion price and convertible shares are contingent upon future net profits.  The terms for the Note were amended and restated on April 29, 2009.

On June 25, 2008, the Company and the Investors entered into a Rescission and Subscription Agreement (the “Rescission”) to rescind the conversion of the First Note and the issuance of conversion shares of Common Stock at the Second Closing pursuant to the Amendment. The Company and the Investors rescinded the conversion of the principal amount ($5,000,000) under the First Note into 4,065,040 shares of Common Stock, and the Investors waived accrued interest on the First Note. Accordingly, the interest expense which had accrued on the note has been recorded as a decrease in interest expense for the period. At the Rescission closing, the Company repaid in full the First Note and issued to the Investors 4,065,040 shares of Common Stock at the price of $1.23 per share for an aggregate purchase price of $5,000,000.  This was done through a cross receipt arrangement; the amortized portion of BCF was reversed to additional paid in stock.  The Company has now concluded that in substance the transaction resulted in the conversion of the first $5,000,000 note into common stock and that the remaining BCF of $3,472,603 at the date of conversion should have been expensed.

On April 29, 2009, CREG issued an 8% Secured Convertible Promissory Note in the principal amount of $3 million to Carlyle Asia Growth Partners III, L.P. with maturity on April 29, 2012. The note holder has the right to convert all or any part of the aggregate outstanding principal amount of this note, together with interest, if any, into shares of the Company’s common stock, at any time on or after March 30, 2010 (or such earlier date if the audited consolidated financial statements of the Company for the fiscal year ending December 31, 2009 are available on a date prior to March 30, 2010) and prior to the maturity date (or such later date on which this note is paid in full), at a conversion price per share of common stock equal to US $0.80.

Bank Loan Payable

On April 13, 2009, Xi’an TCH entered into a one-year working capital loan agreement with the Industrial Bank Co., Ltd. Xi’an branch, to borrow $2.9 million (RMB 20 million) at 5.3% and Xi’an TCH is required to make quarterly interest payments on the outstanding loan balance.  The loan agreement contains standard representations, warranties and covenants, and the borrowed funds are to be guaranteed through a separate guaranty contract with Shanxi Zhongze Investment Co., Ltd.

Notes Payable – Bank Acceptances

We had notes payable for bank acceptances of $1,466,467 at September 30, 2009, which were collateralized by cash in the bank recorded as restricted cash.  We endorsed the bank acceptances to vendors as payment of our obligations.  Most of the bank acceptances have a maturity of less than six months.

COMMITMENTS

Zhonggang Binhai 7-Megawatt Capacity Electricity Generation Project

In September, 2008, the Company signed a contract to recycle waste gas and waste heat for China Zhonggang Binhai Enterprise Ltd. (“Zhonggang Binhai”) in Cangzhou City, Hebei Province, a world-class nickel-iron manufacturing joint venture between China Zhonggang Group and Shanghai Baoshan Steel Group.  According to the contract, the Company will install a 7-Megawatt capacity electricity-generation system. It will be an integral part of the facilities designed to produce 80,000 tons of nickel-iron per year. The project will generate 7-megawatt capacity electricity and help reduce in excess of 20,000 tons of carbon dioxide emissions every year. The project started construction in March 2009 and will be completed within 11 months with approximately $ 7.8 million (RMB 55 million) in total investment.

Erdos’s Phase One - Two 9-Megawatt Capacity Electricity Generation Project

On April 14, 2009, the Company incorporated Erdos TCH for recycling waste heat from Erdos ‘s metal refining plants to generate power and steam, which will then be sold back to Erdos with a term of 20 years.  Erdos  is the world’s largest Ferrosilicon alloy producer with more than 500 kilo tons annual capacity of Ferrosilicon alloy and 450 kilo tons of Silicon manganese (approximately 15% world market share). The Company plans to recycle residual heat from selected 54 furnaces over total 100 furnaces in the Erdos’s production lines. Total investment for the project is estimated at approximately $74 million (RMB 500 million) for 11 power units with capacity of 70MW electricity, with the potential to grow to 120 MW or more, and 30 tons of steam per hour. The whole project is expected to complete by the end of 2011 and supply 10% of Erdos’s current electricity need. The first phase, which includes two power lines with total 18MW of capacity started in May 2009. One power line with 9MW capacity is estimated to be complete at the end of 2009.

ITEM 3. PROPERTIES

We currently lease two office spaces, one in Xi’an and one in Shanghai.  On February 1, 2010, we expanded and moved our leased office space in Xi’an within the Chang’an Metropolis Center where we previously occupied part of a floor in Tower B.  Our leased space in Xi-an is now the 12th Floor of Tower A at Chang’an Metropolis Center, No. 88, Nanguanzheng Street, Xi’an, PRC.  Our leased office space in Shanghai is located at Room 3163, Floor 31, Jinmao Plaza, No.88 Century Avenue, Pudong New District, Shanghai, PRC.  Average monthly rent for all locations was $11,174 in 2009 and is $16,937 in 2010.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information by each of the following as of December 31, 2009, (unless otherwise indicated) regarding their beneficial ownership of our common stock: (i) each person who is known by us to beneficially own more than 5% of our common stock; (ii) our Chief Executive Officer and the other individual named in the Summary Compensation Table in this Amended Report; (iii) each of our directors; and (iv) all of our directors and executive officers as of December 31, 2009, as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities.  Except as indicated by footnote, and subject to applicable community property laws, the persons and entities named in the table below have sole voting and sole investment power with respect to the shares set forth opposite each person’s or entity’s name.

Shares of common stock subject to options currently exercisable or exercisable within 60 days after December 31, 2009, are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

	Common Stock Beneficially Owned
Beneficial Owner	Number of Shares		Percent of Class
Carlyle Asia Growth Partners III, L.P. c/o The Carlyle Group 1001 Pennsylvania Avenue, NW, Suite 220 Washington, DC 20004	8,131,746	(1)	20.97%
Guohua Ku	18,706,943		48.24%
Lanwei Li	90,000	(2)	*
Zhigang Wu	36,000	(3)	*
Nicholas Shao	—		*
Dr. Robert Chanson	—		*
Timothy Driscoll	—		*
Julian Ha	—		*
Sean Shao	—		*
All executive officers and directors as a group (9 persons)	18,868,943	(4)	48.66%

*	Less than one percent (1%) of outstanding shares.
(1)
The amount shown and the following information is derived from Amendment No. 1 to the Schedule 13D filed jointly by (i) Carlyle Asia Growth Partners III, L.P., a Cayman Islands exempt limited partnership (“Asia Growth”), (ii) CAGP III Co-Investment, L.P., a Cayman Islands exempt limited partnership (“Co-Investment”), (iii) CAGP General Partner, L.P., a Cayman Islands exempt limited partnership, (iv) CAGP Ltd., a Cayman Islands exempt company, (v) TC Group Cayman, L.P., a Cayman Islands exempt limited partnership (vi) TCG Holdings Cayman, L.P., a Cayman Islands exempt limited partnership, and (vii) Carlyle Offshore Partners II, Ltd. A Cayman Islands exempt company, reporting beneficial ownership as of April 29, 2008. According to the amended Schedule 13D, Asia Growth and Co-Investment are the record owners of 7,785,415 and 346,331 shares of Common Stock, respectively. CAGP General Partner, L.P. is the general partner of both Asia Growth and Co-Investment. CAGP General Partner, L.P. may, by virtue of it being the general partner of Asia Growth and Co-Investment, be deemed to have voting control and investment discretion over the securities held by Asia Growth and Co-Investment. The sole general partner of CAGP General Partner, L.P. is CAGP Ltd., a limited company that is wholly owned by TC Group Cayman, L.P. The sole general partner of TC Group Cayman, L.P. is TCG Holdings Cayman, L.P. Carlyle Offshore Partners II, Ltd. Is the sole general partner of TCG Holdings Cayman, L.P. Each of CAGP Ltd., TC Group Cayman, L.P., TCG Holdings Cayman, L.P., and Carlyle Offshore Partners II, Ltd. may, by virtue of being the owner or general partner, as the case may be, of CAGP General Partner, L.P., CAGP Ltd., TC Group Cayman, L.P., and TCG Holdings Cayman, respectively, be deemed to have voting control and investment discretion over the securities held by Asia Growth and Co-Investment.

(2)	Includes 90,000 shares issuable upon the exercise of options.
(3)	Includes 36,000 shares issuable upon the exercise of options.
(4)	Includes 18,706,843 shares held directly and 162,000 shares issuable upon the exercise of options.

ITEM 5.       DIRECTORS AND EXECUTIVE OFFICERS.

The following table sets forth our executive officers and directors, their ages and the positions held by them:

Name	Age	Position
Guohua Ku	48	Chief Executive Officer and Chairman of the Board
Lanwei Li	28	Vice President and Director of Business and Director
Xinyu Peng	41	Chief Financial Officer and Secretary
Zhigang Wu	38	Vice President, Finance
Nicholas Shao	38	Director
Dr. Robert Chanson	60	Director
Timothy Driscoll	66	Director
Julian Ha	41	Director
Sean Shao	52	Director

Guohua Ku was appointed as a director and Chief Executive Officer as of December 10, 2008.  He was elected Chairman of the Board as of April 1, 2009.  Prior to joining the Company, Mr. Ku served as a Senior Engineer for Yingfeng Technology from 2003 to 2007.  From 1979 to 2003, Mr. Ku served in multiple capacities for Shan Xi Blast Air Blower (Group) Co., Ltd., with his last position serving as a Senior Engineer.

Lanwei Li was appointed as a director on April 1, 2009.  He has worked for the Company and its predecessors since March 2005 and currently works as Vice President and Director of Business, supervising the departments of Business Development, Investment Management and Strategy Development.  He has a higher education background in investment economy management.

Xinyu Peng was appointed as Chief Financial Officer of the Company on August 4, 2008.  On December 10, 2008, the board of directors also appointed Mr. Peng as Secretary of the Company.  Prior to joining the Company, Mr. Peng served as Vice President of Tavistock Group Asia from January 2008 to July 2008. From November 2006 to July 2008, Mr. Peng served as Chief Financial Officer and Director of MOD3 Cabinets & Home LLC.  From July 2003 to July 2008, he served as Chief Financial Officer of Creative Hospitality Concepts LLC.

Zhigang Wu  was appointed as Vice President, Finance starting in October 2007 and is responsible for the securities and financing activities of the Company.  Before joining the Company, Mr. Wu worked for over a decade in the securities and investment industries with Guotai-Junan Securities and Zhongzheng Investment.  Mr. Wu received a bachelor degree from Inner-Mongolia Finance & Economy University in 1998, with a major in international finance.

Nicholas Shao was appointed as a director of the Company on June 3, 2008, in accordance with the terms of the Shareholders Agreement between the Company and, among other parties, certain Carlyle Asia Growth investors.  Mr. Shao is currently a Vice President of Carlyle Asia Growth and has worked in several international investment banks, including Credit Suisse First Boston and Morgan Stanley as a senior manager and analyst.

Dr. Robert Chanson was appointed a director of the Company on January 20, 2010, by the Board of Directors.  Mr. Chanson has served as the Chairman of Calventis SA, Switzerland since 2009 and the Chairman of Samba Minerals Ltd, Australia since 2008.  Mr. Chanson previously served as the Chairman and chief executive officer of AmbioCare Holding from 2001 to 2007, a director of Plant Health Care plc in the U.K. from 2004 through 2008, a director of Plant Health Care, Inc. in the U.S. from 1995 through 2004, and a director of EHC Viridian Ltd. in the U.K. from 1999 to 2001.  Mr. Chanson received both his Doctorate and Master in Law degrees from the University of Zurich and his Bachelor Degree in Natural Sciences (Physics & Chemistry) with Latin from Kantons- schule Zurich' in Zurich, Switzerland.

Timothy Driscoll was appointed a director of the Company on October 30, 2009, by the Board of Directors.  Mr. Driscoll currently serves as the chief executive officer of Proteus Industries, president of MTD Ventures, and president and chief of executive officer of Driscoll Management Services. Mr. Driscoll also serves as a director of American Oil and Supply International and Proteus Industries.  From 1994 through 1999, Mr. Driscoll was the president and chief executive officer of Agrevo Environmental Health and was the president and chief executive officer of Rouossel UCLAF Environmental Health from 1991 to 1994.  Mr. Driscoll received his MBA in Finance from Xavier University and B.S. in Economics from Villanova University.

Julian Ha was appointed a director of the Company on October 30, 2009, by the Board of Directors.  Since 2006, Mr. Ha has been a member of the Private Equity, Financial Officers and Legal practice groups of Heidrick & Struggles International, Inc.  From 2005 through 2006, Mr. Ha was a Director in the Corporate Finance group of Evolution Securities China Limited.  From 2001 to 2005, Mr. Ha was a Director of European Business Development for CapitalKey Advisors and Capital IQ.  Mr. Ha was an Executive Vice President with DDL from 2000 to 2001, where he was responsible for portfolio management.  Mr. Ha trained as a corporate lawyer and has practiced in New York, Washington, D.C., London, Singapore and Shanghai.  Mr. Ha received his BA from Cornell University , his Masters degrees from the London School of Economics and Harvard University and his JD from the NYU School of Law.

Sean Shao was appointed a director of the Company on October 30, 2009, by the Board of Directors.  Mr. Shao currently serves as a director of Agria Corporation and as the Chairman of its Compensation Committee since November 2008, as a director and Chairman of the Audit Committee of Yongye International, Inc. since April 2009, and a director and Chairman of the Audit Committee of China Biologic Products, Inc. since July 2008.  Mr. Shao previously served as the Chief Financial Officer of Trina Solar Limited (“Trina”) from August 2006 to June 2008, and as the chief financial officer of ChinaEdu Corporation from September 2005 to August 2006.  Mr. Shao was the chief financial officer of Watchdata Technologies Ltd. from August 2004 to September 2005 and a senior manager at Deloitte Touche Tohmatsu Beijing from October 1998 to July 2004 and Deloitte & Touche Toronto from December 1994 to November 1997.  Mr. Shao received his master’s degree in health care administration from the University of California at Los Angeles in 1988 and his bachelor’s degree in art from East China Normal University in 1982.  Mr. Shao is a CPA.

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. There are no membership qualifications for directors.   Pursuant to the Shareholders Agreement, dated as of November 16, 2007, between the Company and, amongst other parties, Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P.  CAGP III Co-Investment, L.P. has the right to appoint up to two members of the board of directors for so long as they remain investors in the Company.  There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

ITEM 6. EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation earned during the years ended December 31, 2009 and 2008, by those individuals who served as our Chief Executive Officer, or Chief Financial Officer during any part of 2009 or any other executive officer with total compensation in excess of $100,000 during 2009.  The individuals listed in the table below are referred to as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Guohua Ku (1)	2009	$17,876							17,876
Chief Executive Officer and Chairman of the Board	2008	1,498	—	—	—	—	—	—	$1,498

Xinyu Peng(2)	2009	$115,200	—	—	—	—	—	—	$115,200
Chief Financial Officer and Secretary	2008	$40,773	—	—	—	—	—	—	$40,773

(1)	Guohua Ku was appointed as Chief Executive Officer of the Company on December 10, 2008.
(2)	Xinyu Peng was appointed as Chief Financial Officer and Secretary of the Company on August 4, 2008, and December 10, 2008, respectively.

Employment Contracts

Mr. Guohua Ku entered into an employment agreement with the Company to serve as its CEO on December 10, 2008.  The agreement has a two-year term starting December 10, 2008 that includes a one-month probationary period.  Mr. Ku receives a salary of $17,876 annually for his service as CEO.  The Company may terminate the employment agreement at any time without any prior notice to the employee if Mr. Ku engages in certain conduct, including, but not limited to (i) the violation of the rules and procedures of the Company or breaches the terms of the employment agreement; (ii) neglecting his duties or engages in malpractice for personal gain that damages the Company; (iii) entering into an employment relationship with any other employer during his employment with the Company; or (iv) the commission of a crime. The Company also may terminate the employment agreement upon 30 days written notice to Mr. Ku under certain other conditions, including but not limited to (i) inability to continue position due to non-work-related sickness or injury; (ii) incompetence; and (iii) the need for mass layoffs or other restructuring.   Mr. Ku has the right to resign at any time upon a 30 days written notice to the Company.

Mr. Xinyu Peng entered into an employment agreement with the Company to serve as its CFO on July 17, 2008.  The agreement has a two-year term starting July 17, 2008, that includes a one-month probationary period.  Mr. Peng receives a salary of $140,000 annually for his service as CFO.  The Company may terminate the employment agreement at any time without any prior notice to the employee if Mr. Peng engages in certain conduct, including, but not limited to (i) the violation of the rules and procedures of the Company or breaches the terms of the employment agreement; (ii) neglecting his duties or engages in malpractice for personal gain that damages the Company; (iii) entering into an employment relationship with any other employer during his employment with the Company; or (iv) the commission of a crime. The Company also may terminate the employment agreement upon 30 days written notice to Mr. Peng under certain other conditions, including but not limited to (i) inability to continue position due to non-work-related sickness or injury; (ii) incompetence; and (iii) the need for mass layoffs or other restructuring.   Mr. Peng has the right to resign at any time upon a 30 days written notice to the Company.

Nonstatutory Stock Option Plan

The board of directors of the Company approved the China Recycling Energy Corporation 2007 Nonstatutory Stock Option Plan (the “2007 Plan”) on November 13, 2007, which permits grants of nonstatutory stock options to all employees, officers, directors and consultants of the Company or its affiliates.  The 2007 Plan authorizes the issuance of up to 3,000,000 shares of common stock of the Company and by its terms will expire on November 12, 2012.  On November 13, 2007, the Board authorized the issuance of options on all 3,000,000 shares to eligible recipients under the 2007 Plan.  These stock options had a five year term and an exercise price of $1.23 per share.

The recipients of the outstanding stock options forfeited all of the outstanding options as of  June 25, 2008 and new grants of stock options equaling 3,000,000 shares were made on August 4, 2008.  These new stock options were granted with an exercise price of $0.80 per share, the fair market value of the Company's common stock on the date of grant.  Subsequent stock options were granted on November 12, 2009, with an exercise price of $2.35.  The options vest as to 15% on the date that was six months from the date of grant; vest 15% on the first anniversary of the date of grant; vest 50% on the second anniversary of the date of grant; and vest the remaining 20% on the third anniversary of the date of grant. The stock options also become fully vested upon termination without cause, termination for good reason, termination due to death or disability or in the event of a change in control of the Company.  The stock options expire on the fifth anniversary of the date of grant.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table sets forth information regarding all outstanding equity awards held by the named executive officers at December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($ )	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Guohua Ku	–	–	–	–	–	–	–	–	–

Xinyu Peng	–	–	–	–	–	–	–	–	–

Potential Payments Upon Termination or Change of Control

Employment Agreements

Certain of our executive officers, including our CEO, have an employment agreement with the Company.  Under Chinese law, we may only terminate employment agreements without cause and without penalty by providing notice of non-renewal one month prior to the date on which the employment agreement is scheduled to expire. If we fail to provide this notice or if we wish to terminate an employment agreement in the absence of cause, as defined in the agreement, then we are obligated to pay the employee one month’s salary for each year we have employed the employee. We are, however, permitted to terminate an employee for cause without penalty pursuant to the employment agreement.

2007 Plan

To date, the only awards outstanding under the 2007 Plan are stock options.  Under the terms of the 2007 Plan, recipients have the right to exercise any vested options, in whole or in part, at any time after termination during the remaining term of the option; provided, however, that the Board may specify a shorter period for exercise following termination as it deems reasonable and appropriate.   In the event of the recipient’s termination of employment by the Company without “cause” (as may be defined in an employment agreement), by the recipient for “good reason” (as may be defined in an employment agreement), or by reason of the recipient's death or “disability” (as may be defined in an employment agreement), any portion of the option that has not become vested and exercisable as of the date of the termination of employment shall immediately vest and become exercisable.  The 2007 Plan is more fully described above in the narrative following the Summary Compensation Table.

Director Summary Compensation Table

The following table sets forth certain information regarding the compensation earned by or awarded during the 2009 fiscal year to each director that is not a named executive officer and who served on our board of directors in the 2009 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Nicholas Shao	—	—	—	—	—	—	0

Hanqiao Zheng	—	—	—	—	—	—	0

Timothy Driscoll	4,000						4,000

Julian Ha	4,000						4,000

Sean Shao	4,000						4,000

(1)	The aggregate number of option awards outstanding at December 31, 2009 for each of the directors was as follows:

Name	Options
Nicholas Shao	0
Hanqiao Zheng	0
Sean Shao	50,000
Julian Ha	40,000
Timothy Driscoll	40,000

Three grants of stock options were made to non-employee directors in 2009 pursuant to the Board’s authority to grant such awards.  The recipients were Sean Shao, Julian Ha and Timothy Driscoll.

Compensation Committee Interlocks and Insider Participation

The Company first formed a Compensation Committee on November 25, 2009, however, the Compensation Committee did not hold any meetings in the fiscal year ended December 31, 2009.  Messrs. Nicholas Shao and Hanqiao Zheng participated in deliberations of the Company’s board of directors concerning executive officer compensation during the fiscal year ended December 31, 2009.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The board of directors must approve all related party transactions. All material related party transactions will be made or entered into on terms that are no less favorable to us than can be obtained from unaffiliated third parties.

Director Independence

Dr. Robert Chanson, Timothy Driscoll, Julian Ha, Nicholas Shao, and Sean Shao are our only non-employee directors, and our board of directors has determined that they are independent pursuant to the listing rules of NASDAQ.  All of the members of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent pursuant to the listing rules of NASDAQ.

ITEM 8. LEGAL PROCEEDINGS

The Company is not a party to any legal proceedings that it believes will have a material adverse effect upon the conduct of its business or its financial position.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Our common stock is currently traded on the NASD’s Over-the-Counter Bulletin Board under the symbol “CREG.” (“CHDW” prior to March 8, 2007). On August 6, 2004 we changed our name from Boulder Acquisitions, Inc. to China Digital Wireless, Inc. and changed our symbol from “BAQI” to “CHDW.” On March 8, 2007, we changed our name from China Digital Wireless, Inc. to China Recycling Energy Corporation, and changed our symbol from “CHDW” to “CREG”.  On February 1, 2010, the last reported sales price for our common stock was $3.88 per share. As of February 1, 2010, there were 38,778,035 shares of our common stock outstanding held by approximately 2,881 shareholders of record.

The table below provides information with respect to the Company’s quarterly stock prices during 2009 and 2008:

	2009				2008
	4Q	3Q	2Q	1Q	4Q	3Q	2Q	1Q
High	$4.30	$1.80	$1.00	$0.75	$1.09	$1.34	$1.88	$2.72

Low	1.65	0.65	0.30	0.22	0.27	0.80	1.05	1.25

Close	4.12	1.73	0.99	0.44	0.51	1.10	1.24	1.45

Dividend Policy

We did not pay any cash dividends on our common stock in 2008 or 2009. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business.

Equity Compensation Plan Information

Information about our equity compensation plans at December 31, 2009 that were either approved or not approved by our shareholders was as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	-	-	-

Equity compensation plans not approved by security holders	3,000,000	$0.95	0

Total	3,000,000	$0.95	0

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

On January 24, 2007, a group of individual purchasers entered a share purchase agreement with a group of shareholders of China Digital Wireless, Inc. (“Company”) to purchase 12,911,835 shares of Company’s common stock owned by Sellers, $ 0.001 par value, for an aggregate purchase price of $ 490,000. Purchasers were Guohua Ku, Hanqiao Zheng, Ping Sun, Qianping Huang, Xiaohong Zhang and Lixia Zhang. Sellers are Caihua Tai, Ming Mao, Ying Shi, Sixing Fu, Xiaodong Zhang, Tianqi Huang, Wei Huang, Jing Song, Ruijie Yu, and Weiping Jing, all of whom are shareholders of Company. In accordance with the share purchase agreement, Guohua Ku acquired 9,073,700 shares. Hanqiao Zheng acquired 2,406,365 shares. Ping Sun acquired 745,880 shares. Qianping Huang acquired 157,755 shares. Xiaohong Zhang acquired 72,018 shares. Lixia Zhang acquired 456,117 shares. This sale was a sale of restricted shares between the shareholders of the Company and the individual purchasers under Rule 144A of the Securities Act of 1933. Therefore, the Company did not issue any new shares to purchasers and this sale did not change the total number of issued and outstanding shares of the Company. The proceeds of the sale were directly paid by the purchasers to the sellers and Company neither was entitled to nor received the proceeds of the sale.

On June 21, 2007, two of Company’s major shareholders, Guohua Ku and Hanqiao Zheng executed and consummated a share exchange agreement with a group of individual purchasers all of whom are shareholders of Xi’an Yingfeng Science and Technology Co. Ltd (“Yingfeng”). Guohua Ku and Hanqiao Zheng sold 289,427 and 2,406,365 shares of CREG’s common stock (“CREG shares”) they owned, respectively, to the purchasers for a total of 8,087,376 shares of Yingfeng’s common stock (“Yingfeng Shares”). The share exchange agreement was initially negotiated and signed by Guohua Ku, Hanqiao Zheng and the representative of the purchasers on February 22, 2007. On June 21, 2007, the agreement was executed and consummated when all Purchasers and Sellers received the physical stock certificates of CREG shares and Yingfeng Shares delivered by the other party, pursuant to the Execution and Closing Clause of the share exchange agreement. As the result of this share exchange transaction, the purchasers, who were 472 individual shareholders of Yingfeng, acquired 2,695,792 shares of CREG’s common stock.  None of the purchasers acquired more than 1% of the total issued and outstanding common stock of CREG in this transaction. Guohua Ku and Hanqiao Zheng own 8,784,273 and 0 shares of CREG’s common stock, respectively, upon the consummation of this transaction. None of the purchasers in this share exchange transaction is a U.S. Person, as such term is defined in Rule 902(k) of Regulation S, or located within the U.S. This transaction is between non-U.S. Persons and takes place outside of the U.S. Therefore, this transaction is exempt from registration under the Securities Act of 1933 in reliance upon the exemption from registration pursuant to Regulation S of the rules and regulations promulgated by the SEC under the Securities Act of 1933.

On August 22, 2007, Guohua Ku executed and consummated a share exchange agreement with another group of individual shareholders of Yingfeng. Under the terms of this Agreement, Guohua Ku sold 623,410 shares of CREG’s common stock he owned to the Purchasers for a total of 1,870,230 shares of Yingfeng’s common stock. As the result of this share exchange transaction, this group of Yingfeng Shareholders acquired in total 623,410 shares of CREG’s common stock. None of them acquired more than 1% of the total issued and outstanding common stock of CREG in this transaction. Guohua Ku, owns 8,160,863 shares of CREG’s common stock after the consummation of this transaction.

On August 23, 2007, Guohua Ku executed and consummated a share purchase agreement with Hanqiao Zheng to sell 8,160,863 shares of CREG’s common stock he owned to Hanqiao Zheng for US $2,040,215. As the result of this share purchase transaction, Hanqiao Zheng acquired 8,160,863 shares of CREG’s common stock. Guohua Ku, owns 0 shares of CREG’s common stock after the consummation of this transaction.

On November 14, 2007, the Company entered into an Assets Transfer and Share Issuance Agreement (the “Agreement A”) with Hanqiao Zheng Hanqiao, the President and major shareholder of the Company and TCH. Under the Agreement A, Hanqiao Zheng sold and transferred two TRT systems equipment (the “Assets”) amounting to $9,677,420 (equivalent to RMB 72,000,000) to the Company for 7,867,821 shares of common stock of the Company at a 23-days weighted average market price of $1.23 per share. Under the same Agreement A, the Company subsequently sold and transferred to TCH the aforementioned Assets for $9,677,420 (equivalent to RMB 72,000,000). Currently, the management of TCH has no intention to engage the Assets to any new direct financing projects.

Also on November 14, 2007, the Company entered into a Share Purchase Agreement (the “Agreement B”) with Hanqiao Zheng for a cash investment of $4,032,258 for 3,278,259 shares of common stock of the Company issued at a 23-days weighted average market price of $1.23 per share.

On November 16, 2007, the Company entered into a Stock and Notes Purchase Agreement (“Purchase Agreement”) with Carlyle Asia Growth Partners III, L.P. (“CAGP”) and CAGP III Co. Investment, L.P. (together with CAGP, the “Investors”). Under the terms of the Purchase Agreement, the Company sold to the Investors a 10% Secured Convertible Promissory Note of $5,000,000 (the “First Note”). Additionally, the Purchase Agreement provides for two subsequent transactions to be effected by the Company and the Investors, which include (i) the issuance by the Company and subscription by the Investors of a total of 4,066,706 shares of common stock of Company, at the price of $1.23 per share for an aggregate purchase price of $5,000,000, and (ii) the issuance and sale by the Company to the Investors of a 5% Secured Convertible Promissory Note of $15,000,000 (the foregoing transactions, together with sale and purchase of the First Note, are hereinafter referred to as the “Offering”). The subsequent transactions are contingent upon the satisfaction of certain conditions specified in the Purchase Agreement, including entry into specified energy and recycling project contracts and the purchase of certain energy recycling systems.

The First Note bore interest at 10% and matured on November 16, 2009. The principal face amount of the First Note, together with any interest thereon was convertible at the option of the holders at any time on or prior to maturity, into shares of the Company’s common stock at an initial conversion price of $1.23 per share (subject to anti-dilution adjustments). The First Note was subject to mandatory conversion upon the consummation of the aforementioned issuance and subscription of shares of the Company’s common stock under the Purchase Agreement. As more fully described in the First Note, the obligations of the Company under the First Note ranked senior to all other debt of the Company.

As collateral for the First Note, the President and a major shareholder of the Company pledged 9,653,471 shares of the Company’s common stock held by him to secure the First Note.

The First Note was considered to have an embedded beneficial conversion feature (“BCF”) because the conversion price was less than the quoted market price at the time of the issuance. Accordingly, the BCF of $5,000,000 was recorded separately as unamortized beneficial conversion feature based on the intrinsic value method. The First Note was recorded in the balance sheet at face value less the unamortized BCF. The terms for the First Note were amended on April 29, 2008 and the First Note was repaid in full on June 25, 2008, as described below.

On April 29, 2008, the Company entered into an Amendment to the Purchase Agreement with the Investors (the “Amendment”). Under the terms of the Amendment, (i) the Company issued and the Investors subscribed for 4,066,706 shares of common stock of the Company, at $1.23 per share for $5,002,048, as originally contemplated under the Agreement; (ii) the Investors converted the principal amount under the First Note (and waived any accrued interest thereon) into 4,065,040 shares of common stock of the Company at the conversion price per share of $1.23, pursuant to the terms and conditions of the First Note issued under the Agreement; (iii) the Company issued and sold to the Investors a new 5% Secured Convertible Promissory Note of $5,000,000 to the Investors (the “Second Note” and collectively with the First Note, the “Notes”); and (iv) the Company granted to the Investors an option to purchase a 5% Secured Convertible Promissory Note of $10,000,000, exercisable by the Investors at any time within nine (9) months following the date of the closing of the transactions contemplated by the Amendment (the “Option Note”).

The Second Note bears interest at 5% and matures on April 29, 2011. The principal face amount of the Second Note, together with any interest thereon, is convertible at the option of the holders at any time on or after March 30, 2010 (or such earlier date if the audited consolidated financial statements of the Company for the fiscal year ending December 31, 2009 are available prior to March 30, 2010) and prior to maturity, into shares of the Company's common stock at an initial conversion price that is tied to the after-tax net profits of the Company for the fiscal year ending December 31, 2009, as described in the Second Note. The Second Note is subject to mandatory conversion upon the listing of the Company's common stock on the National Association of Securities Dealers Automated Quotations main-board, the New York Stock Exchange or the American Stock Exchange. As more fully described in the Second Note, the obligations of the Company under the Second Note shall rank senior to all other debt of the Company.

The Second Note and the Option Note are both secured by a security interest granted to the Investors pursuant to the Share Pledge Agreement.

The Second Note was not considered to have an embedded BCF because the conversion price and convertible shares are contingent upon future net profits.

On June 25, 2008, the Company and the Investors entered into a Rescission and Subscription Agreement (the “Rescission”) to rescind the conversion of the First Note and the issuance of conversion shares of Common Stock at the Second Closing pursuant to the Amendment. The Company and the Investors rescinded the conversion of $5,000,000 under the First Note into 4,065,040 shares of Common Stock, and the Investors waived accrued interest on the First Note. Accordingly, the interest expense which had accrued on the note was recorded as a decrease in interest expense for the period. At the Rescission closing, the Company repaid in full the First Note and issued to the Investors 4,065,040 shares of Common Stock at the price of $1.23 per share for $5,000,000.  This was done through a cross receipt arrangement; the amortized portion of BCF was reversed to additional paid in stock.  The Company has now concluded that in substance the transaction resulted in the conversion of the first $5,000,000 note into common stock and that the remaining BCF of $3,472,603 at the date of conversion should have been expensed.

On November 13, 2007, the Company approved the 2007 Non-statutory Stock Option Plan (the “2007 Plan”). Pursuant to the 2007 Plan, the Company may issue stock, or grant options to acquire the Company’s common stock at par value $0.001 (the “Stock”), with an aggregate amount of 3,000,000 shares of the Stock, from time to time to employees and directors of the Company or other individuals, including consultants or advisors, all on the terms and conditions set forth in the 2007 Plan. The exercise price of the options is the closing price per share of the Company’s common stock on the grant date. On August 4, 2008, the Company approved the forms of Nonstatutory Stock Option Agreement – Manager Employee and Nonstatutory Stock Option Agreement – Non-Manager Employee for grants under the 2007 Plan.  The vesting terms of option grants under the 2007 Plan are subject to the agreements for managerial and non-managerial employees. For managerial employees, no more than 15% of the total stock options shall vest and become exercisable on the six month anniversary of the grant date. An additional 15% and 50% of the total stock options shall vest and become exercisable on the first and second year anniversary of the grant date, respectively. The remaining 20% of the total stock options shall vest and become exercisable on the third year anniversary of the grant date. For non-managerial employees, no more than 30% of the total stock options shall vest and become exercisable on the first year anniversary of the grant date. An additional 50% of the total stock options shall vest and become exercisable on the second year anniversary of the grant date. The remaining 20% of the total stock options shall vest and become exercisable on the third year anniversary of the grant date. Each stock option shall become vested and exercisable over a period of no longer than five years from the grant date.   Accelerated vesting of options may also occur upon a change in control or termination of employment due to death or disability.

The Company issued 3,278,259 shares of its Common Stock to one of the Company’s shareholders, who paid $4,032,258 to the Company during 2008.  This purchase was part of an investment agreement by the shareholder entered into in November 2007 to purchase the shares at $1.23 per share.

On April 29, 2009, CREG issued an 8% Secured Convertible Promissory Note of $3 million to CAGP with a maturity of April 29, 2012.  The note holder has the right to convert all or any part of the aggregate outstanding principal amount of this note, together with interest, if any, into shares of the Company’s common stock, at any time on or after March 30, 2010 (or such earlier date if the audited consolidated financial statements of the Company for the fiscal year ending December 31, 2009 are available on a date prior to March 30, 2010) and prior to the maturity date (or such later date on which this note is paid in full), at a conversion price per share of common stock equal to US $0.80.  The conversion feature of this note is not beneficial to the holder as the stock price on April 29, 2009 was $0.47.

On April 29, 2009, CREG amended and restated the 5% secured convertible promissory note (the “Second Note”), which was issued as part of the amendment of the First Note on April 28, 2008. Accordingly the Conversion Rights and Conversion Price were amended so that the holder of the Second Note has the right, but not the obligation, to convert all or any part of the aggregate outstanding principal amount of the Second Note, together with interest, into shares of the Company’s common stock, at any time on or after March 30, 2010 (or such earlier date if the audited consolidated financial statements of the Company for the fiscal year ending December 31, 2009 are available on a date prior to March 30, 2010) and prior to the maturity date (or such later date on which this Note is paid in full), at the following conversion price: (a) an amount equal to (i) the Company’s net profit, adjusted in accordance with the Second Note, multiplied by (ii) 5.5, and less (iii) the principal amount of the Second Note, together with accrued interest, divided by (b) the then total shares of the Company’s common stock outstanding on a fully-diluted basis.

On April 29, 2009, to the Company also agreed with certain investors to amend and restate the Registration Rights Agreement for the convertible notes to amend the rights for demand registration by certain investors and the applicable liquidated damages for the Company if it fails to timely comply with the demand for registration.

 On April 20, 2009, the Company entered into a Stock Purchase Agreement with an accredited private investor. Pursuant to the agreement, CREG issued approximately 2.4 million shares, with a one-year lock-up period not to sell, for an aggregate of $2 million, or $0.85 per share.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Our Articles of Incorporation authorizes the issuance of 100,000,000 shares of common stock with a par value of $0.001 per share (the “Common Stock”), of which 38,778,035 shares were issued and outstanding as of February 1, 2010.

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the board of directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

With certain exceptions involving ouster, securities violations, commodities violations, receiving deposits in insolvent banks with knowledge of insolvency, and recovery by an insurer of profits realized from transactions made with unfair use of information, under Section 78.138 of the Nevada Revised Statutes, directors and officers of the Company will not be individually liable to the Company, its stockholders or creditors for any damages as a result of any act or failure to act in their capacity as a director or officer unless it is proven that the act or failure to act breached fiduciary duties as a director or officer and such breach involved intentional misconduct, fraud, or a knowing violation of law.

Pursuant to our Bylaws, we are required to indemnify and hold harmless, to the fullest extent permitted by Nevada law, each officer and director of the Company who is made or is threatened to be made a party or are otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of ours or, while a director or officer of ours, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, against all expenses, liabilities and losses (including without limitation attorneys' fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person.  Under Nevada law, any such indemnification is only available if such person is not liable under Section 78.138 of the Nevada Revised Statutes, as described above, or such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The indemnification provided by our Bylaws is not exclusive of any other rights to which those indemnified may be entitled under any statute, provision of the Company's Articles of Incorporation or Bylaws, agreement, vote of stockholders or Directors, or otherwise and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

The Company is entitled to purchase insurance on behalf of the officers and directors of the Company and is required to do so pursuant agreements between the Company and each of the directors.

ITEM 13. FINANCIAL STATEMENTS.

The information required by this item begins on page F-1 hereto, which is incorporated herein by reference.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements and Schedules

(1)	The Financial Statements listed on page F-1 are filed as a part of this report:

(2)
All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

(3)	Exhibits. Please see the list of exhibits set forth on our Exhibit Index, which is incorporated herein by reference.

INDEX TO FINANCIAL STATEMENTS

CHINA RECYCLING ENERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2009	December 31, 2008
	(Unaudited)	(Restated)
ASSETS

CURRENT ASSETS
Cash & cash equivalents	$5,683,300	$7,267,344
Restricted cash	4,395,153	-
Investment in sales type leases, net	4,212,046	1,970,591
Interest receivable on sales type leases	461,737	82,406
Prepaid expenses	-	3,849,087
Other receivables	248,037	102,850
Inventory	-	10,534,633
Total current assets	15,000,273	23,806,911

NON-CURRENT ASSETS
Investment in sales type leases, net	39,012,834	14,837,879
Advance for equipment	-	2,642,889
Property and equipment, net	90,860	95,359
Construction in progress	9,432,787	3,731,016
Intangible assets, net	-	3,482
Total non-current assets	48,536,480	21,310,625

TOTAL ASSETS	$63,536,753	$45,117,536

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$2,035,574	$1,186,902
Notes payable - bank acceptances	1,466,467	-
Short term loan	2,928,686	-
Unearned revenues	-	658,415
Tax payable	220,732	1,313,949
Accrued liabilities and other payables	2,977,962	3,528,527
Convertible notes	8,000,000	5,000,000
Accrued interest on convertible notes	228,676	168,494
Total current liabilities	17,858,098	11,856,287

DEFERRED TAX LIABILITY, NET	1,732,129	823,407

CONTINGENCIES AND COMMITMENTS

STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value; 100,000,000 shares authorized, 38,778,035 and 36,425,094 shares issued and outstanding as of September 30, 2009 and December 31, 2008, respectively	38,778	36,425
Additional paid in capital	37,074,978	30,475,360
Statutory reserve	2,349,198	1,319,286
Accumulated other comprehensive income	3,617,330	3,582,587
Retained Earnings (Accumulated deficit)	613,562	(2,991,995)
Total Company stockholders’ equity	43,693,846	32,421,663
Noncontrolling interest	252,679	16,179
Total equity	43,946,525	32,437,842
TOTAL LIABILITIES AND EQUITY	$63,536,753	$45,117,536

The accompanying notes are an integral part of these consolidated financial statements.

CHINA RECYCLING ENERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	NINE MONTHS ENDED SEPTEMBER 30		THREE MONTHS ENDED SEPTEMBER 30
	2009	2008	2009	2008
		(Restated)		(Restated)
Revenue
Sales of products	$27,938,697	$-	$18,425,620	$-
Rental income	5,946,892	6,876,223	-	4,259,807
Total revenue	33,885,589	6,876,223	18,425,620	4,259,807

Cost of sales
Cost of products	21,497,172	-	14,179,421	-
Rental expense	4,148,572	4,810,011	-	2,977,402
Total cost of sales	25,645,744	4,810,011	14,179,421	2,977,402

Gross profit	8,239,845	2,066,212	4,246,199	1,282,405

Interest income on sales-type leases	4,117,305	1,716,544	1,783,833	576,817
Total operating income	12,357,150	3,782,756	6,030,032	1,859,222

Operating expenses
General and administrative expenses	2,730,971	2,543,563	1,375,230	1,039,784
Total operating expenses	2,730,971	2,543,563	1,375,230	1,039,784

Income from operations	9,626,179	1,239,193	4,654,802	819,438

Non-operating income (expenses)
Interest income	29,702	-	29,702	(57,029)
Interest expense	(320,546)	(4,706,567)	113,222	-
Other expense	(68,842)	(2,239)	(66,078)	(1,238)
Other income	-	1,621	-	17
Exchange loss	(2,718)	(81,969)	(329)	(1,524)
Total non-operating income (expenses)	(362,405)	(4,789,154)	76,516	(59,774)

Income (loss) before income tax	9,263,774	(3,549,961)	4,731,318	759,664

Income tax expense	1,166,684	796,458	941,962	427,960

Net income (loss) from operations	8,097,089	(4,346,419)	3,789,355	331,704

Less: Net income (loss) attributable to noncontrolling interest	(10,898)	83	(7,740)	27

Net income (loss)	8,107,987	(4,346,502)	3,797,095	331,677

Other comprehensive item
Foreign currency translation gain (loss)	34,743	1,918,236	35,835	807,806

Comprehensive income (loss)	$8,142,730	$(2,428,266)	$3,832,930	$1,139,483

Basic weighted average shares outstanding	37,829,964	30,642,187	38,778,035	36,425,094
Diluted weighted average shares outstanding **	43,915,609	34,256,352	47,900,894	37,404,892

Basic net earnings (loss) per share *	$0.21	$(0.14)	$0.10	$0.01
Diluted net earning (loss) per share *	$0.19	$(0.14)	$0.08	$0.01

The accompanying notes are an integral part of these consolidated financial statements.

CHINA RECYCLING ENERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2009	2008
		(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) including noncontrolling interest	$8,097,089	$(4,346,419)
Adjustments to reconcile net income (loss) including noncontrolling interest to net cash provided by (used in) operating activities:
Depreciation and amortization	23,155	10,848
Amortization of discount related to conversion feature of convertible note	-	4,684,932
Stock option compensation expense	1,129,328	1,129,151
Accrued interest on convertible notes	60,182	42,466
Changes in deferred tax	1,731,344	357,751
(Increase) decrease in current assets:
Interest receivable on sales type leases	(379,331)	65,045
Advance to suppliers and prepaid expenses	3,828,438	(6,567,350)
Other receivables	(113,744)	(49,847)
Increase (decrease) in current liabilities:
Accounts payable	847,314	(1,217,170)
Unearned revenue	(658,655)	-
Tax payable	(1,917,728)	336,805
Accrued liabilities and other payables	(260,167)	1,097,127

Net cash provided by (used in) operating activities	12,387,225	(4,456,661)

CASH FLOWS FROM INVESTING ACTIVITIES:
Restricted cash	(4,393,159)	(823,428)
Investment in sales type leases	(9,484,917)	734,692
Increase investment in subsidiary	(16,100)	-
Acquisition of property and equipment	(15,096)	(113,906)
Construction in progress	(8,255,441)	(9,986,879)

Net cash used in investing activities	(22,164,713)	(10,189,521)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	2,000,000	9,032,258
Convertible notes	3,000,000	5,000,000
Short-term bank loan	2,927,358	429,615
Repayment to management	-	(74,699)
Cash contribution from noncontrolling interest	263,439	-

Net cash provided by financing activities	8,190,797	14,387,174

EFFECT OF EXCHANGE RATE CHANGE ON CASH & CASH EQUIVALENTS	2,647	330,608

NET INCREASE IN CASH & CASH EQUIVALENTS	(1,584,044)	71,600

CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	7,267,344	1,634,340

CASH & CASH EQUIVALENTS, END OF PERIOD	$5,683,300	$1,705,940

Supplemental Cash flow data:
Income tax paid	$1,307,406	$152,049
Interest paid	$319,086	$-
The accompanying notes are an integral part of these consolidated financial statements.

CHINA RECYCLING ENERGY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009 (UNAUDITED) AND DECEMBER 31, 2008

1.           ORGANIZATION AND DESCRIPTION OF BUSINESS

            China Recycling Energy Corporation (the “Company” or “CREG”) (formerly China Digital Wireless, Inc.) was incorporated on May 8, 1980, under the laws of the State of Colorado. On September 6, 2001, the Company re-domiciled its state of incorporation from Colorado to Nevada. The Company, through its subsidiary, Shanghai TCH Energy Technology Co., Ltd (“TCH” or “Shanghai TCH”), sells and leases energy saving systems and equipment. The businesses of mobile phone distribution and provision of pager and mobile phone value-added information services were discontinued in 2007.  On March 8, 2007, the Company changed its name to “China Recycling Energy Corporation”.

Beginning January 2007, the Company phased out and scaled down most of its business of mobile phone distribution and provision of pager and mobile phone value-added information services. In the first and second quarters of 2007, the Company did not engage in any substantial transactions or activity in connection with these businesses. On May 10, 2007, the Company discontinued the businesses related to mobile phones and pagers.

On February 1, 2007, the Company’s subsidiary, TCH, entered into two top gas recovery turbine systems (“TRT”) projects, each evidenced by a joint-operation agreement, with Xi’an Yingfeng Science and Technology Co., Ltd. (“Yingfeng”). TRT is an electricity generating system that utilizes the exhaust pressure and heat produced in the blast furnace of a steel mill to generate electricity. Yingfeng is a joint stock company registered in Xi’an, Shaanxi Province, Peoples Republic of China (the “PRC”), and engages in designing, installing, and operating TRT systems and sales of other renewable energy products.

Under the first joint-operation agreement, TCH and Yingfeng jointly operated a top gas recovery turbine project (“TRT Project”), which designed, constructed, installed and operated a TRT system and leased it to Zhangzhi Iron and Steel Holdings Ltd. (“Zhangzhi”). TCH provided capital and various properties into the TRT Project, including hardware, software, equipment, major components and devices. The TRT Project was completed and put into operation in August 2007. In October 2007, the Company terminated the joint-operation agreement with Yingfeng. TCH became entitled to the rights, titles, benefits and interests in the TRT Project and receives monthly rental payments of approximately $147,000 (equivalent to RMB 1,100,000) from Zhangzhi for a lease term of thirteen years. At the end of the lease term, TCH will transfer the rights and titles of the TRT Project to Zhangzhi without cost.

Under the second joint-operation agreement, TCH and Yingfeng jointly operated a TRT Project, which designed, constructed, installed and operated a TRT system and leased it to Xingtai Iron and Steel Company Ltd. (“Xingtai”). TCH provided capital and various properties into the TRT Project, including hardware, software, equipment, major components and devices. The TRT Project was completed and put into operation in August 2007. In October 2007, the Company terminated the joint-operation agreement with Yingfeng. TCH became fully entitled to all the rights, titles, benefits and interests of the TRT Project and receives monthly rental payments of approximately $117,000 (equivalent to RMB 900,000) from Xingtai for a lease term of five years. At the end of the lease term, TCH will transfer all the rights and titles of the TRT Project to Xingtai without cost.

In November 2007, TCH signed a cooperative agreement with Shengwei Group for a Cement Waste Heat Power Generator Project (“CHPG”). TCH will build two sets of 12MW pure low temperature cement waste heat power generator systems for Shengwai’s two 2500 tons per day cement manufacturing lines in Jin Yang and a 5,000 tons per day cement manufacturing line in Tong Chuan. At the end of 2008, construction of the CHPG in Tong Chuan was completed and put into operation.  Under the original agreement, the ownership of the power generator system would belong to Tong Chuan from the date the system is put into service.  TCH is responsible for the daily maintenance and repair of the system, and charges Tong Chuan a monthly electricity fee based on the actual power generated by the system at 0.4116 RMB per KWH for an operating period of five years with the assurance from Tong Chuan of proper functioning of 5000 tons per day cement manufacturing line and not less than 7440 heat hours per year for the electricity generator system.  Shengwei Group collateralized the cement manufacturing line in Tong Chuan to guarantee its obligations to provide the minimum electricity income from the power generator system under the agreement during the operating period. At the end of the five years operating period, TCH will have no further obligations under the cooperative agreement.  On May 20, 2009, TCH entered into a supplementary agreement with Shengwei Group to amend the timing for title transfer until the end of the leasing term.

On June 29, 2009, construction of the CHPG in Jin Yang was completed and put into operation.  TCH will charge Jin Yang a technical service fee of $336,600 (RMB 2,300,000) monthly for sixty months.  Jin Yang has the right to purchase the ownership of the CHPG systems for $29,000 (RMB 200,000) at the end of lease term. Jin Yang is required to provide assurance of proper functioning of 5000 tons per day cement manufacturing lines and not less than 7440 heat hours per year for the electricity generator system.  Shengwei Group collateralized the cement manufacturing line in Jin Yang to guarantee its obligations to provide the minimum electricity income from the power generator system under the agreement during the operating period.  Effective July 1, 2009, TCH outsourced the operation and maintenance of the CHPG systems in Tong Chuan and JinYang to an unrelated third party for $732,000 (RMB 5,000,000) per year.

On April 14, 2009, the Company incorporated a joint venture (“JV”) with Erdos Metallurgy Co., Ltd.  (“Erdos”) for recycling waste heat from Erdos 's metal refining plants to generate power and steam, which will then be sold back to Erdos.  The name of the JV is Inner Mongolia Erdos TCH Energy Saving Development Co., Ltd (“Erdos TCH”) with a term of 20 years, and the registered capital of JV is $2,635,000 (RMB 18,000,000).  On September 30, 2009, Xi’An TCH injected additional capital of $4.03 million (RMB 27,500,000). Total investment for the project is estimated at approximately $74 million (RMB 500 million) with an initial investment of $8,773,000 (RMB 60,000,000).   Erdos contributed 10% of the total investment of the project, and Xi'an TCH contributed 90% of the total investment. Xi'an TCH and Erdos will receive 80% and 20% of the profit allocation from the JV, respectively, until Xi'an TCH has received a return on its investment; Xi'an TCH and Erdos will then receive 60% and 40% of the profit allocation from the JV, respectively. When the term of the JV expires, Xi'an TCH will transfer its equity in the JV to Erdos at no additional cost.

 On September 30, 2009, Xi’an TCH delivered to Shenmu County Juijiang Trading Co., Ltd. (“Shenmu”) a set of 18 megawatt capacity Waste Gas Power Generation (“WGPG”) power generating systems pursuant to a Cooperative Contract on Coke-oven Gas Power Generation Project (including its Supplementary Agreement) and a Gas Supply Contract for Coke-oven Gas Power Generation Project.  The Contracts are for 10 years and provide that Xi’an TCH will recycle coke furnace gas from the coke-oven plant of Shenmu to generate power, which will then be supplied back to Shenmu.  Shenmu agrees to supply Xi’an TCH the coke-oven gas free of charge.  Under the Contracts, Shenmu will pay to the Company an annual “energy-saving service fee” of approximately $5.6 million annually in approximately equal monthly installments for the life of the Contracts, as well as such additional amount as may result from the supply of power to Shenmu in excess of 10.8 million kilowatt hours also paid on a monthly basis.  The Company is responsible for operating the systems and will do so through an unrelated third party. Shenmu guarantees that monthly gas supply will not be lower than 21.6 million standard cubic meters, delivered monthly. If gas supply is lower than that, Shenmu agrees to pay Xi’an TCH the energy-saving service fee described above or up to 10.80 million kilowatt-hours a month. Xi’an TCH maintains the ownership of the project throughout the term of the Contracts, including the already completed investment, design, equipment, construction and installation as well as the operation and maintenance of the project.  At the end of the 10-year term, ownership of the systems transfers to Shenmu at no additional charge.  Shenmu agrees to provide a lien on its production line to guarantee its performance under the Contracts.  Three individuals provide an unlimited joint liability guarantee to Xi’an TCH for Shenmu’s performance under the Contracts and the Yulin Huiyuan Group provides a guarantee to Xi’an TCH for Shenmu’s performance under the Contracts.

The unaudited financial statements included herein were prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).  The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) that are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) were omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the audited financial statements and footnotes included in the Company’s 2008 audited financial statements included in the Company’s Annual Report on Form 10-K.  The results for the nine and three months ended September 30, 2009 are not necessarily indicative of the results to be expected for the full year ending December 31, 2009.

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of presentation

These accompanying consolidated financial statements were prepared in accordance with US GAAP and pursuant to the rules and regulations of the SEC for quarterly financial statements.

Basis of consolidation

The consolidated financial statements include the accounts of CREG and, its subsidiaries, Sifang Holdings, TCH, and TCH’s subsidiaries Xi’an TCH Energy Tech Co., Ltd. (“Xi’an TCH”) and Xingtai Huaxin Energy Tech Co., Ltd. (“Huaxin”), and Xi’an TCH’s 90% owned subsidiary Erdos TCH , and Sifang Holding’s subsidiary, Huahong New Energy Technology Co., Ltd. (“Huahong”). Xi’an TCH, Huaxin, Erdos TCH and Huahong engage in the same business as TCH. Substantially all of the Company’s revenues are derived from the operations of TCH and its subsidiaries, which represent substantially all of the Company’s consolidated assets and liabilities as of September 30, 2009 and December 31, 2008, respectively. All significant inter-company accounts and transactions were eliminated in consolidation.

Use of estimates

In preparing these consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the period reported. Actual results may differ from these estimates.

Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

Accounts receivable and concentration of credit risk

Accounts receivable are recorded at the invoiced amounts and do not bear interest. The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of its clients’ financial condition and customer payment practices to minimize collection risk on accounts receivable. As of September 30, 2009 and December 31, 2008, the Company had accounts receivable of $0.

An allowance for doubtful accounts is established and determined based on management’s assessment of known requirements, aging of receivables, payment history, the customer’s current credit worthiness and the economic environment. As of September 30, 2009 and December 31, 2008, the Company had an accounts receivable allowance of $0.

Financial instruments that potentially subject the Company to credit risk consist primarily of accounts receivable, receivables on sales-type leases, and other receivables. The carrying amounts reported in the balance sheets for the leases and other financial instruments are a reasonable estimate of fair value because of the short period of their maturity.

The operations of the Company are located in the People’s Republic of China (“PRC”). Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy.

Inventory

Inventory is valued at the lower of cost or market. Cost of work in progress and finished goods comprises direct material cost, direct production cost and an allocated portion of production overheads.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are expensed as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method over the estimated lives ranging from 5 to 20 years as follows:

Building	20 years
Vehicle	2 - 5 years
Office and Other Equipment	2 - 5 years
Software	2 - 3 years

Impairment of long-life assets

In accordance with SFAS 144 (codified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 360), the Company reviews its long-lived assets, including property, plant and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset. There was no impairment as of September 30, 2009 and December 31, 2008.

Sales-type leasing and related revenue recognition

The Company leases TRT, CHPG and WGPG systems to its customers. The Company usually transfers all benefits, risks and ownership of the TRT or CHPG system to its customers at the end of each lease term.  The Company’s investment in these projects is recorded as investment in sales-type leases in accordance with SFAS No. 13, “Accounting for Leases” (codified in FASB ASC Topic 840) and its various amendments and interpretations. The Company manufactures and constructs the TRT, CHPG and WGPG systems and power generating system, and finances its customers for the price of the systems.  The sales and cost of goods sold are recognized at the point of sale or inception of the lease. The investment in sales-type leases consists of the sum of the total minimum lease payments receivable less unearned interest income and estimated executory cost. Unearned interest income is amortized to income over the lease term as to produce a constant periodic rate of return on the net investment in the lease.

Cost of sales

Cost of sales consists primarily of the direct material of the power generating system and expenses incurred directly for project construction for sales-type leasing; and rental expenses for two pieces of power generation equipment for the operating lease.

Income taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” (codified in FASB ASC Topic 740), which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that were included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (“FIN 48”), codified in FASB ASC Topic 740, on January 1, 2007. As a result of the implementation of FIN 48, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48, and the Company recognized no material adjustments to liabilities or stockholders equity. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.  Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.   At September 30, 2009 and December 31, 2008, the Company did not take any uncertain positions that would necessitate recording of tax related liability.

Statement of cash flows

In accordance with SFAS No. 95, “Statement of Cash Flows” (codified in FASB ASC Topic 230), cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments” (codified in FASB ASC Financial Instruments, Topic 825), requires the Company to disclose estimated fair values of financial instruments.   The carrying amounts reported in the statements of financial position for investment in sales-type leases, current assets and current liabilities, and convertible notes qualifying as financial instruments are a reasonable estimate of fair value.

 Fair Value Measurements

On January 1, 2008, the Company adopted SFAS No. 157 “Fair Value Measurements” (codified in FASB ASC Topic 820); SFAS 157 defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures.  The three levels are defined as follow:

	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

 As of September 30, 2009, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value.

Stock Based Compensation

The Company accounts for its stock-based compensation in accordance with SFAS No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123” (codified in FASB ASC Topic 718).  The Company recognizes in its statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees.

Basic and Diluted Earnings per Share

Basic earnings per share (“EPS”) is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted net earnings per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. The following table presents a reconciliation of basic and diluted earnings per share:

	Nine Months Ended, September 30, 2009	Nine Months Ended September 30, 2008 (Restated)	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008 (Restated)
Net income (loss) for common shares	$8,107,987	$(4,346,502)	$3,797,095	$331,677
Interest expense on convertible notes (1)	291,689	105,480	124,347	63,014
Net income (loss) for diluted shares	8,399,676	(4,241,022)	3,921,442	394,691

Weighted average shares outstanding - basic	37,829,964	30,642,187	38,778,035	36,425,094
Effect of dilutive securities:
Convertible notes (2) (4)	6,085,645	2,724,521	8,065,574	-
Options granted	-	889,644	1,057,285	979,798
Weighted average shares outstanding - diluted	43,915,609	34,256,352	47,900,894	37,404,892

Earnings (loss) per share – basic	$0.21	$(0.14)	$0.10	$0.01
Earnings (loss) per share – diluted (3)	$0.19	$(0.14)	$0.08	$0.01

(1)	Interest expense on convertible note was added back to net income (loss) for the computation of diluted earnings per share.
(2)	Diluted weighted average shares outstanding includes shares estimated upon conversion of the Second Note issued on April 29, 2008 with conversion price contingent upon future net profits.
(3)	Basic and diluted loss per share is the same due to anti-dilutive feature of the securities.
(4)
Diluted weighted average shares outstanding for the nine and three months ended September 30, 2008 did not include estimated shares upon conversion of the Second Note issued on April 29, 2008 as the number of such shares cannot be determined based on the conversion formula.

Foreign Currency Translation and Comprehensive Income (Loss)

The Company’s functional currency is the Renminbi (“RMB”). For financial reporting purposes, RMB were translated into United States dollars (“USD”) as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income.” Gains and losses resulting from foreign currency transactions are included in income. There has been no significant fluctuation in the exchange rate for the conversion of RMB to USD after the balance sheet date.

The Company uses SFAS 130 “Reporting Comprehensive Income” (codified in FASB ASC Topic 220). Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders.

Segment Reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (codified in FASB ASC Topic 280) requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. SFAS 131 has no effect on the Company’s financial statements as substantially all of the Company’s operations are conducted in one industry segment. All of the Company’s assets are located in the PRC.

Reclassifications

Certain prior year amounts were reclassified to conform to the manner of presentation in the current period.

New Accounting Pronouncements

On July 1, 2009, the Company adopted Accounting Standards Update (“ASU”) No. 2009-01, “Topic 105 - Generally Accepted Accounting Principles - amendments based on Statement of Financial Accounting Standards No. 168 , “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles” (“ASU No. 2009-01”).  ASU No. 2009-01 re-defines authoritative GAAP for nongovernmental entities to be only comprised of the FASB Accounting Standards Codification™ (“Codification”) and, for SEC registrants, guidance issued by the SEC.  The Codification is a reorganization and compilation of all then-existing authoritative GAAP for nongovernmental entities, except for guidance issued by the SEC.  The Codification is amended to effect non-SEC changes to authoritative GAAP.  Adoption of ASU No. 2009-01 only changed the referencing convention of GAAP in Notes to the Consolidated Financial Statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”), codified as FASB ASC Topic 810-10, which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. SFAS 167 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. SFAS 167 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. SFAS 167 also requires additional disclosures about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. SFAS 167 is effective for fiscal years beginning after November 15, 2009. The Company does not believe the adoption of SFAS 167 will have an impact on its financial condition, results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140” (“SFAS 166”), codified as FASB Topic ASC 860, which requires entities to provide more information regarding sales of securitized financial assets and similar transactions, particularly if the entity has continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets and requires additional disclosures. SFAS 166 is effective for fiscal years beginning after November 15, 2009. The Company does not believe the adoption of SFAS 166 will have an impact on its financial condition, results of operations or cash flows.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”) codified in FASB ASC Topic 855-10-05, which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. SFAS 165 is effective for interim and annual periods ending after June 15, 2009, and accordingly, the Company adopted this pronouncement during the second quarter of 2009. SFAS 165 requires that public entities evaluate subsequent events through the date that the financial statements are issued. The Company has evaluated subsequent events through November 9, 2009.

In April 2009, the FASB issued FSP No. SFAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” which is codified in FASB ASC Topic 825-10-50. This FSP essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the FSP requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. These additional disclosures are required beginning with the quarter ending June 30, 2009.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” which is codified in FASB ASC Topic 320-10. This FSP modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The FSP also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the FSP, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The FSP further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security’s fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. FSP 115-2 requires entities to initially apply the provisions of the standard to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulate other comprehensive income. The Company adopted FSP No. SFAS 115-2 and SFAS 124-2 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the Financial Accounting Standards Board (“FASB”) issued FSP No. SFAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP No. SFAS 157-4”). FSP No. SFAS 157-4, which is codified in FASB ASC Topics 820-10-35-51 and 820-10-50-2, provides additional guidance for estimating fair value and emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. The Company adopted FSP No. SFAS 157-4 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

3.           NET INVESTMENT IN SALES-TYPE LEASES

Under sales-type leases, TCH leased TRT systems to Xingtai and Zhangzhi with terms of five years and thirteen years, respectively; and CHPG systems to Tongchuan Shengwei and Jin Yang Shengwei respectively for five years, and WGPG systems to Shenmu for ten years respectively. The components of the net investment in sales-type leases as of September 30, 2009 (unaudited) and December 31, 2008 are as follows:

	September 30,	December 31,
	2009	2008
Total future minimum lease payments receivables	$102,270,416	$41,431,868
Less: unearned interest income	(59,045,536)	(24,623,398)
Net investment in sales - type leases	$43,224,880	$16,808,470

Current portion	$4,212,046	$1,970,591
Noncurrent portion	$39,012,834	$14,837,879

As of September 30, 2009, the future minimum rentals to be received on non-cancelable sales type leases are as follows:

Years ending September 30,
2010	$15,145,927
2011	15,253,678
2012	13,297,843
2013	13,297,843
2014	10,126,022
Thereafter	35,149,103
$102,270,416

4.           RESTRICTED CASH, NOTES RECEIVABLE – BANK ACCEPTANCES, NOTES PAYABLE – BANK ACCEPTANCES

Restricted cash represented $4,395,153 held in the bank as collateral for the bank to issue the same amount of bank acceptances without charging interest.  The Company endorses the bank acceptances to vendors as payment of their own obligations.  Most of the bank acceptances has maturity of less than six months.   During the quarter ended September 30, 2009, the Company endorsed bank acceptances of $1,466,467 to an independent contractor for constructing the waste heat power generation systems in Erdos TCH,; the Company also received notes receivable for bank acceptances of $292,869 from the minority shareholder of Erdos TCH as payment for their investment.

5.           PREPAID EXPENSES

Prepaid equipment rent for operating leases

On April 10, 2008, the Company leased energy recycling power generation equipment under a one-year, non-cancellable lease for approximately $4,455,000 (RMB 31,000,000). At the end of this lease, the Company had the right to renew the lease for another four-year term at an aggregate of approximately $10,940,000 (RMB 75,000,000). The lease payment of approximately $4,455,000 was paid in full.  The Company did not renew the lease at the end of the one-year lease.

On the same day, the Company entered into a lease with a lessee to sublease the above power generation equipment under a one-year, non-cancellable lease for approximately $583,000 (RMB 4,000,000) per month with an option to renew. The lessee would have paid a monthly payment of approximately $486,000 (RMB 3,333,000) if the Company had renewed the lease of the equipment from the ultimate lessor after one year.  The lessee was unable to renew the lease as the Company did not renew its lease.

On May 21, 2008, the Company leased energy recycling power generation equipment from the same lessor under a one-year, non-cancellable lease for approximately $6,560,000 (RMB 45,000,000). At the end of the one-year lease term, the Company had the right to renew the lease for another four-year term at an aggregate of approximately $17,500,000 (RMB 120,000,000) with a separate agreement. The lease payment of approximately $6,560,000 was paid in full.  The Company did not renew the lease at the end of the one-year lease.

On the same day, the Company entered into a lease with the same lessee referenced in the second paragraph of this Note 5 to sublease the above power generation equipment under a one-year, non-cancellable lease for approximately $887,000 (RMB 5,850,000) per month with an option to renew. The lessee would have paid a monthly payment of approximately $729,000 (RMB 5,000,000) if the Company had renewed the lease of the equipment from the ultimate lessor after one year.  The lessee was unable to renew the lease as the Company did not renew its lease.

At September 30, 2009 and December 31, 2008, the prepaid equipment rent for operating leases was approximately $0 and $3,821,000, respectively.

Prepaid expenses – other

Other prepaid expenses mainly consisted of prepayment for office rental, parking space, salary, insurance and legal fees.  Other prepaid expenses were $0 and approximately $28,000 at September 30, 2009 and December 31, 2008, respectively.

6.           INVENTORY

At December 31, 2008, Inventory of $10,543,633 (RMB 72,000,000) consisted of two equipment systems that will be used for TRT, CHPG or WGPG. During 2009, the systems were incorporated into the Shenmu project.

7.           ADVANCE FOR EQUIPMENT

“Advance for equipment” represented advance payment of approximately $2,640,000 (RMB 18,000,000) to an independent contractor for constructing a power generation system and purchase of the equipment that will be used for the construction. At December 31, 2008, this project was terminated; during the first quarter of 2009, the title of the equipment officially transferred to the Company as the Company’s inventory.  This equipment was incorporated into of the Shenmu project during the third quarter of 2009.

8.           CONSTRUCTION IN PROGRESS

“Construction in progress” represented the amount paid for constructing power generation systems. At September 30, 2009 and December 31, 2008, the construction in progress was $9.4 million for the power generation system projects in Erdos TCH and Zhonggang Binhai and $3.7 million for the Jin Yang project, respectively.  The Jin Yang project was completed and put into operation at June 30, 2009.

9.           TAX PAYABLE

“Tax payable” consisted of the following at September 30, 2009 (unaudited) and December 31, 2008, respectively:

	September 30,	December 31, 2008
	2009	(Restated)
Income tax payable	$179,624	$1,217,026
Business tax payable	49,566	86,692
Other taxes payable	(8,458)	10,231
	$220,732	$1,313,949

10.           ACCRUED LIABILITIES AND OTHER PAYABLES

“Accrued liabilities and other payables” consisted of the following at September 30, 2009 (unaudited) and December 31, 2008, respectively:

	September 30,	December 31,
	2009	2008

Payables for employee training, labor union expenditure, social insurance payable	$74,348	$125,323
Consulting and legal expenses	376,035	371,125
Payable to Yingfeng	1,678,175	1,676,878
Security deposit from lessee	-	1,024,252
Short term advance from third parties	488,098	-
Total other payables	2,616,656	3,197,578
Accrued payroll and welfare	238,368	258,443
Accrued maintenance expense	122,938	72,506
Total	$2,977,962	$3,528,527

“Consulting and legal expenses” was the expenses paid by a third party for the Company and will be repaid by the Company.  “Payable to Yingfeng” represented the cost of obtaining the ownership of two TRT projects that were previously owned by Yingfeng. “Deposit from lessee” represented a deposit received for leasing out the power generation equipment.

11.        NONCONTROLLING INTEREST

“Non-controlling interest” represents the 20% equity interest of the outside shareholder in Huaxin at December 31, 2008.  The Company acquired the remaining 20% equity interest in Huaxin from this shareholder during the third quarter of 2009.

As of September 30, 2009, Erdos Metallurgy Co., Ltd. owns a 10% equity interest in Erdos TCH but receives a 20% share of the profit of Erdos TCH until the investment on the project is fully returned and a 40% share of the profit thereafter.

Huaxin and Erdos TCH engage in business similar to that of TCH.  The minority share of the income (loss) was $(10,898) and $83 for the nine months ended September 30, 2009 and 2008, and $(7,740) and $27 for the three months ended September 30, 2009 and 2008, respectively.

12.        DEFERRED TAX

Deferred tax asset arose from the accrued maintenance cost on two TRT machines that can be deducted for tax purposes in the future.  Deferred tax liability represented differences between the tax bases and book bases of sales-type leases.
As of September 30, 2009 and December 31, 2008, deferred tax asset (liability) consisted of the following:

	September 30, 2009	December 31, 2008
		(Restated)
Deferred tax asset - noncurrent	$25,955	$34,215
Deferred tax liability - noncurrent	(1,758,084)	(857,622)
Deferred tax liability, Net	$(1,732,129)	$(823,407)

13.        INCOME TAX

Effective January 1, 2008, the PRC government implemented a new corporate income tax law with a new maximum corporate income tax rate of 25%. The Company is governed by the Income Tax Law of the PRC concerning privately-run enterprises, which are generally subject to tax at a statutory rate of 25% (33% prior to 2008) on income reported in the statutory financial statements after appropriate tax adjustments.  Under the new Chinese tax law the tax treatment of finance and sales type leases is similar to US GAAP rules.  However, the local tax bureau continues to treat the sales type lease as operating leases.  Accordingly, the Company has recorded deferred income taxes.

The Company’s subsidiaries generate substantially all of their net income from their PRC operations. Shanghai TCH’s effective income tax rate for 2009 and 2008 are 20% and 18%, respectively. Xi’an TCH’s effective income tax rate for 2009 and 2008 is 15% as a result of its high tech enterprise status that has been approved by the taxing authority. Xingtai Huaxin’s effective income tax rate for 2009 and 2008 is 25%.  Huahong and Erdos TCH’s effective income tax rate for 2009 is 25%.  Shanghai TCH, Xi’an TCH, Xingtai Huaxin, Huahong and Erdos TCH file separate income tax returns.

Shanghai TCH, as a business in the Development Zone, is subject to a 15% income tax rate. According to the new income tax law that became effective January 1, 2008, for those enterprises to which the 15% tax rate was applicable previously, the applicable rates shall increase over five-years as follows:

Year	Tax Rate
2007	15%
2008	18%
2009	20%
2010	22%
2011	24%
2012	25%

There is no income tax for companies domiciled in the Cayman Islands. Accordingly, the Company’s consolidated financial statements do not present any income tax provisions related to Cayman Islands tax jurisdiction where Sifang Holding is domiciled.

The parent company, China Recycling Energy Corporation, is taxed in the U.S. and has net operating loss carry forwards for income taxes of approximately $1,970,000 at September 30, 2009 which may be available to reduce future years’ taxable income as NOL can be carried forward up to 20 years from the year the loss is incurred. Management believes the realization of benefits from these losses appears uncertain due to the Company’s limited operating history and continuing losses. Accordingly, a 100% deferred tax asset valuation allowance was provided.

            Foreign pretax earnings approximated $11,267,000 and $5,500,000 for the nine months ended September 30, 2009 and 2008, respectively. Pretax earnings of a foreign subsidiary are subject to U.S. taxation when effectively repatriated. The Company provides income taxes on the undistributed earnings of non-U.S. subsidiaries except to the extent that such earnings are indefinitely invested outside the United States. At September 30, 2009, approximately $9,836,000 of accumulated undistributed earnings of non-U.S. subsidiaries was indefinitely invested. At the existing U.S. federal income tax rate, additional taxes of approximately $2,878,000 would have to be provided if such earnings were remitted currently.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the nine months ended September 30, 2009 and 2008, respectively:

	For the Nine Months Ended September 30,
	2009	2008 (Restated)
US statutory rates	34.0%	(34.0)%
Tax rate difference	(11.3)%	(2.9)%
Effect of tax holiday	(17.6)%	0.7%
Effect of tax on loss on nontaxable jurisdiction	-%	0.2%
Valuation allowance	7.5%	58.4%
Tax per financial statements	12.6%	22.4%

14.        BANK LOAN PAYABLE

On April 13, 2009, Xi’an TCH entered into a one-year working capital loan agreement with the Industrial Bank Co., Ltd. Xi’an branch, to borrow $2.9 million (RMB 20 million) at an interest rate of 5.3% and Xi’an TCH is required to make quarterly interest payments on the outstanding loan balance.  The loan agreement contains standard representations, warranties and covenants, and the borrowed funds are to be guaranteed through a separate guaranty contract with Shanxi Zhongze Investment Co., Ltd.

15.        CONVERTIBLE NOTES PAYABLE

On November 16, 2007, the Company entered into a Stock and Notes Purchase Agreement (“Purchase Agreement”) with Carlyle Asia Growth Partners III, L.P. (“CAGP”) and CAGP III Co. Investment, L.P. (together with CAGP, the “Investors”). Under the terms of the Purchase Agreement, the Company sold the Investors a 10% Secured Convertible Promissory Note of $5,000,000 (the “First Note”). Additionally, the Purchase Agreement provides for two subsequent transactions to be effected by the Company and the Investors, which include (i) the issuance by the Company of and subscription by the Investors for 4,066,706 shares of common stock of Company, at $1.23 per share for $5,000,000, and (ii) the issuance and sale by the Company to the Investors of a 5% Secured Convertible Promissory Note in the principal amount of $15,000,000 (the foregoing transactions, together with sale and purchase of the First Note, are hereinafter referred to as the “Offering”). The subsequent transactions are contingent upon the satisfaction of certain conditions specified in the Purchase Agreement, including entry into specified energy and recycling project contracts and the purchase of certain energy recycling systems.

The First Note bore interest at 10% per annum and was due on November 16, 2009. The principal face amount of the First Note, together with any interest thereon, converted, at the option of the holders at any time on or prior to maturity, into shares of the Company’s common stock at an initial conversion price of $1.23 per share (subject to anti-dilution adjustments). The First Note was subject to mandatory conversion upon the consummation of the aforementioned issuance and subscription of shares of the Company’s common stock under the Purchase Agreement. As more fully described in the First Note, the obligations of the Company under the First Note ranked senior to all other debt of the Company.

As collateral for the First Note, the President and a major shareholder of the Company pledged 9,653,471 shares of the Company’s common stock held by him to secure the First Note.

The First Note was considered to have an embedded beneficial conversion feature (“BCF”) because the conversion price was less than the quoted market price at the time of issuance. Accordingly, the beneficial conversion feature of $5,000,000 was recorded separately as unamortized beneficial conversion feature based on the intrinsic value method. As the BCF was greater than the face value of the note, all of the proceeds were allocated to the BCF. No value was assigned to the note option or the equity option (two subsequent transactions discussed above). The First Note was recorded in the balance sheet at face value less the unamortized beneficial conversion feature. The terms for the First Note were amended on April 29, 2008 and the First Note was repaid in full on June 25, 2008, as described below.

On April 29, 2008, the Company entered into an Amendment to the Purchase Agreement with the investors. Under the terms of the Amendment, (i) the Company issued and the Investor subscribed for 4,066,706 shares of common stock of the Company, at $1.23 per share for $5,002,048, as originally contemplated under the Agreement; (ii) the Investors converted the principal  under the First Note (and waived any accrued interest thereon) into 4,065,040 shares of common stock of the Company at the conversion price per share of $1.23, pursuant to the terms and conditions of the First Note issued under the Agreement; (iii) the Company issued and sold to the Investors a new 5% Secured Convertible Promissory of $5,000,000 (the “Second Note” and collectively with the First Note, the “Notes”); and (iv) the Company granted to the Investors an option to purchase a 5% Secured Convertible Promissory Note of $10,000,000, exercisable by the Investors at any time within nine (9) months following the date of the closing of the transactions contemplated by the Amendment (the “Option Note”).

The Second Note bears interest at 5% per annum and matures on April 29, 2011. The principal face amount of the Second Note, together with any interest thereon, convert, at the option of the holders at any time on or after March 30, 2010 (or such earlier date if the audited consolidated financial statements of the Company for the fiscal year ending December 31, 2009 are available prior to March 30, 2010) and prior to maturity, into shares of the Company’s common stock at an initial conversion price that is tied to the after-tax net profits of the Company for the year ending December 31, 2009, as described in the Second Note. The Second Note is subject to mandatory conversion upon the listing of the Company’s common stock on the National Association of Securities Dealers Automated Quotations main-board, the New York Stock Exchange or the American Stock Exchange. As more fully described in the Second Note, the obligations of the Company under the Second Note shall rank senior to all other debt of the Company.

The Second Note and the Option Note are both secured by a security interest granted to the Investors pursuant to the Share Pledge Agreement.

The Second Note was not considered to have an embedded beneficial conversion feature because the conversion price and convertible shares are contingent upon future net profits.

On June 25, 2008, the Company and investors entered into a Rescission and Subscription Agreement to rescind the conversion of the First Note and the issuance of conversion shares of Common Stock at the Second Closing pursuant to Amendment to Stock and Notes Purchase Agreement dated on April 29, 2008. The Company and the Investors rescinded the conversion of the principal amount ($5,000,000) under the First Note into 4,065,040 shares of Common Stock, and the Investors waived accrued interest on the First Note. Accordingly, the interest expense which had accrued on the note has been recorded as a decrease on interest expense for the period. At the Rescission and Subscription Closing, the Company repaid in full the First Note and issued to the Investors, 4,065,040 shares of Common Stock at the price of $1.23 per share for an aggregate of $5,000,000.  This was done through a cross receipt arrangement; the BCF was reversed to additional paid in stock.  The Company has now concluded that in substance the transaction resulted in the conversion of the first $5,000,000 note into common stock, and based on substance over form, the remaining BCF of $3,472,603 at the date of conversion should have been expensed (see Restatement Note 21).

On April 29, 2009, CREG issued an 8% Secured Convertible Promissory Note in the principal amount of $3 million to CAGP with a maturity of April 29, 2012. The note holder has the right to convert all or any part of the aggregate outstanding principal amount of this note, together with interest, if any, into shares of the Company’s common stock, at any time on or after March 30, 2010 (or such earlier date if the audited consolidated financial statements of the Company for the fiscal year ending December 31, 2009 are available on a date prior to March 30, 2010) and prior to the maturity date (or such later date on which this note is paid in full), at a conversion price per share of common stock equal to US $0.80.  The conversion feature of this note is not beneficial to the holder as the stock price on April 29, 2009 was $0.47.

On April 29, 2009, CREG amended and restated the 5% secured convertible promissory note (the “Second Note”), which was issued as part of the amendment of the First Note on April 28, 2008. Accordingly the Conversion Rights and Conversion Price were amended so that the holder of the Second Note has the right, but not the obligation, to convert all or any part of the aggregate outstanding principal amount of the Second Note, together with interest, into shares of the Company’s common stock, at any time on or after March 30, 2010 (or such earlier date if the audited consolidated financial statements of the Company for the fiscal year ending December 31, 2009 are available on a date prior to March 30, 2010) and prior to the maturity date (or such later date on which this Note is paid in full), at the following conversion price: (a) an amount equal to (i) the Company’s net profit, adjusted in accordance with the Second Note, multiplied by (ii) 5.5, and less (iii) the principal amount of the Second Note, together with accrued interest, divided by (b) the then total shares of the Company’s common stock outstanding on a fully-diluted basis.

On April 29, 2009, to the Company also agreed with certain investors to amend and restate the Registration Rights Agreement for the convertible notes to amend the rights for demand registration by certain investors and the applicable liquidated damages for the Company if it fails to timely comply with the demand for registration.

16.        STOCK-BASED COMPENSATION PLAN

On November 13, 2007, the Company approved the 2007 Non-statutory Stock Option Plan, which was later amended and restated in August 2008 (the “2007 Plan”), and granted 3,000,000 options to acquire the Company’s common stock at $1.23 per share to twenty (20) managerial and non-managerial employees under the 2007 Plan.

The vesting terms of options granted under the 2007 Plan are subject to the Non-Statutory Stock Option Agreements for managerial and non-managerial employees. For managerial employees, no more than 15% of the total stock options shall vest and become exercisable on the six month anniversary of the grant date. An additional 15% and 50% of the total stock options shall vest and become exercisable on the first and second year anniversary of the grant date, respectively. The remaining 20% of the total stock options shall vest and become exercisable on the third year anniversary of the grant date. For non-managerial employees, no more than 30% of the total stock options shall vest and become exercisable on the first year anniversary of the grant date. An additional 50% of the total stock options shall vest and become exercisable on the second year anniversary of the grant date. The remaining 20% of the total stock options shall vest and become exercisable on the third year anniversary of the grant date. Each stock option shall become vested and exercisable over a period of no longer than five years from the grant date.

Based on the fair value method under SFAS No. 123 (Revised) “Share Based Payment” (“SFAS 123(R)”), codified in FASB ASC Topic 718, the fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model has assumptions for risk free interest rates, dividends, stock volatility and expected life of an option grant. The risk free interest rate is based upon market yields for United States Treasury debt securities at a maturity near the term remaining on the option. Dividend rates are based on the Company’s dividend history. The stock volatility factor is based on the historical volatility of the Company’s stock price. The expected life of an option grant is based on management’s estimate as no options have been exercised in the Plan to date. The fair value of each option grant to employees is calculated by the Black-Scholes method and is recognized as compensation expense over the vesting period of each stock option award. For stock options issued, the fair value was estimated at the date of grant using the following range of assumptions:

The options vest over a period of three years and have a life of 5 years. The fair value of the options was calculated using the following assumptions, estimated life of five years, volatility of 100%, risk free interest rate of 3.76%, and dividend yield of 0%. No estimate of forfeitures was made as the Company has a short history of granting options.

Effective June 25, 2008, the Company cancelled all vested shares and accepted optionees’ forfeiture of any unvested shares underlying the currently outstanding options.

On August 4, 2008, the Company granted stock options to acquire an aggregate amount of 3,000,000 shares of the Company’s common stock, par value $0.001, at $0.80 per share to 17 employees under the 2007 Plan. The options vest over a period of three years and have a life of 5 years. The fair value of the options was calculated using the following assumptions, estimated life of five years, volatility of 100%, risk free interest rate of 2.76%, and dividend yield of 0%. No estimate of forfeitures was made as the Company has a short history of granting options. The options were accounted as modification to the options that were cancelled on June 25, 2008.

The following table summarizes activity for employees in the Company’s Plan for the nine months ended September 30, 2009:

	Number of Shares	Average Exercise Price per Share	Weighed Average Remaining Contractual Term in Years
Outstanding at December 31, 2006	-
Granted	3,000,000	$1.23	5.00
Exercised	-	-	-
Forfeited	-	-	-
Outstanding at December 31, 2007	3,000,000	$1.23	4.87
Granted	-	-	-
Exercised	-	-	-
Cancelled vested shares	450,000	1.23	-
Forfeited unvested shares	2,550,000	1.23	-
Granted	3,000,000	0.80	5.00
Exercised	-	-	-
Forfeited	-	-	-
Outstanding at December 31, 2008	3,000,000	$0.80	4.59
Granted	-	-	-
Exercised	-	-	-
Forfeited	-	-	-
Outstanding at September 30, 2009	3,000,000	$0.80	3.84

The Company recorded $1,129,328 and $687,137 of compensation expense for employee stock options during the nine and three months ended September 30, 2009, respectively.   There were no options exercised during the nine months ended September 30, 2009.
 During the nine months ended September 31, 2008, The Company recorded $1,129,151 (restated) of compensation expense including amortized portion of incremental cost arising from the modification to the employee stock options.

17.        SHAREHOLDERS’ EQUITY

On April 29, 2008, the Company issued and certain investors subscribed for 4,066,706 shares of common stock of the Company, at $1.23 per share for $5,002,048 under the Purchase Agreement.

On June 25, 2008, the Company and the Investors entered into a Rescission and Subscription Agreement to rescind the conversion of the First Note and the issuance of conversion shares of Common Stock pursuant to the Amendment to Stock and Notes Purchase Agreement dated on April 29, 2008. The Company and the investors rescinded the conversion of the principal amount ($5,000,000) under the First Note into 4,065,040 shares of Common Stock and repaid the First Note in full. At the Rescission and Subscription Closing, the Company issued the investors, 4,065,040 shares of Common Stock at $1.23 per share for $5,000,000.

The Company issued 3,278,259 shares of its Common Stock to one of the Company’s shareholders who paid $4,032,258 to the Company during 2008. This purchase was part of an investment agreement by the shareholder entered into in November 2007 to purchase the shares at $1.23 per share.

 On April 20, 2009, the Company entered into a Stock Purchase Agreement with an accredited private investor. Pursuant to the agreement, CREG issued approximately 2.4 million shares, with a one-year lock-up period not to sell, for an aggregate of $2 million, or $0.85 per share.

18.        STATUTORY RESERVES

Pursuant to the new corporate law of the PRC effective January 1, 2006, the Company is now only required to maintain one statutory reserve by appropriating from its after-tax profit before declaration or payment of dividends. The statutory reserve represents restricted retained earnings.

Surplus Reserve Fund

The Company is required to transfer 10% of its net income, as determined under PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholdings or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issuance is not less than 25% of the registered capital.

Common Welfare Fund

The common welfare fund is a voluntary fund that the Company can elect to transfer 5% to 10% of its net income to this fund. This fund can only be utilized on capital items for the collective benefit of the Company’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation.

19.        CONTINGENCIES

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company’s sales, purchases and expense transactions are denominated in RMB and all of the Company’s assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be transacted only by authorized financial institutions. Remittances in currencies other than RMB may require certain supporting documentation in order to affect the remittance.

20.        COMMITMENTS

Zhonggang Binhai 7-Megawatt Capacity Electricity Generation Project

In September, 2008, the Company signed a contract to recycle waste gas and waste heat for China Zhonggang Binhai Enterprise Ltd. (“Zhonggang Binhai”) in Cangzhou City, Hebei Province, a world-class nickel-iron manufacturing joint venture between China Zhonggang Group and Shanghai Baoshan Steel Group.  According to the contract, the Company will install a 7-Megawatt capacity electricity-generation system. It will be an integral part of the facilities designed to produce 80,000 tons of nickel-iron per year. The project will generate 7-megawatt capacity electricity and help reduce in excess of 20,000 tons of carbon dioxide emissions every year. The project started construction in March 2009 and will be completed within 11 months with approximately $ 7.8 million (RMB 55 million) in total investment.

Erdos’s Phase One - Two 9-Megawatt Capacity Electricity Generation Project

On April 14, 2009, the Company incorporated Erdos TCH for recycling waste heat from Erdos 's metal refining plants to generate power and steam, which will then be sold back to Erdos with a term of 20 years.  Erdos  is the world’s largest Ferrosilicon alloy producer with more than 500 kilotons annual capacity of Ferrosilicon alloy and 450 kilotons of Silicon manganese (approximately 15% of the world market share). The Company plans to recycle residual heat from selected 54 furnaces from over 100 furnaces in the Erdos’s production lines. Total investment for the project is estimated at approximately $74 million (RMB 500 million) for 11 power units with capacity of 70MW electricity, with the potential to grow to 120 MW or more, and 30 tons of steam per hour. The whole project is expected to be completed by the end of 2011 and supply 10% of Erdos’s current electricity need. The first phase, which includes two power lines with total 18MW of capacity, started in May 2009. One power line with 9MW capacity is estimated to be completed at the end of 2009.

21. RESTATEMENT OF FINANCIAL STATEMENTS

The consolidated balance sheet at December 31, 2008 and consolidated statement of operations for the nine and three months ended September 30, 2008 were restated to reflect the following:

Reclassification of current tax payable to deferred tax of liability of $823,407 on sales-type leases at December 31, 2008 as the Company did not separately record the deferred tax liability.

The Company initially recorded the rescission of the first $5,000,000 convertible note and cross receipt transactions as the settlement of the note and the reacquisition of the BCF (Note 15).  The Company’s management has concluded that in substance the transaction resulted in the conversion of the first $5,000,000 note into common stock and based on substance over form, should have been accounted for as such.  Accordingly, in accordance with EITF 00-27 (codified in FASB ASC Topic 470), the remaining BCF of $3,472,603 at the date of conversion has been expensed during the nine months ended September 30, 2008.

The Company originally recorded the employee stock options expense for those options that had vested up to the cancellation date.  The Company’s management has now concluded that the options subsequently issued on August 4, 2008 were a modification of the options cancelled and forfeited on June 25, 2008.  Accordingly, the Company recorded the difference between the fair values of the options before and after the modification date as incremental cost and amortized such cost including the unamortized grant date fair value over the new vesting period during the three months ended September 30, 2008.

At March 31, 2009, the Company treated the modification to options (Note 16) under variable accounting, and accordingly, recorded the fair value of the options as liability.  During the quarter ended June 30, 2009, management concluded that the options should be classified as equity, accordingly, the options as a liability at March 31, 2009 was reclassified to additional paid in capital.  The reclassification did not have any material impact to the results of operations for the six and three months ended June 30, 2009, and for the nine months ended September 30, 2009.

All the restatement adjustments did not have an impact to the statement of cash flows except the reclassification within the operating activities.

The following table presents the effects of the restatement adjustment on the accompanying consolidated statement of operations for the nine months ended September 30, 2008:

	As Previously		Net
	Reported	Restated	Adjustment
Consolidated Statement of Operations and Comprehensive loss

General and administrative expenses	$2,142,728	$2,543,563	$400,835
Total operating expenses	$2,142,728	$2,543,563	$400,835
Interest expense	$(1,233,964)	$(4,706,567)	$(3,472,603)
Total non-operating expenses	$(1,316,551)	$(4,789,154)	$(3,472,603)
(Loss) income before income taxes	$323,477	$(3,549,961)	$(3,873,438)
Net Loss	$(473,064)	$(4,346,502)	$(3,873,438)

Comprehensive (loss) income	$1,445,172	$(2,428,266)	$(3,873,438)

Net Loss per common share — basic	$(0.01)	$(0.14)	$(0.13)
Net Loss per common share — diluted	$(0.01)	$(0.14)	$(0.13)

The following table presents the effects of the restatement adjustment on the accompanying consolidated statement of operations for the three months ended September 30, 2008:

	As Previously		Net
	Reported	Restated	Adjustment
Consolidated Statement of Operations and Comprehensive loss
General and administrative expenses	$638,949	$1,039,784	$400,835

Total operating expenses	$638,949	$1,039,784	$400,835
Income before income taxes	$1,160,499	$759,664	$(400,835)
Net income	$732,512	$331,677	$(400,835)

Comprehensive income	$1,540,318	$1,139,483	$(400,835)

Net (loss) income per common share — basic	$0.02	$0.01	$(0.01)
Net (loss) income per common share — diluted	$0.02	$0.01	$(0.01)

 The following table presents the effects of the restatement adjustment on the accompanying consolidated balance sheet at December 31, 2008:

Consolidated Balance Sheet at December 31, 2008	As Previously Reported	Restated	Net Adjustment

Tax payable	$2,137,356	$1,313,949	$(823,407)
Deferred tax liability, net	$-	$823,407	$823,407
Total liabilities	$12,679,694	$12,679,694	$-
Additional paid in capital	$30,475,360	$34,528,289	$4,052,929
Accumulated deficit	$(2,991,995)	$(7,044,924)	$(4,052,929)
Total stockholders’ equity	$32,421,663	$32,421,663	$-

22. SUBSEQUENT EVENTS

On October 26, 2009, Xi'an TCH and Erdos TCH (collectively “the Borrower”) jointly entered into a Non Promissory Short Term Revolving Financing Agreement, dated and effective from October 12, 2009, with Citi Bank (China) Co., Ltd., Shanghai Branch (the “Lender”).

The maximum financing provided under the Agreement is RMB 20 million (about US$2.9 million). The Agreement allows for the Borrowers to borrow money to maintain current liquidity for notes receivable, such as trade notes payable to the Company, or in order to capitalize on discounts for early payment of accounts payable, such as for equipment or raw materials. The maximum maturity date for each financing is six months. The interest rate for any note discount financing will be determined by the relevant note discount documents and the interest rate for accounts payable financing will be determined by the relevant accounts payable documents.

The proceeds received under the financing arrangement are to be used for working capital and to purchase raw materials. The amounts received pursuant to the Agreement will be secured by an account maintained by the Company with the Lender, accounts receivable of the Borrowers and the guarantees of Shanghai TCH, an affiliate of Xi'an TCH, and Guohua Ku, the Chairman of the Board and Chief Executive Officer of the Company.

The penalty interest rate is subject to the lowest penalty interest rate allowed by People's Bank of China's relevant policy on over-due loans (including principal and interest). Upon the default of certain conditions by the Company, the Lender has the discretion to accelerate the maturity date of the outstanding loans and request payment as well as to cancel or terminate the financing. The Borrowers agree not to use the loan to pay for related party transactions without the Lender's permission. The Borrowers agree to deposit their income from sales of products and services into the accounts with the Lender (“income amount") and average monthly income amount of the Borrowers should be no less than RMB 5 million. The condition for the Borrowers' first draw from the loan is when the single month income amount reaches 80% of expected income amount as set forth in the Agreement for that month. The expected income amount for each month required by the Agreement is as below:

Incoming Month	Expected Incoming Payment (RMB)

November, 2009	11,900,000
January, 2010	11,900,000
February, 2010	11,900,000
March, 2010	11,900,000
April, 2010	11,900,000
May, 2010	11,900,000
June, 2010	11,900,000
July, 2010	11,900,000
August, 2010	11,900,000
September, 2010	11,900,000
October, 2010	11,900,000

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders of China Recycling Energy Corporation:

We have audited the accompanying consolidated balance sheets of China Recycling Energy Corporation (the “Company” or “CREG”) and subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of income and other comprehensive income, shareholders’ equity, and cash flows for the years ended December 31, 2008 and 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements as restated referred to above present fairly, in all material respects, the consolidated financial position of China Recycling Energy Corporation and Subsidiaries as of December 31, 2008 and 2007 and the consolidated results of their operations and their consolidated cash flows for the years ended December 31, 2008 and 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 21 to the consolidated financial statements, certain errors resulting in the classification of current and deferred income tax liability and understatement of previously reported expenses for the year ended December 31, 2008 were discovered by the Company's management on August 25, 2009. Accordingly, the 2008 financial statements have been restated.

Goldman Park Kurland Mohidin
Encino, California
March 8, 2009, except for note 21, for which the date is August 25, 2009.

CHINA RECYCLING ENERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	AS OF DECEMBER 31, 2008	AS OF DECEMBER 31, 2007
	(RESTATED)
ASSETS
CURRENT ASSETS
Cash & cash equivalents	$7,267,344	$1,634,340
Investment in sales type leases, net	1,970,591	1,081,981
Interest receivable on sales type leases	82,406	144,262
Prepaid expenses	3,849,087	-
Advances to suppliers	-	2,467,579
Other receivables	102,850	32,902
Inventory	10,534,633	9,870,315
Total current assets	23,806,911	15,231,379
NON-CURRENT ASSETS
Investment in sales type leases, net	14,837,879	7,933,780
Advance for equipment	2,642,889	-
Property and equipment, net	95,359	-
Construction in progress	3,731,016	-
Intangible assets, net	3,482	6,169
Total non-current assets	21,310,625	7,939,949
TOTAL ASSETS	$45,117,536	$23,171,328
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$1,186,902	2,298,201
Unearned revenues	658,415	-
Taxes payable	1,313,949	191,982
Accrued liabilities and other payables	3,528,527	2,565,726
Advance from management	-	71,508
Convertible notes, net of discount due to beneficial conversion feature	5,000,000	378,082
Total current liabilities	11,687,793	5,505,499
DEFERRED TAX LIABILITY	823,407	342,540
ACCRUED INTEREST ON CONVERTIBLE NOTES	168,494	-
CONTINGENCIES AND COMMITMENTS
MINORITY INTEREST	16,179	15,080
STOCKHOLDERS' EQUITY
Common stock, $0.001 par value; 100,000,000 shares authorized, 36,425,094 and 25,015,089 shares issued and outstanding as of December 31, 2008 and December 31, 2007, respectively	36,425	25,015
Additional paid in capital	34,528,289	19,070,908
Statutory reserve	1,319,286	832,467
Accumulated other comprehensive income	3,582,587	1,718,260
Accumulated deficit	(7,044,924)	(4,338,441)
Total Company stockholders' equity	32,421,663	17,308,209
TOTAL LIABILITIES AND EQUITY	$45,117,536	$23,171,328

The accompanying notes are an integral part of these consolidated financial statements.

CHINA RECYCLING ENERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	FOR THE YEARS ENDED DECEMBER 31,
	2008	2007
	(RESTATED)
Revenue
Sales of products	$8,048,956	$9,302,347
Rental income	11,168,707	-
Total revenue	19,217,663	9,302,347
Cost of sales
Cost of products	6,191,505	7,033,400
Rental expense	7,810,231	-
Total cost of sales	14,001,736	7,033,400
Gross profit	5,215,927	2,268,947
Interest income on sales-type leases	2,285,582	1,015,712
Total operating income	7,501,509	3,284,659
Operating expenses
Selling expenses	-	125,039
General and administrative expenses	3,354,028	417,395
Total operating expenses	3,354,028	542,434
Income from operations	4,147,481	2,742,225
Non-operating income (expenses)
Interest income	27,033	-
Interest expense	(4,787,292)	(377,402)
Other income	108,999	-
Other expense	(811)	(397)
Exchange loss	(82,237)	(48,165)
Total non-operating expenses	(4,734,308)	(425,964)
Income before income tax	(586,827)	2,316,261
Income tax expense	1,632,754	466,647
Net (loss) income from continuing operations	(2,219,581)	1,849,614
Income from operations of discontinued component	-	28,699
Less: minority interest	83	-
Net income (loss)	(2,219,664)	1,878,313
Other comprehensive item
Foreign currency translation gain	1,864,327	680,586
Comprehensive income (loss)	$(355,337)	$2,558,899
Basic weighted average shares outstanding	32,095,814	18,160,385
Diluted weighted average shares outstanding *	49,702,199	18,855,897
Basic net earnings per share **	$(0.07)	$0.10
Diluted net earnings per share ***	$(0.07)	$0.10

* Diluted weighted average shares outstanding includes estimated shares will be converted from the Second Note issued on Apr 29, 2008 with conversion price contingent upon future net profits.
** Basic and diluted loss per share are the same because common stock equivalents are anti-dilutive.
*** Interest expense on convertible notes are added back to net income for the computation of diluted EPS.

The accompanying notes are an integral part of these consolidated financial statements.

CHINA RECYCLING ENERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock
	Shares	Amount	Paid in Capital	Statutory Reserves	Other Comprehensive Income	Accumulated Deficit	Total

Balance at December 31, 2006	17,147,268	$17,148	$4,229,845	$574,666	$1,037,674	$(5,958,953)	$(99,620)

Shares issued for capital contribution	7,867,821	7,867	9,669,553	-	-	-	9,677,420

Stock compensation expense related to stock options	-	-	171,510	-	-	-	171,510

Value of beneficial conversion feature in connection with convertible note	-	-	5,000,000	-	-	-	5,000,000

Net income for the year	-	-	-	-	-	1,878,313	1,878,313

Transfer to statutory reserves	-	-	-	257,801	-	(257,801)	-

Foreign currency translation gain	-	-	-	-	680,586	-	680,586

Balance at December 31, 2007	25,015,089	25,015	19,070,908	832,467	1,718,260	(4,338,441)	17,308,209

Shares issued for capital contribution	11,410,005	11,410	14,020,848	-	-	-	14,032,258

Stock compensation expense related to stock options	-	-	1,436,533	-	-	-	1,436,533

Net loss for the year	-	-	-	-	-	(2,219,664)	(2,219,664)

Transfer to statutory reserves	-	-	-	486,819	-	(486,819)	-

Foreign currency translation gain	-	-	-	-	1,864,327	-	1,864,327

Balance at December 31, 2008 (RESTATED)	36,425,094	$36,425	$34,528,289	$1,319,286	$3,582,587	$(7,044,924)	$32,421,663

The accompanying notes are an integral part of these consolidated financial statements.

CHINA RECYCLING ENERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	FOR THE YEARS ENDED DECEMBER 31,
	2008	2007
	(RESTATED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(2,219,664)	$1,878,313
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	18,079	-
Amortization of discount related to conversion feature of convertible note	4,684,932	315,068
Stock option compensation expense	1,436,533	171,510
Accrued interest on convertible notes	105,480	63,014
Minority interest	83	14,463
Change in deferred tax	823,407	-
(Increase) decrease in current assets:
Interest receivable on sales type lease	61,856	(144,262)
Advances to suppliers	-	(1,590,891)
Prepaid equipment rent	(3,796,985)	-
Other receivables	(66,659)	212,288
Increase (decrease) in current liabilities:
Accounts payable	(1,245,854)	2,204,167
Unearned revenue	647,948	-
Advance from customers	-	(179,787)
Tax payable	707,013	523,190
Accrued liabilities and other payables	802,165	1,530,382
Net cash provided by operating activities	1,958,334	4,997,455
CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in sales type leases	(7,063,105)	(8,640,969)
Acquisition of property & equipment	(115,350)	-
Construction in progress	(3,717,743)	-
Net cash used in investing activities	(10,896,198)	(8,640,969)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	9,032,258	-
Convertible notes	5,000,000	5,000,000
Repayment to management	(75,108)	68,583
Advance from shareholder	-
Net cash provided by financing activities	13,957,150	5,068,583
EFFECT OF EXCHANGE RATE CHANGE ON CASH & CASH EQUIVALENTS	613,718	(42,729)
NET INCREASE IN CASH & CASH EQUIVALENTS	5,633,004	1,382,340
CASH & CASH EQUIVALENTS, BEGINNING OF YEAR	1,634,340	252,000
CASH & CASH EQUIVALENTS, END OF YEAR	$7,267,344	$1,634,340
Supplemental Cash flow data:
Income tax paid	$152,881	$35,281
Interest paid	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

CHINA RECYCLING ENERGY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

China Recycling Energy Corporation (the “Company” or “CREG”) (formerly China Digital Wireless, Inc.) was incorporated on May 8, 1980, under the laws of the State of Colorado. On September 6, 2001, the Company re-domiciled its state of incorporation from Colorado to Nevada. The Company, through its subsidiary, Shanghai TCH Energy Technology Co., Ltd (“TCH”), sells and leases energy saving equipment. The businesses of mobile phone distribution and provision of pager and mobile phone value-added information services were discontinued in 2007. On March 8, 2007, the Company changed its name to “China Recycling Energy Corporation”.

Since January 2007, the Company has gradually phased out and substantially scaled down most of its business of mobile phone distribution and provision of pager and mobile phone value-added information services. In the first and second quarters of 2007, the Company did not engage in any substantial transactions or activity in connection with these businesses. On May 10, 2007, the Company discontinued the businesses related to mobile phones and pagers. These businesses are reflected in continuing operations for all periods presented based on the criteria for discontinued operations prescribed by Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”).

On February 1, 2007, the Company’s subsidiary, TCH, entered into two TRT Project Joint-Operation Agreements (“Joint-Operation Agreement”) with Xi’an Yingfeng Science and Technology Co., Ltd. (“Yingfeng”). TRT is an electricity generating system that utilizes the exhaust pressure and heat produced in the blast furnace of a steel mill to generate electricity. Yingfeng is a joint stock company registered in Xi’an, Shaanxi Province, Peoples Republic of China (the “PRC”), and engages in the business of designing, installing, and operating TRT systems and sales of other renewable energy products. In October 2007, the Company terminated the joint operation agreement with Yingfeng and became fully entitled to the rights, titles, benefits and interests in the TRT Projects.

Under the Joint-Operation Agreement, TCH and Yingfeng jointly operated a top gas recovery turbine project (“TRT Project”) which designed, constructed, installed and operated a TRT system and leased it to Zhangzhi Iron and Steel Holdings Ltd. (“Zhangzhi”). The total costs contributed by TCH were approximately $1,426,000 (equivalent to Renminbi (“RMB”) 10,690,000). TCH provided various forms of investments and properties into the TRT Project including cash, hardware, software, equipment, major components and devices. The construction of the TRT Project was completed and put into operation in August 2007. In October 2007, the Company terminated the Joint-Operation Agreement with Yingfeng. TCH became entitled to the rights, titles, benefits and interests in the TRT Project and receives monthly rental payments of approximately $147,000 (equivalent to RMB 1,100,000) from Zhangzhi for a lease term of thirteen years. At the end of the lease term, TCH will transfer the rights and titles of the TRT Project to Zhangzhi without cost.

Under another Joint-Operation Agreement, TCH and Yingfeng jointly operated a TRT Project which designed, constructed, installed and operated a TRT system and lease to Xingtai Iron and Steel Company Ltd. (“Xingtai”). TCH provided various forms of investments and properties into the TRT Project including cash, hardware, software, equipment, major components and devices. The total estimated costs of this TRT Project were approximately $3,900,000 (equivalent to RMB 30,000,000). The construction of the TRT Project was completed and put into operation in February 2007. In October 2007, the Company terminated the Joint-Operation Agreement with Yingfeng. TCH became fully entitled to all the rights, titles, benefits and interests of the TRT Project and receives monthly rental payments of approximately $117,000 (equivalent to RMB 900,000) from Xingtai for a lease term of five years. At the end of the lease term, TCH will transfer all the rights and titles of the TRT Project to Xingtai without cost.

On September 21, 2007, the Company’s subsidiary, TCH changed its name to “Shanghai TCH Energy Technology Co., Ltd.”

In November 2007, TCH signed a cooperative agreement with Shengwei Group for a Cement Waste Heat Power Generator Project. TCH will build two sets of 12MW pure low temp cement waste heat power generator systems for its two 2500 tons per day cement manufacturing lines in Jin Yang and a 5,000 tons per day cement manufacturing line in Tong Chuan.   Total investment will be approximately $12,593,000 (93 million RMB).  At the end of 2008, construction of the Power Generator Project in Tong Chuan was completed at a total cost of approximately $6,191,000 (RMB 43,000,000) and put into operation.  The ownership of the power generator system belongs to Tong Chuan from the date the system is put into service.  TCH is responsible for the daily maintenance and repair of the system, and charges Tong Chuan the monthly electricity fee based on the actual power generated by the system at 0.4116 RMB per KWH for an operating period of five years with the assurance from Tong Chuan of proper functioning of 5000t/d cement manufacturing line and not less than 7440 hrs/yr heat providing hours to the electricity generator system.  Shengwei Group has collateralized the cement manufacturing line in Tongchuan to guarantee its obligations to provide the minimum electricity income from the power generator system under the agreement during the operating period. At the end of the five years operating period, TCH will have no further obligations under the cooperative agreement.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC for annual financial statements.

Basis of consolidation

The consolidated financial statements include the accounts of CREG and, its subsidiaries, Sifang Holdings, TCH, and TCH’s subsidiaries Xi'an TCH Energy Tech Co., Ltd. (“Xi’an TCH”) and Xingtai Huaxin Energy Tech Co., Ltd. (“Huaxin”). Xi’an TCH and Huaxin engage in the same business as TCH. Substantially all of the Company's revenues are derived from the operations of TCH and its subsidiaries, which represent substantially all of the Company’s consolidated assets and liabilities as of December 31, 2008 and 2007, respectively. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of estimates

In preparing these consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the period reported. Actual results may differ from these estimates.

Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

Accounts receivable and concentration of credit risk

Accounts receivable are recorded at the invoiced amounts and do not bear interest. The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of its clients' financial condition and customer payment practices to minimize collection risk on accounts receivable.

An allowance for doubtful accounts is established and determined based on managements’ assessment of known requirements, aging of receivables, payment history, the customer’s current credit worthiness and the economic environment. As of each of December 31, 2008 and December 31, 2007, the Company had an accounts receivable allowance of $0.

Financial instruments that potentially subject the Company to credit risk consist primarily of accounts receivable, leases, accounts payable, convertible notes and other receivables. The carrying amounts reported in the balance sheets for these financial instruments are a reasonable estimate of fair value because of the short period of their maturity, The convertible notes rate of  interest is equal to the  current market rate of interest.

The operations of the Company are located in the PRC. Accordingly, the Company's business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy.

Inventory

Inventory is valued at the lower of cost or market. Cost of work in progress and finished goods comprises direct material cost, direct production cost and an allocated portion of production overheads (See Note 5).

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are expensed as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method over the estimated lives ranging from 5 to 20 years as follows:

Building	20 years
Vehicle	2 - 5 years
Office and Other Equipment	2 - 5 years
Software	2 - 3 years

Impairment of long-life assets

In accordance with SFAS 144,   the Company reviews its long-lived assets, including property, plant and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset. There has been no impairment as of December 31, 2008 and 2007.

Sales-type leasing and related revenue recognition

The Company leases TRT and CHPG systems to its customers. The Company usually will transfer all benefits, risks and ownership of the TRT and CHPG systems to its customers at the end of each lease term.  In one system, the Company transferred the ownership of the power generated system at the time of the system put into operation.  The Company’s investment in these projects is recorded as investment in sales-type leases in accordance with SFAS No. 13, “Accounting for Leases” and its various amendments and interpretations. The Company manufactures and constructs the TRT and CHPG systems and power generated system, and finances its customers for the selling price of the systems.  The sales and cost of goods sold are recognized at the point of sale. The investment in sales-type leases consists of the sum of the total minimum lease payments receivable less unearned interest income and estimated executory cost. Unearned interest income is amortized to income over the lease term as to produce a constant periodic rate of return on the net investment in the lease.

Cost of sales

Cost of sales consists primarily of the direct material of the power generating system and expenses incurred directly for project construction for sales-type leasing; and rental expenses for two pieces of power generation equipment for the operating lease.

Income taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company does not have any significant deferred tax asset or liability that related to tax jurisdictions not covered by the tax holiday provided by Tax Bureau of the PRC.

The Company adopted the provisions of Financial Accounting Standards Board (“FASB”) FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (“FIN 48”), on January 1, 2007. As a result of the implementation of FIN 48, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48. As a result of the implementation of FIN 48, the Company recognized no material adjustments to liabilities or stockholders equity. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.  Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

Statement of cash flows

In accordance with SFAS No. 95, “Statement of Cash Flows,” cash flows from the Company's operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires the Company disclose estimated fair values of financial instruments.   The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Fair Value Measurements

On January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures.  The three levels are defined as follow:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

As of December 31, 2008, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value.

Stock Based Compensation

The Company accounts for its stock-based compensation in accordance with SFAS No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123.”  The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees.

Basic earnings per share (“EPS”) is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted net earnings per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. The following table presents a reconciliation of basic and diluted earnings per share:

	For the Year Ended December 31, 2008 (Restated)	For the Year Ended December 31, 2007
Net income (loss) for basic weighted average shares	$(2,219,664)	$1,878,313
Net income (loss) for diluted weighted average shares *	(2,051,088)	1,941,327

Weighted average shares outstanding - basic	32,095,814	18,160,385
Effect of dilutive securities:
Convertible notes	16,583,080 **	507,485
Options granted	1,023,304	188,027

Weighted average shares outstanding - diluted	49,702,199	18,855,897

(Loss) Earnings per share – basic ***	$(0.07)	$0.10
(Loss) Earnings per share – diluted ***	$(0.07)	$0.10

* Interest expense on convertible note has been added back to net income for the computation of diluted earnings per share.

** Diluted weighted average shares outstanding includes estimated shares will be converted from the Second Note issued on April 29, 2008 with conversion price contingent upon future net profits.
*** These securities are anti-dilutive, therefore, basic and diluted loss per share are the same.

Foreign Currency Translation and Comprehensive Income (Loss)

The Company’s functional currency is the Renminbi (“RMB”). For financial reporting purposes, RMB has been translated into United States dollars (“USD”) as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as “Accumulated other comprehensive income”. Gains and losses resulting from foreign currency transactions are included in income. There has been no significant fluctuation in the exchange rate for the conversion of RMB to USD after the balance sheet date.

The Company uses SFAS 130 “Reporting Comprehensive Income”. Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders.

Segment Reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. SFAS 131 has no effect on the Company's financial statements as substantially all of the Company's operations are conducted in one industry segment. All of the Company's assets are located in the PRC.

  Reclassifications

Certain prior year amounts have been reclassified to conform to the manner of presentation in the current year.

New Accounting Pronouncements

Accounting for Financial Guarantee Insurance Contracts

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60.”  The scope of this Statement is limited to financial guarantee insurance (and reinsurance) contracts, as described in this Statement, issued by enterprises included within the scope of Statement 60. Accordingly, this Statement does not apply to financial guarantee contracts issued by enterprises excluded from the scope of Statement 60 or to some insurance contracts that seem similar to financial guarantee insurance contracts issued by insurance enterprises (such as mortgage guaranty insurance or credit insurance on trade receivables). This Statement also does not apply to financial guarantee insurance contracts that are derivative instruments included within the scope of FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement will not have an impact on the Company’s financial statements.

The Hierarchy of Generally Accepted Accounting Principles

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.”  This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (“GAAP”) in the United States.  This Statement will not have an impact on the Company’s financial statements.

Disclosures about Derivative Instruments and Hedging Activities

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities an amendment of FASB Statement No. 133 (“SFAS 133”).  This Statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  Based on current conditions, the Company does not expect the adoption of SFAS 161 to have a significant impact on its results of operations or financial position.

Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company expects SFAS 160 will have an impact on accounting for business combinations once adopted but the effect is dependent upon acquisitions at that time.

Business Combinations

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R will significantly change the accounting for business combinations. Under SFAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS 141R will change the accounting treatment for certain specific items, including:

•	Acquisition costs will be generally expensed as incurred;
•	Noncontrolling interests (formerly known as “minority interests” - see SFAS 160 discussion above) will be valued at fair value at the acquisition date;
•
Acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies;

•	In-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date;
•	Restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date; and
•	Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.

SFAS 141R also includes a substantial number of new disclosure requirements. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. Accordingly, since we are a calendar year-end company, we will continue to record and disclose business combinations following existing GAAP until January 1, 2009. We expect SFAS 141R will have an impact on accounting for business combinations once adopted but the effect is dependent upon acquisitions at that time.

Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities

In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed.  EITF 07-03 is effective for fiscal years beginning after December 15, 2008. Management is currently evaluating the effect of this pronouncement on financial statements.

Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106, and 132R

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106, and 132R” (“SFAS 158”), which requires companies to recognize the underfunded or overfunded status of their defined benefit pension and other post-retirement plans as an asset or liability and to recognize changes in that funded status through comprehensive income in the year in which the changes occur.  As required, we adopted the recognition provision of SFAS No. 158 on December 31, 2006.

SFAS No. 158 also requires companies to measure the funded status of defined benefit pension and other post-retirement plans as of their year-end reporting date. The measurement date provisions of SFAS No. 158 were effective for us as of December 31, 2008. We applied the measurement provisions by measuring our benefit obligations as of September 30, 2007, our prior measurement date, and recognizing a pro-rata share of net benefit costs for the transition period from October 1, 2007 to December 31, 2008 as a cumulative effect of change in accounting principle in retained earnings as of December 31, 2008.  The adoption of the measurement date provisions of SFAS No. 158 did not have a material impact on our financial position or results of operations for the periods presented.

3. NET INVESTMENT IN SALES-TYPE LEASES

Under sales-type leases, TCH leased TRT systems to Xingtai and Zhangzhi, and CHPG systems to Tongchuan Shengwei with terms of five years, thirteen years and five years, respectively. The components of the net investment in sales-type leases as of December 31, 2008 and December 31, 2007 are as follows:

	2008	2007
Total future minimum lease payments receivables	$41,431,868	$27,162,928
Less: unearned interest income	(24,623,398)	(18,147,167)
Net investment in sales - type leases	$16,808,470	$9,015,761

Current portion	$1,970,591	$1,081,981
Noncurrent portion	$14,837,879	$7,933,780

As of December 31, 2008, the future minimum rentals to be received on non-cancelable sales type leases are as follows:

Years ending December 31,
2009	$6,387,813
2010	6,446,916
2011	6,446,916
2012	5,103,381
2013	4,981,241
Thereafter	12,065,601
$41,431,868

4. PREPAID EXPENSES

Prepaid equipment rent for operating leases

On April 10, 2008, the Company leased energy recycling power generation equipment for operating under a one-year, non-cancellable lease for approximately $4,455,000 (RMB 31,000,000). At the end of this lease, the Company has the right to renew the lease for another four-year term at an aggregate price of approximately $10,940,000 (RMB 75,000,000). The lease payment of approximately $4,455,000 has been paid in full.

On the same day, the Company entered into a lease with a lessee to sublease the above power generation equipment under a one-year, non-cancellable lease for approximately $583,000 (RMB 4,000,000) per month with an option to renew. The lessee will pay a lower monthly lease payment of approximately $486,000 (RMB 3,333,000) if the Company renews the lease of the equipment from the ultimate lessor after one year.

On May 21, 2008, the Company leased energy recycling power generation equipment from the same lessor for operating under a one-year, non-cancellable lease for the amount of approximately $6,560,000 (RMB 45,000,000). At the end of the one-year lease term, the Company has the right to renew the lease for another four-year term at an aggregate price of approximately $17,500,000 (RMB 120,000,000) with a separate agreement. The lease payment of approximately $6,560,000 has been paid in full.

On the same day, the Company entered into a lease with the same lessee to sublease the above power generation equipment under a one-year, non-cancellable lease for approximately $887,000 (RMB 5,850,000) per month with an option to renew. The lessee will pay a lower monthly lease payment of approximately $729,000 (RMB 5,000,000) if the Company renews the lease of the equipment from the ultimate lessor after one year.

Prepaid expenses – other

Other prepaid expenses mainly consisted of prepayment for office rental, parking space, insurance and legal fees.  Other prepaid expenses were approximately $28,000 and $0 at December 31, 2008 and 2007, respectively.

5. INVENTORY

Inventory consisted of two equipment systems that will be used for TRT or CHPG projects in the amount of $10,534,633 and $9,870,315 at December 31, 2008 and December 31, 2007, respectively.

6. ADVANCE FOR EQUIPMENT

“Advance for equipment” represented advance payment of approximately $2,640,000 (RMB 18,000,000) to an independent contractor for constructing a power generation system and purchase of the equipment that will be used for the construction. At December 31, 2008, this project has been terminated; the advance for the equipment will be recorded as the Company’s inventory when the title of the equipment officially transfers to the Company.

7. CONSTRUCTION IN PROGRESS

“Construction in progress” represented the amount paid to an independent contractor for constructing two power generation systems for the total amount of approximately $10,046,935 (RMB 68,500,000). The construction project commenced in March 2008, and will take about 11 months to complete. Upon completion, the Company will sell the power that is generated from this system to predetermined customers (See Note 20).  At December 31, 2008, the construction in progress amounted $3,731,016, one system has completed construction and was put into operation, the other system is expected to be completed in March 2009.

8. TAX PAYABLE

“Tax payable” consisted of the following at December 31, 2008 and 2007, respectively:

	2008 (Restated)	2007
Income tax payable	$1,217,026	$149,295
Business tax payable	86,692	41,126
Other taxes payable	10,231	1,561
	$1,313,949	$191,982

9. ACCRUED LIABILITIES AND OTHER PAYABLES

“Accrued liabilities and other payables” consisted of the following at December 31, 2008 and 2007, respectively:

	2008		2007
Other payables	$		$
Cash advance from third parties		-		138,201
Employee training and social insurance payable		125,323		17,646
Consulting and legal expenses		371,125		371,000
Payable to Yingfeng		1,676,878		1,747,958
Deposit from lessee		1,024,252		-
Total other payables		3,197,578		2,274,805
Employee welfare payable		258,443		228,923
Accrued maintenance expense		72,506		61,998
Total		$3,528,527		$2,565,726

“Consulting and legal expenses” was the expenses paid by a third party on behalf of the Company, which will be repaid by the Company.  “Payable to Yingfeng” represented the cost of obtaining the ownership of two TRT projects that were previously owned by Yingfeng. “Deposit from lessee” represented deposit received for leasing out the power generation equipments.

10. ADVANCE FROM MANAGEMENT

“Advance from management” represented the balances due to a director for unsecured advances in 2007, which are interest free and repayable in the next twelve months. This advance was repaid as of December 31, 2008.

11. MINORITY INTEREST

“Minority interest” represented a 20% equity interest in Huaxin. Huaxin was incorporated in November 2, 2007, and engages in a similar business to TCH.

12. DEFERRED TAX

Deferred tax asset arose from accrued maintenance cost on two TRT machines and one CHPG machine that can be deducted for tax purposes in the future.

Deferred tax liability represented differences between the tax bases and book bases of sales-type leases.

As of December 31, 2008 and 2007, deferred tax asset (liability) consisted of the following:

	2008 (Restated)	2007
Deferred tax asset - noncurrent	$27,878	$-
Deferred tax liability - noncurrent	(851,285)	(342,540)
Deferred tax liability, Net	$(823,407)	$(342,540)

13. DISCONTINUED OPERATIONS

Since January 2007, the Company has phased out and scaled down most of its business of mobile phone distribution and provision of pager and mobile phone value-added information services. In the first and second quarters of 2007, the Company did not engage in any substantial transactions or activity in connection with these businesses. On May 10, 2007, the Company discontinued these businesses. Accordingly, the results of the discontinued operations have been segregated from continuing operations. The discontinued operations had an income of $28,457 for the year ended December 31, 2007. The income represented the write down of deferred revenue generated from the provision of pager value-added information services.

14. INCOME TAX

Effective January 1, 2008, the PRC government implemented a new corporate income tax law with a new maximum corporate income tax rate of 25%. The Company is governed by the Income Tax Law of the PRC concerning privately-run enterprises, which are generally subject to tax at a statutory rate of 25% (33% prior to 2008) on income reported in the statutory financial statements after appropriate tax adjustments.

The Company’s subsidiaries generated substantially all of its net income from its PRC operations. Shanghai TCH’s effective income tax rates for 2008 and 2007 are 18% and 15%, respectively. Xi’an TCH’s effective income tax rate for 2008 is 25%. Shanghai TCH and its subsidiaries Xi’an TCH and Xingtai Huaxin filed separate income tax returns.  Net income for 2008 would have been lower by approximately $0 as Shanghai TCH incurred net loss for the year and approximately $531,000 or $0.03 basic earnings per share for 2007, if the Company did not benefit the from the income tax exemption.

There is no income tax for companies domiciled in the Cayman Islands. Accordingly, the Company's consolidated financial statements do not present any income tax provisions related to Cayman Islands tax jurisdiction where Sifang Holding is domiciled.  At December 31, 2008 and 2007, Sifang Holing has net operating losses of approximately $23,000 and $246,000 incurred in nontaxable jurisdictions, respectively.

The parent company, China Recycling Energy Co., Ltd., is taxed in the U.S. and has net operating loss of approximately $1,633,000 at December 31, 2008. The pre-tax loss per book of the parent company was approximately $6.68 million, of which, $1.7 million was the tax effect of non-deductible expense of the beneficial conversion feature of the $5,000,000 note payable.  Net operating loss can be used to offset future taxable income and can be carried-forward for 20 years from the year in which the loss occurred.  A 100% valuation allowance has been established due to the uncertainty of its realization.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended December 31, 2008 and 2007, respectively:

	2008	2007
US statutory rates	(34)%	34%
Tax rate difference	(93.8)%	(1)%
Effect of tax holiday	4.5%	(18)%
Effect of tax on loss in nontaxable jurisdiction	1.4%	1%
Non-tax deductible expense - beneficial conversion feature	291.4%	-%
Valuation allowance	108.8%	4%
Tax per financial statements	278.3%	20.0%

15. CONVERTIBLE NOTES PAYABLE

On November 16, 2007, the Company entered into a Stock and Notes Purchase Agreement (“Purchase Agreement”) with Carlyle Asia Growth Partners III, L.P. (“CAGP”) and CAGP III Co. Investment, L.P. (together with CAGP, the “Investors”). Under the terms of the Purchase Agreement, the Company sold to the Investors a 10% Secured Convertible Promissory Note in the principal amount of $5,000,000 (the “First Note”). Additionally, the Purchase Agreement provides for two subsequent transactions to be effected by the Company and the Investors, which include (i) the issuance by the Company and subscription by the Investors of a total of 4,066,706 shares of common stock of Company, at the price of $1.23 per share for an aggregate purchase price of approximately $5,000,000, and (ii) the issuance and sale by the Company to the Investors of a 5% Secured Convertible Promissory Note in the principal amount of $15,000,000 (the foregoing transactions, together with sale and purchase of the First Note, are hereinafter referred to as the “Offering”). The subsequent transactions are contingent upon the satisfaction of certain conditions specified in the Purchase Agreement, including entry into specified energy and recycling project contracts and the purchase of certain energy recycling systems.

The First Note bore interest at 10% per annum and matured on November 16, 2009. The principal face amount of the First Note, together with any interest thereon was convertible at the option of the holders at any time on or prior to maturity, into shares of the Company’s common stock at an initial conversion price of $1.23 per share (subject to anti-dilution adjustments). The First Note was subject to mandatory conversion upon the consummation of the aforementioned issuance and subscription of shares of the Company’s common stock under the Purchase Agreement. As more fully described in the First Note, the obligations of the Company under the First Note ranked senior to all other debt of the Company.

As collateral for the First Note, the President and a major shareholder of the Company pledged 9,653,471 shares of the Company’s common stock held by him to secure the First Note.

The First Note was considered to have an embedded beneficial conversion feature (“BCF”) because the conversion price was less than the quoted market price at the time of the issuance. Accordingly, the BCF of $5,000,000 was recorded separately as unamortized beneficial conversion feature based on the intrinsic value method. The First Note was recorded in the balance sheet at face value less the unamortized BCF. The terms for the First Note were amended on April 29, 2008 and the First Note was repaid in full on June 25, 2008, as described below.

On April 29, 2008, the Company entered into an Amendment to the Purchase Agreement with the Investors (the “Amendment”). Under the terms of the Amendment, (i) the Company issued and the Investors subscribed for 4,066,706 shares of common stock of the Company, at $1.23 per share for an aggregate purchase price of $5,002,048, as originally contemplated under the Agreement; (ii) the Investors converted the principal amount under the First Note (and waived any accrued interest thereon) into 4,065,040 shares of common stock of the Company at the conversion price per share of $1.23, pursuant to the terms and conditions of the First Note issued under the Agreement; (iii) the Company issued and sold to the Investors a new 5% Secured Convertible Promissory Note in the principal amount of $5,000,000 to the Investors (the “Second Note” and collectively with the First Note, the “Notes”); and (iv) the Company granted to the Investors an option to purchase a 5% Secured Convertible Promissory Note in the principal amount of $10,000,000, exercisable by the Investors at any time within nine (9) months following the date of the closing of the transactions contemplated by the Amendment (the “Option Note”).

The Second Note bears interest at 5% per annum and matures on April 29, 2011. The principal face amount of the Second Note, together with any interest thereon, is convertible at the option of the holders at any time on or after March 30, 2010 (or such earlier date if the audited consolidated financial statements of the Company for the fiscal year ending December 31, 2009 are available prior to March 30, 2010) and prior to maturity, into shares of the Company's common stock at an initial conversion price that is tied to the after-tax net profits of the Company for the fiscal year ending December 31, 2009, as described in the Second Note. The Second Note is subject to mandatory conversion upon the listing of the Company's common stock on the National Association of Securities Dealers Automated Quotations main-board, the New York Stock Exchange or the American Stock Exchange. As more fully described in the Second Note, the obligations of the Company under the Second Note shall rank senior to all other debt of the Company.

The Second Note and the Option Note are both secured by a security interest granted to the Investors pursuant to the Share Pledge Agreement.

The Second Note was not considered to have an embedded BCF because the conversion price and convertible shares are contingent upon future net profits.

On June 25, 2008, the Company and the Investors entered into a Rescission and Subscription Agreement (the “Rescission”) to rescind the conversion of the First Note and the issuance of conversion shares of Common Stock at the Second Closing pursuant to the Amendment. The Company and the Investors rescinded the conversion of the principal amount ($5,000,000) under the First Note into 4,065,040 shares of Common Stock, and the Investors waived accrued interest on the First Note. Accordingly, the interest expense which had accrued on the note has been recorded as a decrease in interest expense for the period. At the Rescission closing, the Company repaid in full the First Note and issued to the Investors 4,065,040 shares of Common Stock at the price of $1.23 per share for an aggregate purchase price of $5,000,000.  This was done through a cross receipt arrangement; the amortized portion of BCF was reversed to additional paid in stock.  The Company has now concluded that in substance the transaction resulted in the conversion of the first $5,000,000 note into common stock and that the remaining BCF of $3,472,603 at the date of conversion should have been expensed (see Note 21).

16. STOCK-BASED COMPENSATION PLAN

On November 13, 2007, the Company approved the 2007 Non-statutory Stock Option Plan, which was later amended and restated in August 2008 (the “2007 Plan”), and granted stock options with an aggregate amount of 3,000,000 shares of the stock at $1.23 per share to acquire the Company's common stock at par value $0.001 to twenty (20) managerial and non-managerial employees under the 2007 Plan.

The vesting terms of options granted under the 2007 Plan is subject to the Non-Statutory Stock Option Agreements for managerial and non-managerial employees. For managerial employees, no more than 15% of the total stock options shall vest and become exercisable on the six month anniversary of the grant date. An additional 15% and 50% of the total stock options shall vest and become exercisable on the first and second year anniversary of the grant date, respectively. The remaining 20% of the total stock options shall vest and become exercisable on the third year anniversary of the grant date. For non-managerial employees, no more than 30% of the total stock options shall vest and become exercisable in the first year anniversary of the grant date. An additional 50% of the total stock options shall vest and become exercisable in the second year anniversary of the grant date. The remaining 20% of the total stock options shall vest and become exercisable on the third year anniversary of the grant date. Each stock option shall become vested and exercisable over a period of no longer than five years from the grant date.

Based on the fair value method under SFAS No. 123 (Revised) “Share Based Payment” (“SFAS 123(R)”), the fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model has assumptions for risk free interest rates, dividends, stock volatility and expected life of an option grant. The risk free interest rate is based upon market yields for United States Treasury debt securities at a maturity near the term remaining on the option. Dividend rates are based on the Company’s dividend history. The stock volatility factor is based on the historical volatility of the Company’s stock price. The expected life of an option grant is based on management’s estimate as no options have been exercised in the Plan to date. The fair value of each option grant to employees is calculated by the Black-Scholes method and is recognized as compensation expense over the vesting period of each stock option award. For stock options issued, the fair value was estimated at the date of grant using the following range of assumptions:

The options vest over a period of three years and have a life of 5 years. The fair value of the options was calculated using the following assumptions: estimated life of five years, volatility of 100%, risk free interest rate of 3.76%, and dividend yield of 0%. No estimate of forfeitures was made as the Company has a short history of granting options.

Effective June 25, 2008, the Company cancelled all vested shares and accepted optionees’ forfeiture of any unvested shares underlying the currently outstanding options.

On August 4, 2008, the Company granted stock options to acquire an aggregate amount of 3,000,000 shares of the Company’s common stock, par value $0.001, at $0.80 per share to 17 employees under the 2007 Plan. The new awards were considered as replacement awards and were recorded in accordance with SFAS 123(R).The options vest over a period of three years and have a life of 5 years. The fair value of the options was calculated using the following assumptions: estimated life of five years, volatility of 100%, risk free interest rate of 2.76%, and dividend yield of 0%. No estimate of forfeitures was made as the Company has a short history of granting options. The options have been accounted for as a modification to the options which were cancelled on June 25, 2008.

The following table summarizes activity for employees in the Company’s Plan for 2008 and 2007:

	Number of Shares	Average Exercise Price per Share	Weighed Average Remaining Contractual Term in Years
Outstanding at December 31, 2006	-
Granted	3,000,000	$1.23	5.00
Exercised	-
Forfeited	-
Outstanding at December 31, 2007	3,000,000	$1.23	4.87
Granted	-
Exercised	-
Cancelled vested shares	450,000	1.23	-
Forfeited unvested shares	2,550,000	1.23	-
Granted	3,000,000	$0.80	5.00
Exercised	-
Forfeited	-
Outstanding at December 31, 2008	3,000,000	$0.80	4.48

During 2008, the Company recorded $1,436,533 compensation expense including amortized portion of incremental cost arising from the modification to the employee stock options. The weighted-average modification date fair value of stock options granted to employees for the year ended December 31, 2008 was $0.88 per share. There were no options exercised during 2008.

17. SHAREHOLDERS’ EQUITY

On April 29, 2008, the Company issued and the Investors subscribed for a total of 4,066,706 shares of common stock of the Company, at the price of $1.23 per share for an aggregate purchase price of $5,002,048 under the Purchase Agreement.

On June 25, 2008, the Company and the Investors entered into a Rescission and Subscription Agreement to rescind the conversion of the First Note and the issuance of conversion shares of Common Stock pursuant to Amendment to Stock and Notes Purchase Agreement dated on April 29, 2008. The Company and the Investors rescinded the conversion of the principal amount ($5,000,000) under the First Note into 4,065,040 shares of Common Stock and repaid the First Note in full. At the Rescission and Subscription Closing, the Company issued to the Investors, 4,065,040 shares of Common Stock at the price of $1.23 per share for an aggregate purchase price of $5,000,000.

The Company issued 3,278,259 shares of its Common Stock to one of the Company’s shareholders who paid $4,032,258 cash to the Company during 2008. This purchase was part of an investment agreement by the shareholder entered into in November 2007 to purchase the shares at $1.23 per share.

18. STATUTORY RESERVES

Pursuant to the new corporate law of the PRC effective January 1, 2006, the Company is now only required to maintain one statutory reserve by appropriating from its after-tax profit before declaration or payment of dividends. The statutory reserve represents restricted retained earnings.

Surplus Reserve Fund

The Company is required to transfer 10% of its net income, as determined under PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholdings or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issuance is not less than 25% of the registered capital.

Common Welfare Fund

The common welfare fund is a voluntary fund that the Company can elect to transfer 5% to 10% of its net income to this fund. This fund can only be utilized on capital items for the collective benefit of the Company’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation.

19. CONTINGENCIES

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company’s sales, purchases and expenses transactions are denominated in RMB and all of the Company’s assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be transacted only by authorized financial institutions. Remittances in currencies other than RMB may require certain supporting documentation in order to affect the remittance.

20. COMMITMENTS

Shengwei Cement Pure Low Temperature Waste Heat Power Generator Project

In November 2007, the Company signed a cooperative agreement with Shengwei Group for building two sets of 12MW pure low temp cement waste heat power generator systems for its two 2,500 tons per day cement manufacturing lines in Jin Yang and a 5,000 tons per day cement manufacturing line in Tong Chuan. At the end of 2008, the power generator system in Tong Chuan has completed construction and was put into operation; the other system in Jin Yang is expected to be complete in April 2009 with approximately $7,246,000 (RMB 53millon) in total investment.

Zhonggang Binhai 7-Megawatt Capacity Electricity Generation Project

In September, 2008, the Company signed a contract to recycle waste gas and waste heat for China Zhonggang Binhai Enterprise Ltd. (“Zhonggang Binhai”) in Cangzhou City, Hebei Province, a world-class nickel-iron manufacturing joint venture between China Zhonggang Group and Shanghai Baoshan Steel Group.  According to the contract, CREG will install a 7-Megawatt capacity electricity-generation system. It will be an integral part of the facilities designed to produce 80,000 tons of nickel-iron per year. The project will generate 7-megawatt capacity electricity and help reduce in excess of 20,000 tons of carbon dioxide emissions every year. The project is expected to start in March 2009 and be completed within 11 months with approximately $ 7.8 million (RMB 55 million) in total investment.  At December 31, 2008, this project had not commenced.

  21 . RESTATEMENT OF FINANCIAL STATEMENTS

The financial statements for the balance sheet date at December 31, 2008 and for the year ended December 31, 2008 were restated to reflect the following:

1.	Reclassification of current tax payable to deferred tax liability of $823,407 on sales-type leases as the Company did not separately record the deferred tax liability.

2.
The Company initially recorded the rescission of the first $5,000,000 convertible note and cross receipt transactions as the settlement of the note and the reacquisition of the BCF (See Note 15).  The Company’s management has now concluded that in substance the transaction resulted in the conversion of the first $5,000,000 note into common stock and should have been accounted for as such.  Accordingly, in accordance with EITF 00-27, the remaining BCF of $3,472,603 at the date of conversion has been expensed.

3.
The Company originally recorded the employee stock options expense for those options that had vested up to the cancellation date.  The Company’s management has now concluded that the options subsequently issued on August 4, 2008 should be accounted for as a modification of the options cancelled and forfeited on June 25, 2008.  Accordingly, the Company recorded the difference between the fair values of the options before and after the modification date as incremental cost and amortized such cost including the unamortized grant date fair value over the new vesting period.

 These restatement adjustments did not have an impact to the statement of cash flows except the reclassification within the operating activities.

The following table presents the effects of the restatement adjustment on the accompanying consolidated statement of operations for the year ended December 31, 2008:

	As Previously		Net
	Reported	Restated	Adjustment
Con Consolidated Statement of Operations and Comprehensive loss

General and administrative expenses	$2,773,702	$3,354,028	$580,326
Total operating expenses	$2,773,702	$3,354,028	$580,326
Interest expense	$(1,314,689)	$(4,787,292)	$(3,472,603)
Total non-operating expenses	$(1,261,705)	$(4,734,308)	$(3,472,603)
(Loss) income before income taxes	$3,466,102	$(586,827)	$(4,052,929)
Net (Loss) income	$1,833,265	$(2,219,664)	$(4,052,929)

Comprehensive (loss) income	$3,697,592	$(355,337)	$(4,052,929)

Net (Loss) income per common share — basic	$0.06	$(0.07)	$(0.13)
Net (Loss) income per common share — diluted	$0.03	$(0.07)	$(0.10)

The following table presents the effects of the restatement adjustment on the accompanying consolidated balance sheet for the date at December 31, 2008:

Consolidate Balance Sheet at December 31, 2008	As Previously Reported	Restated	Net Adjustment

Tax payable	$2,137,356	$1,313,949	$(823,407)
Deferred tax liability, net	$-	$823,407	$823,407
Total liabilities	$12,679,694	$12,679,694	$-
Additional paid in capital	$30,475,360	$34,528,289	$4,052,929
R Accumulated deficit	$(2,991,995)	$(7,044,924)	$(4,052,929)
Total stockholders’ equity	$32,421,663	$32,421,663	$-

SIGNATURES

Pursuant to Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

China Recycling Energy Corporation

Date: February 5, 2010	By:	/s/ Guohua Ku
Guohua Ku
Chairman of the Board of Directors and Chief Executive Officer

Date: February 5, 2010	By:	/s/ Xinyu Peng
Xinyu Peng
Chief Financial Officer and Secretary

EXHIBIT INDEX

The following documents listed below that have been previously filed with the SEC (1934 Act File No. 000-12536 unless otherwise stated) are incorporated herein by reference:

Exhibit No.	Description

3.1	Articles of Incorporation (filed as Exhibit 3.05 to the Company’s Form 10-KSB for the fiscal year ended December 31, 2001).

3.2	Second Amended and Restated Bylaws (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated December 2, 2009).

4.1	Common Stock Specimen (filed as Exhibit 4.1 to the Company’s Form SB-2 dated November 12, 2004; 1934 Act File No. 333-120431).

10.1
Securities Exchange Agreement by and among Boulder Acquisitions, Inc., Sifang Holdings Co., Ltd. and the shareholders of Sifang Holdings Co., Ltd., dated effective as of June 23, 2004 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated July 8, 2004).

10.2
Share Purchase Agreement, dated January 24, 2007, between individual purchasers and shareholders of China Digital Wireless, Inc. (filed as Exhibit 11.1 to the Company’s Current Report on Form 8-K dated January 26, 2007).

10.3
TRT Joint Operation Agreement between Shanghai TCH Energy Technology Co. Ltd. and Xi’an Yingfeng Science and Technology Co. Ltd. dated February 1, 2007 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated April 9, 2007)

10.4
Share exchange agreement between Hanqiao Zheng and Guohua Ku and a group of individual purchasers all of whom are shareholders of Xi’an Yingfeng Science and Technology Co. Ltd (“Yingfeng”) signed on February 22, 2007 and consummated on June 21, 2007 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated June 22, 2007)

10.5
Share exchange agreement between Guohua Ku and a group of individual purchasers all of whom are shareholders of Xi’an Yingfeng Science and Technology Co. Ltd (“Yingfeng”) dated on August 22, 2007 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 23, 2007).

10.6	Share purchase agreement between Guohua Ku and Hanqiao Zheng dated on August 23, 2007 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 24, 2007).

10.7	Assets Transfer and Share Issuance Agreement between Company and Hanqiao Zheng on November 14, 2007 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated November 16, 2007).

10.8	Share Purchase Agreement between Company and Hanqiao Zheng on November 16, 2007 (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated November 16, 2007).

10.9
Stock and Notes Purchase Agreement, between Company, Sifang Holdings Co., Ltd., Shanghai TCH Energy Technology Co., Ltd.  and Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P. dated November 16, 2007 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated November 16, 2007).

10.10
Amendment to Stock and Notes Purchase Agreement, between Company, Sifang Holdings Co., Ltd., Shanghai TCH Energy Technology Co., Ltd. and Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P. dated April 29, 2008 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated April 30, 2008).

Exhibit No.	Description

10.11
Form of 10% Secured Convertible Promissory Note issued by the Company to Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P. (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated November 16, 2007).

10.12
Form of 5% Secured Convertible Promissory Note issued by the Company to Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K dated November 16, 2007).

10.13
5% Secured Convertible Promissory Note in the aggregate principal amount of $5,000,000 issued by the Company to Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P 2008 (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated April 30, 2008).

10.14
Form of 5% Secured Convertible Promissory Note in the aggregate principal amount of $10,000,000 issued by the Company to Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P 2008 (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K dated April 30, 2008).

10.15
Registration Rights Agreement between Company and Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P. dated November 16, 2007 (filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K dated November 16, 2007).

10.16
Shareholders Agreement between Company and Carlyle Asia Growth Partners III, L.P., CAGP III Co-Investment, L.P., Hanqiao Zheng and Ping Sun dated November 16, 2007 (filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K dated November 16, 2007).

10.17	Form of Nonstatutory Stock Option Agreement - Manager Employee (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 8, 2008). *

10.18	2007 Nonstatutory Stock Option Plan (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 dated November 13, 2007).*

10.19	Form of Nonstatutory Stock Option Agreement - Non-Manager Employee (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated August 8, 2008).

10.20	Stock Purchase Agreement with Great Essential Investment, Ltd. (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated April 20, 2009).

10.21	Registration Rights Agreement with Great Essential Investment, Ltd. (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated April 20, 2009).

10.22
Note Subscription and Amendment Agreement between the Company and Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P. (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated April 29, 2009).

10.23
Form of 8% Secured Convertible Promissory Note issued to Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P. (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated April 29, 2009).

10.24
Form of Amended and Restated 5% Secured Convertible Promissory Note issued to Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P. (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K dated April 29, 2009).

10.25
Amended and Restated Registration Rights Agreement between the Company and, among others, Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P. (filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K dated April 29, 2009).

10.26	Joint Venture Agreement between the Company and Erdos Metallurgy Co., Ltd. (filed as Exhibit 10.1 to the Company’s Form 10-Q for the quarterly period ended June 30, 2009).

10.27
Loan Agreement between Xi’an TCH Energy Technology Co., Ltd. A wholly owned subsidiary of the Company, and Industrial Bank Co., Ltd., Xi’an Branch (filed as Exhibit 10.2 to the Company’s Form 10-Q for the quarterly period ended June 30, 2009).

10.28	Form of Independent Director Agreement. †*

10.29	Employment Agreement between the Company and Guohua Ku†*

10.30	Employment Agreement between the Company and Xinyu Peng†*

14.1	Code of Ethics(filed as Exhibit 14.1 to the Company’s Current Report on Form 8-K dated December 2, 2009).

21.1	Subsidiaries (filed as Exhibit 21.1 on the Company’s Current Report on Form 8-K dated November 16, 2007).

23.1	Consent of Independent Registered Public Accounting Firm. †

* Management contract, compensatory plan or arrangement.

† Exhibits filed herewith.